As filed with the Securities and Exchange Commission on March 12, 2004.

Registration No. 333-112083

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PROVIDENT BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	6022	52-1518642
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

114 East Lexington Street

Baltimore, Maryland 21202

(410) 281-7000

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principle executive offices)

Robert L. Davis, Esq.

General Counsel

114 East Lexington Street

Baltimore, Maryland 21202

(410) 281-7000

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esq. Aaron M. Kaslow, Esq. Muldoon Murphy Faucette & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840	William T. Luedke IV, Esq. Charlotte M. Rasche, Esq. Bracewell & Patterson, L.L.P. South Tower Pennzoil Place 711 Louisiana Street, Suite 2900 Houston, Texas 77002-2781 (713) 223-2900

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the Merger described in the proxy statement-prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common stock, par value $1.00 per share	8,800,000	N/A	$152,911,349	$12,371	(3)

(1)	Represents the estimated maximum number of shares of common stock, par value $1.00 per share, issuable by Provident Bankshares Corporation (“Provident Bankshares”) upon the consummation of the merger with Southern Financial Bancorp, Inc. and computed based on the estimated maximum number of such shares (7,781,748) including shares issuable upon the exercise of outstanding stock options, that may be exchanged for the securities being registered. This number also includes 337,349 additional shares available to be issued in the event certain adjustments called for in the merger agreement are required before the effective time of the merger. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f)(1), the registration fee for the Provident Bankshares common stock is based on the average of the high and low market value of Southern Financial Bancorp, Inc. common stock, par value $.01 per share, on January 20, 2004 ($30.775). Pursuant to Rule 457(f)(3), the maximum cash portion of the merger consideration to be paid by Provident Bankshares in connection with the transaction has been deducted from the value of securities to be received by Provident Bankshares in the transaction.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) or the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this joint proxy-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities, and we are not soliciting to buy these securities, in any state where the offer or sale is not permitted.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Provident Bankshares Corporation and Southern Financial Bancorp, Inc. have agreed to a merger of our companies. If the merger is completed, each share of Southern Financial common stock will be converted into 1.0875 shares of Provident Bankshares common stock (plus cash instead of any fractional shares) and $11.125 in cash without interest. Provident Bankshares’ shareholders will continue to own their existing shares. After completion of the merger, we expect that current Provident Bankshares shareholders will own approximately 75% of the combined company and Southern Financial shareholders will own approximately 25% of the combined company. Provident Bankshares common stock is listed on the Nasdaq National Market under the symbol “PBKS.” Based on the closing price of Provident Bankshares common stock on March 10, 2004 of $30.83, Southern Financial shareholders would receive merger consideration with a value of approximately $44.65 for each share of Southern Financial common stock they own.

As a result of Southern Financial shareholders receiving a combination of Provident Bankshares common stock and cash in exchange for Southern Financial common stock, Southern Financial shareholders will recognize gain, but not loss, equal to the lesser of the amount of cash received or the amount of gain realized in the exchange. The merger will be a tax-free transaction for Provident Bankshares shareholders.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both companies approve the merger agreement. Each of us is asking our shareholders to consider and vote on this merger proposal at our respective companies’ meetings of shareholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to the appropriate company. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.

The places, dates and times of the shareholders’ meetings are as follows:

For Provident Bankshares shareholders:	For Southern Financial shareholders:
Provident Bankshares	Fauquier Springs Country Club
114 East Lexington Street	Springs Road
Baltimore, Maryland	Warrenton, Virginia
April 21, 2004	April 29, 2004
10:00 a.m, local time	3:00 p.m., local time

This document contains a more complete description of the shareholders meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Provident Bankshares and Southern Financial from documents each company has filed with the Securities and Exchange Commission. We enthusiastically support the merger and recommend that you vote in favor of the merger agreement.

Gary N. Geisel Chairman and Chief Executive Officer	Georgia S. Derrico Chairman and Chief Executive Officer
Provident Bankshares Corporation	Southern Financial Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement - prospectus or determined if this joint proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Joint Proxy Statement-Prospectus dated March 12, 2004

and first mailed to the shareholders of Provident Bankshares on or about March 17, 2004 and to the shareholders of Southern Financial on or about March 18, 2004

This document incorporates important business and financial information about Provident Bankshares and Southern Financial from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. Reports and other information relating to Provident Bankshares and Southern Financial are also available at the offices of the National Association of Securities Dealers. See “Where You Can Find More Information” on page 111.

You also may request copies of these documents from Provident Bankshares and Southern Financial. Provident Bankshares and Southern Financial will provide you with copies of these documents, without charge, upon written or oral request to:

Provident Bankshares Corporation

114 East Lexington Street

Baltimore, Maryland 21201

Attention: Robert L. Davis, General Counsel and Corporate Secretary

Telephone: (410) 277-7000

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

Attention: Patricia A. Ferrick, Chief Financial Officer

Telephone: (540) 349-3900

If you are a Provident Bankshares shareholder and would like to request documents from Provident Bankshares or Southern Financial, please do so by April 14, 2004 to receive them before the Provident Bankshares annual meeting. If you are a Southern Financial shareholder and would like to request documents from Provident Bankshares or Southern Financial, please do so by April 22, 2004 to receive them before the Southern Financial special meeting.

Provident Bankshares Corporation

114 East Lexington Street

Baltimore, Maryland 21201

(410) 277-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Provident Bankshares Corporation will be held on April 21, 2004 at 10 :00 a.m., local time, at the offices of Provident Bankshares, 114 East Lexington Street, Baltimore, Maryland, for the following purposes:

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of November 3, 2003, by and between Provident Bankshares Corporation and Southern Financial Bancorp, Inc., pursuant to which Southern Financial will merge with and into Provident Bankshares, all on and subject to the terms and conditions contained therein;

2.	To elect six directors to a three-year term of office;

3.	To approve the Provident Bankshares Corporation 2004 Equity Compensation Plan;

4.	To ratify the appointment of KPMG LLP as independent auditors of Provident Bankshares for the fiscal year ending December 31, 2004; and

5.	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Only shareholders of record at the close of business on March 1, 2004 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

By Order of the Board of Directors

Gary N. Geisel
Chairman and Chief Executive Officer

Baltimore, Maryland

March 17, 2004

Provident Bankshares’ board of directors unanimously recommends that you vote “FOR” the listed proposals. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

(540) 349-3900

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Southern Financial Bancorp, Inc. will be held on April 29, 2004 at 3:00 p.m., local time, at the Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, for the following purposes:

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of November 3, 2003, by and between Provident Bankshares Corporation and Southern Financial Bancorp, Inc., pursuant to which Southern Financial will merge with and into Provident Bankshares, all on and subject to the terms and conditions contained therein; and

2.	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Only shareholders of record at the close of business on March 8, 2004 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

Southern Financial shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Southern Financial common stock under applicable provisions of Virginia law. To perfect dissenters’ rights, Southern Financial shareholders must file a written notice of intent to demand payment before the taking of the vote on the merger at the special meeting, must not vote in favor of the merger and must file a written demand with Provident Bankshares for payment for the shares of Southern Financial stock and for an appraisal of the value of those shares. A copy of the applicable Virginia statutory provisions is included as Appendix D to the accompanying joint proxy statement-prospectus and a summary of the provisions can be found under the caption “The Merger—Dissenters’ Rights.”

By Order of the Board of Directors

Richard P. Steele
Secretary

Warrenton, Virginia

March 18, 2004

Southern Financial’s board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why is Southern Financial merging with Provident Bankshares?

A:	Our companies are proposing to merge because we believe that the merger will benefit our shareholders, customers and employees. We believe the merger will create a stronger financial services company that will be better positioned to compete in the financial services industry in the Washington, D.C. metropolitan area and Virginia through expanded operations and market coverage. In addition, the value of the cash and Provident Bankshares common stock to be issued in the merger in exchange for Southern Financial common stock represents a premium over the market value of Southern Financial common stock. To review the background and reasons for the merger in greater detail, see pages 37 through 40.

Q:	What am I being asked to vote on and how does my board of directors recommend that I vote?

A:	Provident Bankshares shareholders are being asked to vote on four matters:

1.	the approval and adoption of the merger agreement providing for the merger of Southern Financial with and into Provident Bankshares;

2.	the election of six directors to a three-year term;

3.	the approval of the Provident Bankshares Corporation 2004 Equity Compensation Plan; and

4.	the ratification of KPMG LLP as Provident Bankshares’ independent auditors for the year ending December 31, 2004.

Provident Bankshares’ board of directors has determined that the proposed merger is advisable and in the best interests of Provident Bankshares’ shareholders, has approved the merger agreement and recommends that its shareholders vote “FOR” the approval of the merger agreement. Provident Bankshares’ board of directors also recommends that its shareholders vote “FOR” election of each of the nominees for director, “FOR” the approval of the equity compensation plan and “FOR” ratification of the independent auditors.

Southern Financial shareholders are being asked to vote on the approval and adoption of the merger agreement providing for the merger of Southern Financial with and into Provident Bankshares. Southern Financial’s board of directors has determined that the proposed merger is advisable and in the best interests of Southern Financial’s shareholders, has approved the merger agreement and recommends that its shareholders vote “FOR” the approval of the merger agreement.

Q:	What vote is required to approve the merger agreement?

A:	The approval and adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Provident Bankshares common stock entitled to vote and the affirmative vote of at least a majority of the outstanding shares of Southern Financial common stock entitled to vote.

Q:	What will I receive in the merger?

A:	Under the merger agreement, if you are a shareholder of Southern Financial, you will receive 1.0875 shares of Provident Bankshares common stock and $11.125 in cash, without interest, for each share of Southern Financial common stock you own. Provident Bankshares will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Provident Bankshares common stock that you would otherwise be entitled to receive.

If you are a shareholder of Provident Bankshares, each of your shares of Provident Bankshares common stock will remain outstanding and unchanged in the merger. Consequently, you do not need to surrender your stock certificates or exchange them for new ones.

Q:	How do I exchange my Southern Financial stock certificates?

A:	Shortly after the merger, EquiServe, the exchange agent, will send you a letter indicating how and where to surrender your stock certificates in exchange for the merger consideration. In any event, you should not send your Southern Financial stock certificates with your proxy card.

Q:	What do I do with my Provident Bankshares stock certificates?

A:	Nothing. Current holders of Provident Bankshares stock will not have to exchange their certificates as a result of the merger.

Q:	What will my dividends be after the merger?

A:	You will receive any dividends that are declared and paid after the completion of the merger by Provident Bankshares’ board of directors with respect to Provident Bankshares common stock. Provident Bankshares’ current quarterly dividend rate is $0.245 per share. Although Provident Bankshares has paid quarterly dividends on Provident Bankshares common stock without interruption since 1988, there is no guarantee Provident Bankshares will continue to pay dividends on its common stock. All dividends of Provident Bankshares common stock are declared at the discretion of the Provident Bankshares board of directors.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger as soon as practicable after receiving Provident Bankshares’ and Southern Financial’s shareholder approvals as well as all required regulatory approvals. We currently expect that all shareholder and regulatory approvals will be received during the second calendar quarter of 2004.

Q:	What are the tax consequences of the merger to me?

A:	Since, as a Southern Financial shareholder, you will receive a combination of Provident Bankshares common stock and cash, you should recognize capital gain, but not loss, on the exchange to the extent of the lesser of the amount of cash received or the amount of gain realized in the exchange. This tax treatment may not apply to all Southern Financial shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

If you are a Provident Bankshares shareholder, you will not recognize gain or loss with respect to your shares of Provident Bankshares common stock solely as a result of the merger.

Q:	What should I do now?

A:	After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the appropriate shareholders’ meeting. Instead of returning a proxy card, Provident Bankshares shareholders may vote their shares by telephone by calling a special toll-free telephone number or via the Internet. Telephone and Internet voting instructions and the toll-free telephone number and Internet address for Provident Bankshares shareholders are set forth on the enclosed proxy card. Southern Financial shareholders may not vote by telephone or via the Internet.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	With respect to the merger agreement, your broker will not be able to vote your shares of Provident Bankshares common stock or Southern Financial common stock unless you provide instructions on how to vote. For Provident Bankshares common shareholders, your broker will not be able to vote your shares of common stock with respect to the approval of the equity compensation plan unless you provide instruction on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

With respect to the election of Provident Bankshares’ directors and the ratification of Provident Bankshares’ independent auditors, your broker has the power to vote in its discretion if you do not provide timely voting instructions.

Q:	Who can help answer my questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Josie Porterfield or	Richard P. Steele
Investor Relations	Secretary
Provident Bankshares Corporation	Southern Financial Bancorp, Inc.
114 East Lexington Street	37 East Main Street
Baltimore, Maryland 21201	Warrenton, Virginia 20186
Telephone: (410) 277-7000	Telephone: (540) 349-3900

Summary

This brief summary highlights selected information from the joint proxy statement-prospectus. This summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents that accompany this document or to which this document refers you in order to fully understand the merger. See “Where You Can Find More Information.”

THE COMPANIES

Provident Bankshares Corporation 114 East Lexington Street Baltimore, Maryland (410) 277-7000	Provident Bankshares is the bank holding company for Provident Bank of Maryland, a Maryland commercial bank. Provident Bank serves individuals and businesses in the Baltimore-Washington corridor through a full range of financial services and a network of 118 offices in Maryland, Northern Virginia and southern York County, Pennsylvania. At December 31, 2003, Provident Bankshares had total assets of $5.2 billion, deposits of $3.1 billion and stockholders’ equity of $324.8 million.

Southern Financial Bancorp, Inc. 37 East Main Street Warrenton, Virginia 20186 (540) 349-3900	Southern Financial is the bank holding company for Southern Financial Bank, a Virginia commercial bank. Southern Financial Bank operates 28 full-service banking offices throughout Northern and Northwest Virginia and the Charlottesville and Richmond, Virginia areas, including one full-service banking office in the District of Columbia. At December 31, 2003, Southern Financial had total assets of $1.1 billion, deposits of $743.7 million and stockholders’ equity of $92.9 million.

On February 27, 2004, Southern Financial acquired Essex Bancorp, Inc. and its subsidiary Essex Savings Bank, F.S.B. a federally-chartered savings bank. Essex Savings Bank operates four banking offices in southern Virginia and one banking office in North Carolina. At December 31, 2003, Essex Bancorp had total assets of $336.9 million, deposits of $306.9 million and shareholders’ equity of $24.8 million.

THE MERGER

We have attached the merger agreement to this document as Appendix A. We encourage you to read the entire merger agreement. It is the legal document that governs the merger.

Overview of the Transaction (page 33)	We propose a business combination in which Southern Financial will merge with Provident Bankshares. Provident Bankshares will be the surviving corporation in the merger. Immediately after the merger, Southern Financial Bank and Essex Savings Bank will be merged into Provident Bank, with Provident Bank being the surviving institution.

Currently Outstanding Shares of Provident Bankshares Will Remain Unchanged as a Result of the Merger	As a Provident Bankshares shareholder, each of your shares of Provident Bankshares common stock will remain outstanding and unchanged in the merger. You do not need to surrender your stock certificates or exchange them for new ones.

Each Share of Southern Financial Common Stock Will Be Exchanged for 1.0875 Shares of Provident Bankshares Common Stock and $11.125 in Cash (page 33)	As a Southern Financial shareholder, upon the completion of the merger, each of your shares of Southern Financial common stock will automatically be converted into the right to receive 1.0875 shares of Provident Bankshares common stock and $11.125 in cash.

Comparative Market Prices and Share Information (page 21)	Provident Bankshares common stock is listed on the Nasdaq National Market under the symbol “PBKS.” Southern Financial common stock is listed on the Nasdaq National Market under the symbol “SFFB.”

The following table shows the closing price per share of Provident Bankshares common stock, the closing price per share of Southern Financial common stock and the equivalent per share price for Southern Financial common stock giving effect to the merger on (1) October 31, 2003, which was the last business day preceding the public announcement of the proposed merger and (2) March 10, 2004. The equivalent per share price of Southern Financial common stock was computed by multiplying the price of Provident Bankshares common stock by 1.0875, the exchange ratio, and adding $11.125, the amount of the per share cash consideration.

	Provident Bankshares Common Stock	Southern Financial Common Stock	Equivalent Price Per Share of Southern Financial Stock
October 31, 2003	$31.05	$37.27	$44.89
March 10, 2004	$30.83	$44.31	$44.65

How to Exchange Your Southern Financial Stock Certificates (page 33)	If you are a shareholder of Southern Financial as of the effective time of the merger, EquiServe, the exchange agent, will mail you a letter of transmittal and instructions for surrender of your Southern Financial stock certificates. When you properly surrender your certificates with the letter of transmittal, EquiServe will deliver to you the merger consideration. You should not send in your stock certificates until you receive the letter of transmittal and instructions.

Tax Consequences of the Merger (page 34)	Provident Bankshares shareholders. As your shares of Provident Bankshares common stock will remain unchanged, the merger will not cause you to recognize any gain or loss for U.S. federal income tax purposes.

Southern Financial shareholders. As a result of receiving a combination of Provident Bankshares common stock and cash in exchange for shares of Southern Financial common stock, you will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain realized in the transaction. The actual U.S. federal income tax consequences to you will depend on whether your shares of Southern Financial common stock were purchased at different times and at different prices and the character of the gain, if any, as either capital gain or ordinary income. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

We will not be obligated to complete the merger unless we each receive a legal opinion from Provident Bankshares’ counsel, dated as of the date of this joint proxy statement-prospectus and updated, if necessary, on the closing date of the merger, that the merger will be treated as a transaction of a type that is tax-free to Provident Bankshares and Southern
Financial for U.S. federal income tax purposes. This opinion, however, will not bind the Internal Revenue Service or courts, which could take a different view.

We Recommend that Shareholders Approve the Merger (pages 38 and 40)	Provident Bankshares shareholders. Provident Bankshares’ board of directors believes that the merger is fair to its shareholders and in their best interests, and unanimously recommends that its shareholders vote “FOR” the proposal to approve the merger agreement.

For a discussion of the circumstances surrounding the merger and the factors considered by Provident Bankshares’ board of directors in approving the merger agreement, see page 37.

Southern Financial shareholders. Southern Financial’s board of directors believes that the merger is fair to its shareholders and in their best interests and recommends that its shareholders vote “FOR” the proposal to approve the merger agreement.

For a discussion of the circumstances surrounding the merger and the factors considered by Southern Financial’s board of directors in approving the merger agreement, see page 37.

Our Respective Financial Advisors Believe the Merger Consideration Is Fair to Our Respective Shareholders (pages 41 and 46)	Provident Bankshares shareholders. Keefe, Bruyette & Woods, Inc. has delivered to Provident Bankshares’ board of directors its opinion that, as of the date of this document, the merger consideration is fair to the holders of Provident Bankshares common stock from a financial point of view. A copy of this opinion is provided as Appendix B to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Keefe Bruyette in providing this opinion. Provident Bankshares has agreed to pay Keefe Bruyette a fee of $1.5 million for its services in connection with the merger.

Southern Financial shareholders. Sandler O’Neill & Partners, L.P. has delivered to Southern Financial’s board of directors its opinion that, as of the date of this document, the merger consideration is fair to the holders of Southern Financial common stock from a financial point of view. A copy of this opinion is provided as Appendix C to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Sandler O’Neill in providing this opinion. Southern Financial has agreed to pay Sandler O’Neill its expenses plus a fee equal to 1% of the aggregate consideration paid to Southern Financial shareholders for its services in connection with the merger. Based on the March 10, 2004 per share closing price of Provident Bankshares common stock, this fee would be approximately $3.5 million.

Only Southern Financial Shareholders Have Appraisal Rights in the Merger (page 54)	Provident Bankshares shareholders. Provident Bankshares shareholders will not have appraisal rights as a result of the merger.

Southern Financial shareholders. Virginia law provides you, as a shareholder of Southern Financial, with dissenters’ appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger and do not vote in favor of the merger agreement, you are legally entitled to have the value of your shares independently determined and to receive payment in cash based on that valuation. To exercise your dissenters’ rights you must (1) deliver to Southern Financial written notice of your intent to demand payment for your shares if the merger is completed at or before the special meeting of Southern Financial shareholders (but in any event before the vote is taken at the special meeting); (2) not vote in favor of the merger agreement; and (3) deliver a written demand to Provident Bankshares for payment for your shares of Southern Financial stock and for an appraisal of the value of those shares.

Written notice to Southern Financial should be addressed to Southern Financial Bancorp, Inc. Attention: Richard P. Steele, Secretary and sent to Southern Financial at 37 East Main Street, Warrenton, Virginia 20186. Your failure to follow exactly the procedures specified under Virginia law will result in the loss of your dissenters’ rights. If you exercise your dissenters’ rights, you could receive less or more than the value of the merger consideration. A copy of the dissenters’ rights provisions of Virginia law is provided as Appendix D to this document.

Interests of Southern Financial Directors and Officers in the Merger Differ From their Interests as Southern Financial Shareholders (page 56)	Some of Southern Financial’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as shareholders in Southern Financial. The members of Provident Bankshares’ and Southern Financial’s boards of directors knew about these additional interests, and considered them when they approved the merger. These include:

	•	the payout of cash benefits under existing employment agreements and arrangements as a result of completion of the merger;

	•	the vesting of Southern Financial stock options as a result of completion of the merger;

	•	provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Southern Financial for events occurring before the merger;

	•	the appointment of two directors of Southern Financial to the board of directors of Provident Bankshares and Provident Bank; and

	•	the award to each of Georgia S. Derrico and R. Roderick Porter of stock options covering 10,000 shares of Provident Bankshares common stock.

Regulatory Approvals Needed to Complete the Merger (page 58)	We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and the Virginia Corporation Commission. In addition, the mergers of Southern Financial Bank and EssexSavings Bank into Provident Bank are subject to the approval of the Federal Deposit Insurance Corporation and the Maryland Division of Financial Regulation. We have made the necessary filings with the Federal Reserve Board, the Virginia Corporation Commission, the Federal Deposit Insurance Corporation and the Maryland Commissioner of Financial Regulation. As of the date of this document, we have received the approval of the Federal Reserve Board. While we do not know of any reason why we would not be able to obtain the other requisite approvals in a timely manner, we cannot be certain when or if we will receive them.

Management and Operations After the Merger (page 68)	The present management of Provident Bankshares will continue to manage the combined company. The board of directors of Provident Bankshares after the merger will be composed of its current members and two current directors of Southern Financial, Georgia S. Derrico and R. Roderick Porter.

THE PROVIDENT BANKSHARES ANNUAL SHAREHOLDERS’ MEETING

General (page 22)	Provident Bankshares’ annual meeting will be held at Provident Bankshares’ offices at 114 East Lexington Street, Baltimore, Maryland on April 21, 2004 at 10:00 a.m., local time.

Purpose of the Meeting (page 22)	At the annual meeting, Provident Bankshares shareholders will be asked to approve the merger agreement with Southern Financial, to elect six directors for three-year terms, to approve the equity compensation plan, to ratify the appointment of KPMG LLP as Provident Bankshares’ independent auditors for the year ending December 31, 2004 and to transact any other business that may properly come before the meeting.

Record Date for Voting (page 22)	You can vote at the meeting of Provident Bankshares shareholders if you owned Provident Bankshares common stock at the close of business on March 1, 2004. You will be able to cast one vote for each share of Provident Bankshares common stock you owned at that time. As of March 1, 2004, there were 24,703,339 shares of Provident Bankshares common stock issued and outstanding.

Votes Required (page 22)	To approve the merger agreement, the holders of at least two-thirds of the outstanding shares of Provident Bankshares common stock entitled to vote must vote in its favor. Directors will be elected by a plurality of votes cast. Additionally, the approval of the equity compensation plan and ratification of the auditors require the affirmative vote of at least a majority of the votes cast at the meeting. You can vote your shares by attending the meeting and voting in person, by completing and mailing the enclosed proxy card, by telephone or via the Internet. Whether or not you plan to attend the meeting, we urge you to complete, sign and return your proxy card to ensure that your shares are represented.

THE SOUTHERN FINANCIAL SPECIAL SHAREHOLDERS’ MEETING

General (page 25)	Southern Financial’s special meeting will be held at the Fauquier Springs Country Club, Springs Road, Warrenton, Virginia on April 29, 2004 at 3:00 p.m. local time.

Purpose of the Meeting (page 25)	At the special meeting, Southern Financial shareholders will be asked to approve the merger agreement with Provident Bankshares and to transact any other business that may properly come before the meeting.

Record Date for Voting (page 25)	You can vote at the special meeting of Southern Financial shareholders if you owned Southern Financial common stock at the close of business on March 8, 2004. You will be able to cast one vote for each share of Southern Financial common stock you owned at that time. As of March 8, 2004, there were 7,466,449 shares of Southern Financial common stock issued and outstanding.

Vote Required to Approve Merger Agreement (page 25)	To approve the merger agreement, the holders of a majority of the outstanding shares of Southern Financial common stock entitled to vote must vote in its favor. You can vote your shares by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to complete, sign and return your proxy card to ensure that your shares are represented.

All of the Southern Financial directors have entered into voting agreements with Provident Bankshares pursuant to which they have agreed to vote all of their shares in favor of the proposal to approve the merger agreement.

As of March 8, 2004, Southern Financial directors owned approximately 1,059,604 shares of Southern Financial common stock, excluding shares that may be acquired upon the exercise of stock options.

THE MERGER AGREEMENT

Conditions to Completing the Merger (page 60)	The completion of the merger depends on a number of conditions being met. These conditions include:

	1.	approval of the merger agreement by both Provident Bankshares’ shareholders and Southern Financial’s shareholders;

	2.	approval of the merger by regulatory authorities without any restrictions on the operations of Provident Bankshares that are unacceptable to Provident Bankshares;

	3.	the registration statement of which this joint proxy statement-prospectus forms a part being declared effective by the Securities and Exchange Commission with no stop orders or actions initiated to suspend such effectiveness;

	4.	receipt of a tax opinion that the merger qualifies as a tax-free reorganization;

	5.	the listing on the Nasdaq National Market of sufficient additional shares of Provident Bankshares common stock to be exchanged for Southern Financial stock in the merger and to be issued upon the exercise of Southern Financial stock options following the completion of the merger;

	6.	each party’s representations and warranties being true in all material respects;

	7.	each party having performed or complied in all material respects with its covenants and obligations; and

	8.	Southern Financial having completed or terminated its acquisition of Essex Bancorp.

Where the law permits, we could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Terminating the Merger Agreement (page 66)	We can agree at any time not to complete the merger, even if the shareholders of both our companies have approved it. Also, the merger agreement may be terminated at any time prior to the merger, as follows:

	1.	by either party, if the shareholders of either company do not approve the merger;

2.	by either party, if a required regulatory approval is denied or a final, non-appealable order or decree preventing consummation of the merger transaction is issued;

3.	by either party, if we do not complete the merger by September 30, 2004 (unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate to fulfill any of its obligations under the merger agreement);

4.	by either party, if the other party fails to perform in all material respects a covenant, any of its representations or warranties are inaccurate in any material respect or the conditions to the other party’s obligation to close have not been fulfilled or waived by such other party;

5.	by Southern Financial during the five-day period after the last required regulatory approval is received, if the average closing price of Provident Bankshares common stock during the 20-day trading period ending on the date the last required regulatory approval is received is less than $24.11 and Provident Bankshares’ common stock underperforms the Nasdaq Bank Index by more than 20% between November 5, 2003 and the end of such 20-day trading period. However, Provident Bankshares may cancel such a termination by electing to increase the exchange ratio or the cash to be paid in the merger so that the per share consideration after the increase is at a level that would not have permitted Southern Financial to terminate the merger agreement;

6.	by Southern Financial, if during the 20-day measurement period referred to above, (1) the average closing price of Provident Bankshares common stock is less than $21.10 (causing the value of the merger consideration to be less than $34.07) and (2) Provident Bankshares common stock underperforms the Nasdaq Bank Index by more than 30% between November 5, 2003 and the end of the measurement period. This right to terminate lasts for three days. Provident Bankshares would not have the right to cancel the termination under this scenario;

On March 10, 2004, Provident Bankshares common stock closed at $30.83 per share on the Nasdaq National Market. Additionally, the value of the Nasdaq Bank Index was 2,833.84 at November 5, 2003 and as of March 10, 2004 was 2,938.38. If this were the average closing price of Provident Bankshares common stock during the measurement period, and if we were comparing the performance of Provident Bankshares common stock to the performance of the Nasdaq Bank Index as of that date, Southern Financial would not have the right to terminate the merger agreement.

	7.	by Southern Financial, if it receives an alternative acquisition proposal that its board of directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of legal counsel and as to financial matters on the written advice of Sandler O’Neill, that the alternative acquisition proposal is a superior proposal and that failure to accept the alternative proposal would be inconsistent with the proper exercise of its fiduciary duties. If Southern Financial terminated the merger agreement for this reason, it would be required to pay Provident Bankshares a $10.0 million termination fee; or

	8.	by Provident Bankshares, if the Southern Financial board of directors (1) resolves to accept an acquisition proposal from a third party, (2) recommends to its shareholders that they tender their shares in a tender or exchange offer commenced by a third party or (3) withdraws or modifies its recommendation of approval of the merger agreement to its shareholders in a manner adverse to Provident Bankshares or recommends approval of an alternative acquisition proposal. If Provident Bankshares terminated the merger agreement for this reason, Southern Financial would be required to pay Provident Bankshares a $10.0 million termination fee.

In addition, Provident Bankshares will receive a $10.0 million termination fee if either party terminates the merger agreement because the Southern Financial shareholders fail to approve the merger agreement, an alternative acquisition proposal existed at the time of the Southern Financial shareholders’ meeting and within 12 months of the termination Southern Financial enters into an agreement with any third party with respect to any acquisition proposal.

We May Amend the Terms of the Merger and Waive Some Conditions (page 67)	We can agree to amend the merger agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, after our shareholders approve the merger agreement, any reduction in consideration to be received by Southern Financial shareholders in the merger must be approved by the Southern Financial shareholders.

Comparative Per Share Data

The following table shows information about our income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods, and in presenting comparative pro forma information as of a certain date, we assumed that we had been merged as of that date.

The information listed as “equivalent pro forma per share of Southern Financial” was obtained by multiplying the pro forma combined amounts by the exchange ratio of 1.0875. We present this information to reflect the fact that each Southern Financial shareholder will receive shares of Provident Bankshares common stock for each share of Southern Financial common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document and in our prior filings with the Securities and Exchange Commission (the “SEC”) and with the condensed combined pro forma financial statements presented elsewhere in this document. Provident Bankshares and Southern Financial have incorporated their prior SEC filings into this document by reference. See “Where You Can Find More Information” on page 111.

	Provident Bankshares Historical	Southern Financial Pro Forma (1)	Pro Forma Combined		Equivalent Pro Forma Per Share of Southern Financial (2)
Comparative Per Share Data
Net income for the year ended December 31, 2003:
Basic	$2.10	$1.93	$1.91	(3)	$2.07
Diluted	2.05	1.87	1.87	(3)	2.03
Cash Dividends Paid:
For the year ended December 31, 2003	0.93	0.60	0.93	(4)	1.01
Book Value:
At December 31, 2003	13.22	19.62	17.41		18.93

(1)	The pro forma amounts reflected for Southern Financial give effect to the merger with Essex Bancorp, which occurred on February 27, 2004.
(2)	Per equivalent Southern Financial share is pro forma combined amount multiplied by 1.0875.
(3)	The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustment(s) of Provident Bankshares and Southern Financial) and dividing the resulting amount by the average pro forma shares of Provident Bankshares and Southern Financial after giving effect to the merger. The average pro forma shares of Provident Bankshares and Southern Financial reflect historical basic and diluted shares, plus historical basic and diluted average shares of Southern Financial as adjusted for an exchange ratio of 1.0875 shares of Provident Bankshares common stock for each share of Southern Financial common stock. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.
(4)	Pro forma cash dividends represents Provident Bankshares’ historical amount.

Selected Historical Consolidated Financial Information

The following tables show summarized historical consolidated financial data for Provident Bankshares and Southern Financial. The information in the following tables is based on historical financial information that Provident Bankshares and Southern Financial have presented in their prior filings with the SEC. You should read this summary financial information together with Provident Bankshares’ and Southern Financial’s historical financial information.

The audited financial statements of Provident Bankshares are included in Provident Bankshares’ annual report on Form 10-K for the fiscal year ended December 31, 2003 which is incorporated herein by reference. The audited financial statements of Southern Financial are included in Southern Financial’s annual report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated herein by reference.

Selected Historical Financial Information for Provident Bankshares

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Financial Condition Data:
Total assets	$5,207,848	$4,890,722	$4,899,717	$5,499,443	$5,094,477
Investments	2,086,510	1,993,229	1,804,234	1,876,509	1,671,507
Total loans	2,784,546	2,560,563	2,776,893	3,338,194	3,180,784
Deposits	3,079,549	3,187,966	3,356,047	3,954,770	3,808,528
FHLB advances and other borrowings	1,781,162	1,354,304	1,226,427	1,190,775	967,603
Stockholders’ equity	324,765	315,635	286,282	310,306	274,599

Operating Data:
Interest income (tax-equivalent) (1)	240,793	$277,837	$349,035	$413,681	$353,341
Interest expense	91,239	135,522	208,933	258,677	207,421

Net interest income (tax-equivalent) (1)	149,554	142,315	140,102	155,004	145,920
Provision for loan losses	9,936	9,825	17,940	29,877	11,570

Net interest income after provision for loan losses	139,618	132,490	122,162	125,127	134,350
Non-interest income (excluding net gains (losses))	92,752	86,394	74,955	64,470	55,445
Net gains (losses)	(4,379)	2,786	11,727	10,746	5,459
Non-interest expense	158,447	150,861	145,478	141,421	128,941

Income before income taxes (tax-equivalent) (1)	69,544	70,809	63,366	58,922	66,313
Income tax expense (tax-equivalent) (1)	18,089	22,504	20,741	19,217	22,163

Income before accounting change	51,455	48,305	42,625	39,705	44,150
Cumulative effect of accounting change	—	—	(1,160)	—	—

Net income	$51,455	$48,305	$41,465	$39,705	$44,150

Share Data:
Basic earnings per share before cumulative effect of accounting change	$2.10	$1.94	$1.65	$1.44	$1.58
Cumulative effect of accounting change	—	—	(0.04)	—	—
Basic earnings per share	2.10	1.94	1.61	1.44	1.58
Diluted earnings per share before cumulative effect of accounting change	2.05	1.88	1.60	1.41	1.53
Cumulative effect of accounting change	—	—	(0.04)	—	—
Diluted earnings per share	2.05	1.88	1.56	1.41	1.53

Dividends per share	0.93	0.85	0.75	0.64	0.54

Weighted average common shares outstanding (in thousands):
Basic	24,495	24,896	25,767	27,489	28,010
Diluted	25,142	25,631	26,662	28,084	28,857

Selected Historical Financial Information for Provident Bankshares

(Continued)

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Performance Ratios:
Return on average assets (net income divided by average assets) (2)	1.03%	1.00%	0.81%	0.73%	0.90%
Return on average equity (net income divided by average equity) (2)	16.36	16.14	14.11	14.40	15.46
Average shareholders’ equity to average assets	6.26	6.15	5.73	5.07	5.83
Net interest margin (3)	3.21	3.14	2.89	2.93	3.07
Efficiency ratio (4)	65.39	65.96	67.64	64.44	64.03
Dividend payout ratio	45.44	45.10	48.35	45.41	34.26

Asset Quality Ratios:
Non-performing loans as a percent of loans (5)(6)	0.92	0.97	1.15	1.09	1.35
Non-performing assets as a percent of total assets (6)	0.49	0.51	0.65	0.66	0.84
Allowance for loan losses as a percent of loans (5)	1.28	1.31	1.25	1.15	1.15
Allowance for loan losses as a percent of non-performing loans (6)	159.25	158.16	120.01	113.67	91.10

(1)	Tax-advantaged income has been adjusted to a tax-equivalent basis using the combined statutory federal tax rate in effect of 35% in 2003 through 1999.
(2)	Exclusive of the cumulative change in accounting principle, return on average assets and return on average equity for 2001 would have been 0.83% and 14.50%, respectively.
(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income, excluding net gains (losses).
(5)	Loans include loans receivable.
(6)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of loans that have been identified by Provident Bankshares as presenting uncertainty with respect to the collectibility of interest or principal.

Selected Historical Financial Information for Southern Financial

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Financial Condition Data:
Total assets	$1,094,388	$970,630	$785,380	$610,339	$406,222
Total loans receivable, net of deferred fees	611,616	604,580	418,328	318,912	237,980
Allowance for loan losses	10,498	10,257	7,354	4,921	3,452
Loans held for sale	8,651	514	—	220	442
Total investment securities	377,533	203,563	306,612	233,407	136,919
Total deposits	743,737	776,083	633,326	515,112	367,188
Other borrowings	209,755	83,456	55,500	34,000	5,000
Company-obligated mandatorily redeemable securities of subsidiary holding solely parent debentures	23,000	13,000	13,000	13,000	—
Total liabilities	1,001,531	889,327	720,712	570,650	377,358
Total stockholders’ equity	92,857	81,303	64,668	39,689	28,864

Operating Data:
Interest income	$54,270	$51,130	$54,179	$37,810	$29,756
Interest expense	14,773	17,375	27,147	20,009	14,308

Net interest income	39,497	33,755	27,032	17,801	15,448
Provision for loan losses	4,805	5,050	4,470	1,335	2,130

Net interest income after provision for loan losses	34,692	28,705	22,562	16,466	13,318
Noninterest income	7,731	4,369	6,934	4,553	2,834
Noninterest expense	22,861	18,401	16,992	13,440	14,589

Income before income taxes	19,562	14,673	12,504	7,579	1,563
Income taxes	6,378	4,661	4,090	2,429	602

Net income	$13,184	$10,012	$8,414	$5,150	$961

Share Data (1):
Diluted earnings per share	$2.10	$1.71	$1.84	$1.31	$0.25
Basic earnings per share	2.19	1.78	1.90	1.33	0.26
Dividends per share	0.60	0.38	0.34	0.30	0.21

Weighted average common shares outstanding (in thousands):
Basic	6,033	5,614	4,429	3,878	3,686
Diluted	6,269	5,868	4,590	3,947	3,788

Selected Historical Financial Information for Southern Financial

(Continued)

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Performance Ratios:
Return on average assets (net income divided by average assets)	1.27%	1.18%	1.16%	1.09%	0.24%
Return on average equity (net income divided by average equity)	15.50	14.14	18.00	15.96	3.12
Equity to assets	8.48	8.38	8.23	6.50	7.11
Allowance for loan losses to non-performing assets	181.06	451.65	499.25	262.87	661.30
Efficiency ratio (2)	46.29	45.53	53.54	60.70	64.04

Net interest margin (net interest income as a percentage of average interest-earning assets for the period	4.08	4.25	3.98	4.05	4.07
Dividend payout ratio	25.05	21.12	18.42	25.76	90.82
Noninterest expense to average assets	2.07	2.16	2.35	2.84	3.61

Asset Quality Ratios:
Allowance for loan losses to total loans at end of period (3)	1.72%	1.70%	1.76%	1.54%	1.45%
Net chargeoffs (recoveries) to average outstanding loans during the period (3)	0.71	0.67	0.58	0.17	0.79
Ratio of non-performing assets to total assets	0.53	0.23	0.19	0.31	0.75

(1)	Adjusted to reflect a 10% stock dividend effective October 31, 2003.
(2)	The efficiency ratio represents the ratio of non-interest expenses, net of amortization of intangibles, divided by the sum of the net interest income and non-interest income, excluding gains and losses on securities and other assets.
(3)	Loans include net loans receivable, excluding the allowance for loan losses.

Summary Selected Pro Forma Combined Data

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined as of the date and during the periods presented.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” beginning on page 69.

For the Year Ended December 31, 2003
(In thousands, except share and per share data)
Pro Forma Combined Income Statement Data:
Interest income	$306,351
Interest expense	113,678

Net interest income	192,673
Provision for loan losses	15,175

Net interest income after provision for loan losses	177,498
Non-interest income	98,060
Non-interest expense	192,346

Income before income taxes	83,212
Income tax expense	21,716

Net income	$61,496

Weighted average common shares:
Basic	33,242,054
Diluted	32,889,470

Pro Forma Per Common Share Data:
Basic earnings per share	$1.91
Diluted earnings per share	1.87
Book value	17.41

As of December 31, 2003
(In thousands)
Pro Forma Combined Balance Sheet Data:
Total assets	$6,766,132
Securities available for sale	2,504,000
Net loans	3,520,914
Deposits	4,133,969
Borrowed funds	2,016,770
Stockholders’ equity	562,455

Market Price and Dividend Information

Provident Bankshares common stock is quoted on the Nasdaq National Market under the symbol “PBKS.” Southern Financial common stock is quoted on the Nasdaq National Market under the symbol “SFFB.”

The following table lists the high and low bid information for Provident Bankshares common stock and Southern Financial common stock and the cash dividends declared by Provident Bankshares and Southern Financial for the periods indicated.

	Provident Bankshares Common Stock			Southern Financial Common Stock (1)
	High	Low	Dividends	High	Low	Dividends
Fiscal 2004
Quarter ended March 31, 2004	$33.00	$29.35	$—	$46.52	$42.56	$0.17
(through March 10, 2004)

Fiscal 2003
Quarter ended December 31, 2003	31.76	28.41	0.245	48.00	34.87	0.17
Quarter ended September 30, 2003	30.24	25.57	0.24	36.22	27.28	0.17
Quarter ended June 30, 2003	26.09	23.15	0.235	29.74	29.15	0.14
Quarter ended March 31, 2003	24.47	22.50	0.23	27.43	26.97	0.12

Fiscal 2002
Quarter ended December 31, 2002	23.75	19.29	0.225	24.11	21.35	0.10
Quarter ended September 30, 2002	24.16	20.14	0.22	25.56	21.03	0.10
Quarter ended June 30, 2002	27.65	23.69	0.215	25.61	19.50	0.09
Quarter ended March 31, 2002	25.06	23.72	0.21	22.14	17.91	0.09

(1)	Adjusted to give effect to a 10% stock dividend effective October 31, 2003.

You should obtain current market quotations for Provident Bankshares common stock, as the market price of Provident Bankshares common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of March 1, 2004, there were approximately 2,939 holders of record of Provident Bankshares common stock. As of March 8, 2004, there were approximately 1,209 holders of record of Southern Financial common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Provident Bankshares’ board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Provident Bankshares, applicable state law and government regulations and other factors deemed relevant by Provident Bankshares’ board of directors.

Annual Meeting of Provident Bankshares Shareholders

General

This joint proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of Provident Bankshares Corporation for use at the annual meeting of shareholders of Provident Bankshares to be held at Provident Bankshares’ offices at 114 East Lexington Street, Baltimore, Maryland at 10:00 a.m., local time on April 21, 2004, and any adjournments or postponements thereof, for the purposes set forth in this joint proxy statement-prospectus.

Purpose of the Meeting

At the annual meeting, shareholders of Provident Bankshares will be asked to consider and vote upon the merger agreement, to elect six directors to three-year terms, to approve the equity compensation plan, to ratify the appointment of KPMG LLP as Provident Bankshares’ independent auditors for the year ending December 31, 2004 and to act on any other matters properly submitted to a vote at the annual meeting.

Record Date for Voting at the Meeting

The board of directors has fixed the close of business on March 1, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Only holders of Provident Bankshares common stock at that time will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. As of the record date, there were 24,703,339 shares of Provident Bankshares common stock issued and outstanding, and each such share is entitled to one vote at the annual meeting.

Quorum and Shareholder Vote Required

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum for transaction of business at the annual meeting. Abstentions and “broker non-votes” will be counted as present for determining the presence or absence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Your broker cannot vote your shares of Provident Bankshares common stock on the proposals to approve the merger agreement and the approval of the equity compensation plan without specific instructions from you.

Provided a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding common stock of Provident Bankshares entitled to vote is necessary to adopt the merger agreement. Thus, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. In voting on the approval of the equity compensation plan and the ratification of the appointment of KPMG LLP as independent auditors, you may vote in favor of the proposal, vote against the proposal or abstain from voting. These matters will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On these matters, abstentions and broker non-votes will have no effect on the voting.

Voting of Proxies

Shares represented by proxy will be voted at the annual meeting as specified in the proxy.

Proxies Without Voting Instructions. Proxies that are properly signed and dated but that do not contain voting instructions will be voted for approval of the merger agreement, for election of each of the nominees for directors, for approval of the equity compensation plan, for ratification of the appointment of KPMG LLP as independent auditors and at the discretion of the persons named as proxies with respect to any other matters to properly come before the shareholders.

Broker Non-Votes. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Provident Bankshares common stock on the proposal to approve the merger agreement or on the proposal to approve the equity compensation plan without specific instructions from you. Because the affirmative vote of at least two-thirds of the outstanding common stock of Provident Bankshares is required to approve the merger agreement, if you do not instruct your broker how to vote it will have the same effect as a vote against approval of the merger agreement.

Other Matters. The proxy card gives authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the annual meeting or any adjournments or postponements of the annual meeting. Besides the matters contained in the notice to shareholders, Provident Bankshares’ management does not currently know of any other matters to be brought before the annual meeting. As to other matters, if any, that may properly come before the annual meeting, unless otherwise provided in Provident Bankshares’ articles of incorporation, bylaws or by statute, the matter will be approved if a majority of the votes cast are in favor of the matter.

The annual meeting may be adjourned or postponed, including by the presiding officer, for the purpose of, among other things, soliciting additional proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional votes.

How to Vote Shares Held Through Brokers. If you hold Provident Bankshares common stock in the name of a broker or other custodian and wish to vote those shares in person at the annual meeting, you must obtain from the nominee holding the Provident Bankshares common stock a properly executed “legal proxy” identifying you as a Provident Bankshares shareholder, authorizing you to act on behalf of the nominee at the annual meeting and identifying the number of shares with respect to which the authorization is granted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

Proxy Voting by Internet or Telephone. Instead of voting by mailing a proxy card, shareholders of record can vote their shares of Provident Bankshares common stock by proxy over the Internet, or by calling a specially designated telephone number. The Internet and telephone proxy voting procedures are designed to authenticate shareholders’ identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern time, on April 20, 2004.

Because approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Provident Bankshares common stock entitled to vote at the annual meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Provident Bankshares board of directors urges shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or to vote by telephone or the Internet.

How to Revoke a Proxy

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of Provident Bankshares in writing before shares have been voted at the annual meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This solicitation of proxies for use at the annual meeting is being made by the board of directors of Provident Bankshares. The cost of soliciting proxies will be borne by Provident Bankshares. In addition to solicitation services to be provided by Innisfree M&A Incorporated described below, proxies may be solicited, in person or by telephone, by officers and other employees of Provident Bankshares, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Provident Bankshares has retained Innisfree M&A Incorporated at a fee estimated not to exceed $15,000, plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

Shares Held by Provident Bankshares Officers and Directors and by Southern Financial

As of March 1, 2004, directors and executive officers of Provident Bankshares beneficially owned 422,618 shares of Provident Bankshares common stock, not including shares that may be acquired upon the exercise of stock options. This equals 1.7% of the outstanding shares of Provident Bankshares common stock. As of the same date, Southern Financial and its subsidiaries and its directors and executive officers do not beneficially own any shares of Provident Bankshares common stock.

Participants in Provident Bank’s 401(k) Plan

If you hold shares of Provident Bankshares common stock through Provident Bank’s 401(k) plan, you will receive voting instructions under separate cover. By following these instructions, you may direct the trustee for the 401(k) plan how to vote the shares of Provident Bankshares common stock credited to your 401(k) plan account. If you do not provide voting instructions to the trustee, the shares credited to your account in the 401(k) plan will not be voted. The deadline for returning your voting instructions to the trustee is April 12, 2004.

Recommendation of Provident Bankshares’ Board of Directors

The Provident Bankshares board of directors has approved the merger agreement and the transactions contemplated by that agreement. The Provident Bankshares board of directors believes that the merger agreement is in the best interests of Provident Bankshares and its shareholders and unanimously recommends that the Provident Bankshares shareholders vote “FOR” approval of the merger agreement. See “The Merger—Recommendation of the Provident Bankshares Board; Provident Bankshares’ Reasons for the Merger.” Provident Bankshares’ board of directors also recommends that you vote “FOR” election of each of the nominees for director, “FOR” approval of the equity compensation plan and “FOR” ratification of the independent auditors.

Special Meeting of Southern Financial Shareholders

General

This joint proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of Southern Financial Bancorp, Inc. for use at the special meeting of shareholders of Southern Financial to be held at the Fauquier Springs Country Club, Springs Road, Warrenton, Virginia at 3:00 p.m., local time, on April 29, 2004 and any adjournments or postponements thereof, for the purposes set forth in this joint proxy statement-prospectus.

Purpose of the Meeting

At the special meeting, shareholders of Southern Financial will be asked to consider and vote upon the merger agreement and to act on any other matters that may be properly submitted to a vote at the special meeting.

Record Date for Voting at the Meeting

The board of directors has fixed the close of business on March 8, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of Southern Financial common stock at that time will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. As of the record date, there were 7,466,449 shares of common stock issued and outstanding, and each such share is entitled to one vote at the special meeting.

Quorum and Shareholder Vote Required

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum for transaction of business at the special meeting. Abstentions and “broker non-votes” will be counted as present for determining the presence or absence of a quorum for the transaction of business at the special meeting. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Your broker cannot vote your shares of Southern Financial common stock on the proposal to approve the merger agreement without specific instructions from you.

Provided a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding common stock of Southern Financial is necessary to approve the merger agreement. Thus, abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement.

Voting of Proxies

Shares represented by proxy will be voted at the special meeting as specified in the proxy.

Proxies Without Voting Instructions. Proxies that are properly signed and dated but that do not contain voting instructions will be voted for approval of the merger agreement and at the discretion of the persons named as proxies with respect to any other matters to properly come before the shareholders.

Broker Non-Votes. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Southern Financial common stock on the proposal to approve the merger agreement without specific instructions from you. Because the affirmative vote of a majority of the outstanding common stock of Southern Financial is required to approve the merger agreement, if you do not instruct your broker how to vote it will have the same effect as a vote against approval of the merger agreement.

Other Matters. The proxy card gives authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the special meeting or any adjournments or postponements of the special meeting. Besides the matters contained in the notice to shareholders, Southern Financial’s management does not presently know of any other matters to be brought before the special meeting. As to other matters, if any, that may properly come before the special meeting, unless otherwise provided in Southern Financial’s articles of incorporation or bylaws or by statute, the matter will be approved if a majority of the votes cast are in favor of the matter.

The special meeting may be adjourned or postponed, including by the presiding officer, for the purpose of, among other things, soliciting additional proxies. No proxy voted against any of the proposals will be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional votes.

How to Vote Shares Held Through Brokers. If you hold Southern Financial common stock in the name of a broker or other custodian and wish to vote those shares in person at the special meeting, you must obtain from the nominee holding the Southern Financial common stock in the nominee’s name a properly executed “legal proxy” identifying you as a Southern Financial shareholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

Dissenters’ Rights. Any Southern Financial shareholder has the right to dissent from approval of the merger agreement and, subject to compliance with certain requirements and procedures set forth in Article 15 of the Virginia Stock Corporation Act, to receive payment of the “fair value,” as defined in the Act, of his or her shares of Southern Financial common stock. See “The Merger—Dissenters’ Rights.”

Because approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Southern Financial common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Southern Financial board of directors urges shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

How to Revoke a Proxy

You may revoke your proxy at any time before it is exercised by submitting a written notice of revocation or a properly executed proxy having a later date or by attending the special meeting and voting in person. Written notices of revocation should be addressed to Richard P. Steele, Secretary, Southern Financial Bancorp, Inc., 37 East Main Street, Warrenton, Virginia 20186. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This solicitation of proxies for use at the special meeting is being made by the board of directors of Southern Financial. The cost of soliciting proxies will be borne by Southern Financial. In addition to solicitation services to be provided by MacKenzie Partners, Inc. described below, proxies may be solicited, in person or by telephone, by officers and other employees of Southern Financial, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Southern Financial has retained MacKenzie Partners, Inc. at a fee estimated not to exceed $4,000, plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

Shares Held by Southern Financial Officers and Directors and by Provident Bankshares

As of March 8, 2004, directors and executive officers of Southern Financial owned approximately 1,059,604 shares of Southern Financial common stock, not including shares of stock that may be acquired upon the exercise of stock options. This equals 14.2% of the outstanding shares of Southern Financial common stock. All of the Southern Financial directors have entered into voting agreements with Provident Bankshares pursuant to which they have agreed to vote all of the shares of Southern Financial common stock owned by them on the record date in favor of the proposal to approve the merger agreement. As of March 8, 2004, directors and executive officers of Provident Bankshares do not own any shares of Southern Financial common stock.

Recommendation of Southern Financial’s Board of Directors

The Southern Financial board of directors has approved the merger agreement and the transactions contemplated by that agreement. The Southern Financial board of directors believes that the merger agreement is in the best interests of Southern Financial and its shareholders and recommends that the Southern Financial shareholders vote “FOR” approval of the merger agreement. See “The Merger—Recommendation of the Southern Financial Board; Southern Financial’s Reasons for the Merger.”

Ownership of Provident Bankshares Common Stock

The following table provides information as of March 1, 2004, with respect to persons known to Provident Bankshares to be the beneficial owners of more than 5% of Provident Bankshares’ outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Barclays Global Investors, NA. Barclays Global Fund Advisors Barclays Bank, PLC Barclays Capital Inc. 45 Fremont St., 17th Floor San Francisco, California 94105	1,756,882	(1)	7.1%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	1,434,967	(2)	5.8%

(1)	Based on information filed in Schedule 13G with the U.S. Securities and Exchange Commission on February 17, 2004, and includes shares held by each of Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Bank, PLC and Barclays Capital Inc. The shares reported are reported to be held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Bank, PLC and Barclays Capital Inc. filed a joint Schedule 13G to report such beneficial holdings together with the following entities, each of which reported that it did not individually beneficially own any shares of Provident Bankshares common stock: Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Capital Securities Limited, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Sussie) SA and Barclays Private Bank Limited.
(2)	Based on information filed in a Schedule 13G with the U.S. Securities and Exchange Commission on February 11, 2004. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

The following table provides information as of March 1, 2004 about the shares of common stock of Provident Bankshares that may be considered to be beneficially owned by each director of Provident Bankshares, by those executive officers of Provident Bankshares whose salary and bonus during the 2003 fiscal year exceeded $100,000, and by all directors and executive officers of Provident Bankshares as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown. None of Provident Bankshares’ directors or named executive officers owns more than 1% of Provident Bankshares’ outstanding shares of common stock. All directors and named executive officers together own 3.9% of the outstanding shares, including shares that may be acquired within 60 days by exercising options.

Name	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options
Directors
Melvin A. Bilal	731		12,213
Thomas S. Bozzuto	5,932		15,455
Kevin G. Byrnes	2,430	(1)	16,667
Ward B. Coe, III, Esquire	764	(2)	16,593
Charles W. Cole, Jr.	19,263		—
William J. Crowley, Jr.	6,000	(3)	2,500
Pierce B. Dunn	44,653	(4)	20,388
Enos K. Fry	10,080	(5)	69,929
Gary N. Geisel	19,059	(6)	145,408
Mark K. Joseph	13,716		20,388
Bryan J. Logan	300		2,500
Barbara B. Lucas	2,969		19,873
Peter M. Martin	113,262		67,000
Frederick W. Meier, Jr.	7,353		1,863
Francis G. Riggs	85,457	(7)	4,863
Sheila K. Riggs	55,734	(8)	17,574
Donald E. Wilson	100		5,000
Named Executive Officers who are not also Directors
Richard J. Oppitz	10,472	(9)	74,052
Dennis A. Starliper	27,067	(10)	43,627
All directors and executive officers as a group (19 persons)	422,618		553,393

(1)	Includes 430 shares held in 401(k) plan.
(2)	Includes 700 shares held as trustee for mother’s trust.
(3)	Includes 5,500 shares held by spouse.
(4)	Includes 135 shares held by spouse, 1,299 shares held as custodian and 29,302 shares held as trustee.
(5)	Includes 7,529 shares held in 401(k) plan, 33 shares held by IRA and 1,411 shares held by spouse.
(6)	Includes 5,326 shares held in 401(k) plan.
(7)	Includes 13,269 shares held as custodian.
(8)	Includes 2,424 shares held as custodian.
(9)	Includes 9,171 shares held in 401(k) plan.
(10)	Includes 24,647 shares held in 401(k) plan.

Ownership of Southern Financial Common Stock

The following table provides information as of March 8, 2004, with respect to persons known to Southern Financial to be the beneficial owners of more than 5% of Southern Financial outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned (1)	Percent of Common Stock Outstanding (2)
Georgia S. Derrico (3) 37 East Main Street Warrenton, Virginia 20186	483,223	6.5%

R. Roderick Porter (3) 37 East Main Street Warrenton, Virginia 20186	483,223	6.5%

(1)	Except as otherwise indicated, includes shares held directly, as well as shares held in retirement accounts or by certain family members or corporations over which the named individuals may be deemed to have voting or investment power.
(2)	The percentage of common stock outstanding was calculated based on 7,466,449 shares of common stock issued and outstanding as of March 8, 2004.
(3)	Georgia S. Derrico and R. Roderick Porter are married to each other and the number and percentage of beneficial ownership of each represents their combined ownership. See the table on the following page for additional information regarding Ms. Derrico’s and Mr. Porter’s beneficial ownership of common stock.

The following table provides information as of March 8, 2004 about the shares of Southern Financial common stock that may be considered to be owned by each director, by those executive officers of Southern Financial whose salary and bonus exceeded $100,000 in fiscal 2003, and by all directors and executive officers of Southern Financial as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (1)
Directors
John C. Belotti	42,246	(2)	2,783	*
Fred L. Bollerer	6,082		2,783	*
Neil J. Call	65,958		2,783	*
David de Give	120,689	(3)	3,162	1.7%
Georgia S. Derrico	483,223	(4)(5)	—	6.5
Barbara J. Fried	217,706	(6)	2,783	3.0
Alfonso G. Finocchiaro	21,102		2,783	*
Virginia Jenkins	3,361		2,783	*
R. Roderick Porter	483,223	(4)(7)	—	6.5
Michael P. Rucker	33,653	(8)	2,783	*
Richard E. Smith	44,716	(9)	2,783	*
Robert P. Warhurst	21,261		2,783	*
Named Executive Officers who are not also Directors
Patricia A. Ferrick	10,631		—	*
Richard P. Steele	10,891		7,590	*
William H. Stevens	1,458		17,583	*
All directors and executive officers as a group (15 persons)	1,095,190		53,383	15.3%

*	Indicates ownership of less than 1.0%.
(1)	The percentage of common stock outstanding was calculated based on 7,466,449 shares of common stock issued and outstanding, as of March 8, 2004 and assumes the exercise by the shareholder or group of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.
(2)	Includes 4,387 shares owned by Mr. Belotti’s spouse.
(3)	Includes 3,574 shares owned by Mr. de Give’s spouse over which she has sole voting and investment power.
(4)	Georgia S. Derrico and R. Roderick Porter are married to each other and the number and percentage of beneficial ownership of each represents their combined ownership.
(5)	Includes (i) 43,053 shares owned individually by Ms. Derrico over which she has sole voting and investment power, (ii) 34,360 shares of common stock owned individually by Mr. Porter, (iii) 334,594 shares held jointly with Mr. Porter, (iv) 4,605 shares owned by Marblehead, Inc., which is jointly owned by Ms. Derrico and Mr. Porter and (v) 3,797 shares owned jointly by Mr. Porter and his son. Ms. Derrico disclaims beneficial ownership of the 34,360 shares beneficially owned solely by Mr. Porter and the 3,797 shares beneficially owned directly by Mr. Porter and his son.
(6)	Includes 180,899 shares owned individually by Ms. Fried’s spouse over which he has sole voting and investment power.
(7)	Includes (i) 34,360 shares of common stock owned individually by Mr. Porter over which he has sole voting and investment power, (ii) 43,053 shares owned individually by Ms. Derrico, (iii) 334,594 shares held jointly with Ms. Derrico, (iv) 4,605 shares owned by Marblehead, Inc., which is jointly owned by Ms. Derrico and Mr. Porter and (v) 3,797 shares owned jointly by Mr. Porter and his son. Mr. Porter disclaims beneficial ownership of the 43,053 shares beneficially owned solely by Ms. Derrico.
(8)	Includes 2,783 shares held by the Jack R. Jones, Sr. Trust, of which Mr. Rucker is trustee and 7,649 shares held by the Estate of Henry C. Rucker, of which Mr. Rucker is trustee.
(9)	Includes 11,786 shares owned by Reed Insurance Agency, Inc., of which Mr. Smith is President.

The Merger

The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this joint proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

About the Parties to the Merger

Provident Bankshares Corporation. Provident Bankshares is the bank holding company for Provident Bank. As a bank holding company, Provident Bankshares is subject to regulation by the Federal Reserve Board. Since its formation, Provident Bankshares’ principal activity has been to direct and coordinate the business of Provident Bank.

Provident Bank is a Maryland chartered commercial bank headquartered in Baltimore, Maryland. Provident Bank is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Maryland Commissioner of Financial Regulation and its deposits are insured by the FDIC up to applicable limits. Provident Bank currently operates through a network of 118 retail branch office and 161 ATMs in the Baltimore-Washington corridor of Maryland, Northern Virginia and southern York County, Pennsylvania.

Provident Bankshares’ principal business has been and continues to be attracting retail and business deposits in the areas surrounding its banking offices and investing those deposits, together with funds generated from operations and borrowings, primarily in consumer loans and to a lesser extent, commercial and real estate loans, and mortgage-backed securities. Provident Bankshares also offers related financial services through its wholly-owned subsidiaries, mutual funds, annuities and insurance products through Provident Investment Company and BankSure Insurance Corporation and leases through Court Square Leasing Corporation and Provident Lease Corporation.

For financial statements of Provident Bankshares and a discussion of Provident Bankshares’ recent results of operations, see Provident Bankshares’ 2003 annual report on Form 10-K, which is incorporated by reference into this document.

Southern Financial Bancorp, Inc. Southern Financial is the bank holding company for Southern Financial Bank. As a bank holding company, Southern Financial is subject to regulation by the Federal Reserve Board. Since its formation, Southern Financial’s principal activity has been to direct and coordinate the business of Southern Financial Bank.

Southern Financial Bank is a Virginia chartered commercial bank headquartered in Warrenton, Virginia. Southern Financial Bank is regulated by the FDIC and the Virginia State Corporation Commission and its deposits are insured by the FDIC up to applicable limits. In addition to its main office in Warrenton, Virginia, Southern Financial Bank operates 28 full-service banking offices throughout Northern and Northwest Virginia and the Charlottesville and Richmond, Virginia areas, including one full-service banking office in the District of Columbia.

On February 27, 2004, Southern Financial acquired Essex Bancorp, Inc. and its subsidiary Essex Savings Bank, F.S.B., a federally-chartered savings bank. Essex Savings Bank operates four banking offices in southern Virginia and one banking office in North Carolina.

Southern Financial’s principal business has been and continues to be attracting retail and business deposits in the areas surrounding its banking offices and investing those deposits, together with funds generated from operations and borrowings, primarily in commercial loans and to a lesser extent, construction and real estate loans, and mortgage-backed securities. Southern Financial also offers web-based banking systems for cash management, addressing the small and medium size business market through its wholly-owned subsidiary

Southern WebTech.com, Inc. The systems are for use by Southern Financial Bank and for license to other banks with a similar market mission in non-competing geographical areas. Additionally, as part of the acquisition of Essex Bancorp, Southern Financial acquired a 24.9% interest in LoanCare Servicing Center, which primarily services mortgage loans owned by Essex Savings Bank, governmental agencies and third-party investors.

For financial statements of Southern Financial and a discussion of Southern Financial’s results of operations for the year ended December 31, 2003, see Southern Financial’s annual report on Form 10-K, which is incorporated by reference into this document.

Form of the Merger

Our boards of directors each have approved a merger agreement that provides for the merger of Southern Financial with and into Provident Bankshares. Provident Bankshares will survive the merger. Upon completion of the merger, each share of Southern Financial common stock will be converted into the right to receive 1.0875 shares of Provident Bankshares common stock and $11.125 in cash, without interest. The common stock of Provident Bankshares will continue to trade on the Nasdaq National Market under the symbol “PBKS” after completion of the merger.

Exchange of Southern Financial Stock Certificates

If you are a shareholder of Southern Financial when the merger is completed, EquiServe, the exchange agent, will mail to you a letter of transmittal and instructions for use in surrendering your Southern Financial stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Provident Bankshares will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Provident Bankshares’ common stock and cash to which you are entitled under the merger agreement.

You should not send in your stock certificates until you receive the letter of transmittal and instructions.

After the effective time of the merger, and until surrendered as described above, each outstanding Southern Financial stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration. With respect to any Southern Financial stock certificate that has been lost or destroyed, Provident Bankshares will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Provident Bankshares’ standard policy, and evidence reasonably satisfactory to Provident Bankshares of ownership of the shares in question. After the effective time of the merger, Southern Financial’s transfer books will be closed and no transfer of the shares of Southern Financial stock outstanding immediately prior to the effective time will be made on Provident Bankshares’ stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Provident Bankshares’ shareholders the number of whole shares of Provident Bankshares common stock into which your shares of Southern Financial stock are converted, regardless of whether you have exchanged your Southern Financial stock certificates for Provident Bankshares stock certificates. Whenever Provident Bankshares declares a dividend or other distribution on the Provident Bankshares common stock which has a record date after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Provident Bankshares common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of Provident Bankshares common stock will be delivered to you until you surrender your Southern Financial stock certificate for exchange as described above. Upon surrender of your Southern Financial stock certificate, the certificate representing the Provident Bankshares common stock into which your shares of Southern Financial stock have been converted, together with the cash portion of the merger consideration, any cash in lieu of any fractional share of Provident

Bankshares common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Provident Bankshares Shareholders Are Not Required to Exchange Stock Certificates

Holders of Provident Bankshares common stock will not be required to exchange certificates representing their shares of Provident Bankshares common stock or otherwise take any action as a result of the completion of the merger. There is no need for Provident Bankshares shareholders to submit their Provident Bankshares common stock certificates to Provident Bankshares, EquiServe or any other person in connection with the merger.

Treatment of Southern Financial Stock Options

At the effective time of the merger, each option to purchase shares of Southern Financial common stock outstanding and unexercised immediately prior to the effective time will automatically become vested and will be converted into, at the election of the holder, either an option to purchase Provident Bankshares common stock or a cash payment.

If the option holder elects to convert his or her option into an option to purchase Provident Bankshares common stock, such option will continue to be governed by the terms of the applicable Southern Financial stock option plan and the stock option agreement evidencing the option. However, from and after the effective time, each stock option granted and outstanding under Southern Financial stock option plans may be exercised solely for shares of Provident Bankshares common stock. The number of shares of Provident Bankshares common stock issuable upon exercise of each former Southern Financial stock option will be equal to the number of shares of Southern Financial common stock subject to the option immediately prior to the merger multiplied by the “option exchange ratio” as defined below. The exercise price per share of Provident Bankshares common stock issuable upon exercise of each former Southern Financial stock option will be equal to the exercise price per share of Southern Financial common stock subject to the option immediately prior to the merger divided by the “option exchange ratio,” rounded to the nearest cent. The “option exchange ratio” will equal the number determined by dividing $11.125 by the closing price per share of Provident Bankshares common stock on the third trading day before the effective time and adding that number to 1.0875.

Each stock option which is an “incentive stock option” will be adjusted as required by the Internal Revenue Code to continue as an incentive stock option for federal income tax purposes. Provident Bankshares will take all corporate action necessary to reserve a sufficient additional number of shares of Provident Bankshares common stock for future issuance in satisfaction of its obligations with respect to these options.

If the option holder elects to convert his or her option into a cash payment, such option holder will receive an amount of cash calculated by multiplying the difference between (1) the sum of (a) 1.0875 multiplied by the closing price per share of Provident Bankshares common stock on the third trading day prior to the effective time of the merger and (b) $11.125 and (2) the per share exercise price applicable to such option by the number of shares of Southern Financial common stock subject to the option.

Material Federal Income Tax Consequences of the Merger

The following discussion addresses the material United States federal income tax consequences of the merger to holders of Southern Financial common stock. This discussion applies only to Southern Financial shareholders who hold their Southern Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of his or her personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; and shareholders who hold Southern Financial common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Southern Financial common stock who acquired their shares of Southern Financial common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this joint proxy statement-prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

It is a condition to our obligations to complete the merger that we receive an opinion of Muldoon Murphy Faucette & Aguggia LLP, counsel to Provident Bankshares, stating that the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering its opinion, counsel may require and rely upon representations contained in letters and certificates to be received from our officers and others. This opinion neither binds the Internal Revenue Service or the courts or precludes the Internal Revenue Service or the courts from adopting a position contrary to that expressed in the opinion, and no assurance can be given that a contrary position will not be successfully asserted by the Internal Revenue Service nor adopted by the courts if the issues are litigated. Neither Provident Bankshares nor Southern Financial intends to request any ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger. Although the merger agreement allows both of us to waive the condition that we receive a tax opinion from Muldoon Murphy Faucette & Aguggia LLP, we currently do not anticipate doing so. However, if this condition were waived, Southern Financial would re-solicit the approval of its shareholders prior to completing the merger.

In addition, in connection with the filing of the registration statement, Muldoon Murphy Faucette & Aguggia LLP, counsel to Provident Bankshares, has delivered to Provident Bankshares and Southern Financial its opinion, dated the date of this joint proxy statement-prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A copy of this opinion is attached as Exhibit 8.1 to the registration statement of which this joint proxy statement-prospectus forms a part. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of Provident Bankshares and Southern Financial, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. Accordingly, the discussions set forth below, subject to the limitations and qualifications set forth therein, constitutes the opinion of Muldoon Murphy Faucette & Aguggia LLP as to the material United States federal income tax consequences of the merger to holders of Southern Financial common stock.

Exchange for Provident Bankshares Common Stock and Cash. As a result of receiving a combination of Provident Bankshares common stock and cash in exchange for shares of Southern Financial common stock, a Southern Financial shareholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the merger. The amount of gain a Southern Financial shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Provident Bankshares common stock received exceeds (b) the shareholders’ tax basis in the Southern Financial common stock surrendered in the merger. If a shareholder of Southern Financial common stock purchased his or her shares of Southern Financial common stock at different prices, such Southern Financial shareholder will have to compute his or her recognized gain or loss separately for the shares of Southern Financial common stock with different adjusted basis in accordance with rules described in the previous sentences. Any recognized loss disallowed will be included in the adjusted basis of the holders of

Provident Bankshares common stock received in the merger, as discussed below. Any recognized gain would be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Provident Bankshares common stock received in the merger will be the same as the tax basis of the shares of Southern Financial common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by the (i) gain recognized in the merger, if any and (ii) recognized loss disallowed in the merger, if any. The holding period for shares of Provident Bankshares common stock received by such Southern Financial shareholder will include such shareholder’s holding period for the Southern Financial common stock surrendered in exchange for the Provident Bankshares common stock, provided that such shares of Southern Financial common stock were held as capital assets of the shareholder at the effective time of the merger.

Possible Dividend Treatment. In certain circumstances, a Southern Financial shareholder may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized in the merger if the receipt of the cash portion of the merger consideration “has the effect of the distribution of a dividend under the principles of Section 302 of the Internal Revenue Code.” The determination of whether a cash payment has such effect is based on a comparison of the Southern Financial shareholder’s proportionate interest in Provident Bankshares after the merger with the proportionate interest the Southern Financial shareholder would have had if the shareholder had received solely Provident Bankshares common stock in the merger. For purposes of this comparison, the Southern Financial shareholder may constructively own shares of Provident Bankshares common stock held by certain members of the Southern Financial shareholder’s family or certain entities in which the Southern Financial shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the Southern Financial shareholder’s shares of Provident Bankshares common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of Southern Financial at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the Southern Financial shareholder’s common stock was held as capital assets at the effective time of the merger. Capital gain or loss recognized by a Southern Financial shareholder in the merger will be long-term capital gain or loss if the holding period of the shares of Southern Financial common stock exceeds one year at the completion of the merger. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. If a Southern Financial shareholder has to recognize ordinary income, such income for individuals is currently taxed at the maximum rate of 35%. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Southern Financial shareholder. Southern Financial shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Dissenters. A shareholder who receives cash for their shares of Southern Financial common stock because they exercised their dissenter’s rights will be treated for United States federal income tax purposes as if the Provident Bankshares common stock had been received and then redeemed for cash by Provident Bankshares. A Southern Financial shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the Provident Bankshares common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code.

Cash in Lieu of Fractional Shares. A Southern Financial shareholder who holds Southern Financial common stock as a capital asset and who receives in the merger, in exchange for such stock, cash in lieu of a fractional share interest in Provident Bankshares common stock, will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Southern Financial shareholder is entitled pursuant to the merger, unless the Southern Financial shareholder provides the appropriate form. A Southern Financial shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Southern Financial shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Southern Financial shareholders in light of such shareholder’s particular circumstances. Southern Financial shareholder should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interception thereof, which can have retroactive effects.

Background of the Merger

From time to time, Southern Financial’s board of directors and management have reviewed Southern Financial’s future prospects for earnings and asset growth, and the viability of continued independent operations in accordance with Southern Financial’s business plan, from the perspective of the long-term best interests of Southern Financial and its shareholders. During 2003, several interested parties other than Provident Bankshares contacted Southern Financial to explore the possibility of a business combination. Until the fall of 2003, Southern Financial elected not to pursue these preliminary expressions of interest, believing it to be in the best interests of Southern Financial and its shareholders for Southern Financial to remain an independent entity.

On September 8, 2003, Georgia S. Derrico, Chairman of the Board and Chief Executive Officer of Southern Financial, R. Roderick Porter, President and Chief Operating Officer of Southern Financial, and Gary Geisel, Chief Executive Officer of Provident Bankshares, met to discuss the possibility of a business combination between their companies. The discussion was general in nature and addressed non-pricing matters such as financial performance, management and operations. Consistent with their duties to evaluate strategic options for Southern Financial, Ms. Derrico and Mr. Porter contacted Sandler O’Neill & Partners, L.P. to discuss the meeting and to develop a plan to investigate the alternatives available to Southern Financial with respect to a possible business combination. As a result of the process facilitated by Sandler O’Neill, between September 19 and October 2, 2003, Ms. Derrico and Mr. Porter met with representatives of several financial institutions that expressed an interest in Southern Financial, including Provident Bankshares.

On October 3, 2003, Provident Bankshares engaged Keefe Bruyette & Woods, Inc. to provide advisory services to Provident Bankshares’ board of directors regarding a possible business combination, including analyzing and assisting management in negotiating the financial aspects of the transaction. Keefe Bruyette was also engaged by Provident Bankshares to provide a fairness opinion with respect to the merger consideration.

On October 6, 2003, Southern Financial formally engaged Sandler O’Neill as its financial advisor to provide advisory services to the Southern Financial board of directors in connection with a possible business combination and to provide a fairness opinion with respect to the merger consideration should a transaction be considered by the board of directors. Also, on that date, Southern Financial and Provident Bancshares executed a confidentiality agreement.

On October 15, 2003, the Provident Bankshares board of directors held an executive session following the regularly scheduled Provident Bankshares board meeting at which the board was informed of senior management’s discussions with Southern Financial.

Southern Financial received preliminary indications of interest on October 15, 2003. During the period of October 16 through October 23, 2003, three financial institutions conducted due diligence with respect to Southern Financial’s business and operations and two of these institutions submitted proposals, including the proposed consideration that each institution proposed to pay in connection with an acquisition of Southern Financial.

Based on a review and consideration of the terms and conditions of the two offers submitted, the Southern Financial board of directors determined that the offer from Provident Bankshares was the best for Southern Financial and its shareholders. At a special meeting of Southern Financial’s board of directors on October 31, 2003, the board discussed the terms of the offers and a representative from Sandler O’Neill reviewed the proposals and information regarding Provident Bankshares and its financial performance. In addition, the board reviewed and discussed a proposed definitive merger agreement with representatives of Bracewell & Patterson, L.L.P., Southern Financial’s legal counsel.

Provident Bankshares performed its final due diligence on November 1 and 2, 2003 and the parties and their respective legal counsel engaged in negotiations related to definitive transaction agreements.

At a second special meeting of the Southern Financial board of directors held on November 3, 2003, a representative of Sandler O’Neill discussed terms of the offer from Provident Bankshares, including an analysis of comparable transactions and the financial position and valuation of Provident Bankshares. Representatives of Bracewell & Patterson then reviewed the merger agreement and related agreements that had been negotiated with Provident Bankshares. Throughout the presentations, representatives of Sandler O’Neill and Bracewell & Patterson responded to numerous questions and comments from the Southern Financial board.

Southern Financial’s board considered the financial performance, stock performance, market position, growth prospects and other matters concerning Provident Bankshares. The board evaluated Provident Bankshares’ offer in relation to the then current market value of Southern Financial’s common stock and management’s estimate of the future value of the common stock of Southern Financial as an independent entity. After thorough discussion, Southern Financial’s board of directors determined that a business combination with Provident Bankshares would be in the best interests of Southern Financial and its shareholders. As a result, Southern Financial’s board of directors unanimously approved the merger agreement and instructed management to execute and deliver the merger agreement on behalf of Southern Financial.

On November 3, 2003, at a meeting of the board of directors of Provident Bankshares, Keefe Bruyette reviewed with the board the financial aspects of the proposed transaction and delivered its opinion that the merger consideration was fair to Provident Bankshares from a financial point of view. The board of directors considered this opinion carefully as well as Keefe Bruyette’s experience, qualifications and interest in the transaction. In addition, Provident Bankshares’ board of directors reviewed the merger agreement at length with legal counsel. After extensive review and discussion, Provident Bankshares’ board of directors unanimously approved the transaction and instructed management to execute and deliver the merger agreement.

On November 3, 2003, Southern Financial and Provident Bankshares entered into the merger agreement and each financial institution announced the proposed merger.

Recommendation of the Provident Bankshares Board; Provident Bankshares’ Reasons for the Merger

Provident Bankshares’ board of directors has unanimously approved the merger agreement and recommends that Provident Bankshares shareholders vote “FOR” the approval of the merger agreement.

Provident Bankshares’ board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Provident Bankshares and its shareholders. In reaching this determination, the Provident Bankshares board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisors with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, the Provident Bankshares board of directors also considered a number of factors, including the following:

•

Due Diligence Review. Information concerning the businesses, earnings, operations, financial condition and prospects of Southern Financial and Provident Bankshares, both individually and as combined. The

Provident Bankshares board of directors took into account the results of Provident Bankshares’ due diligence review of Southern Financial.

•	Keefe Bruyette Opinion. The opinion rendered by Keefe Bruyette, as financial advisor to Provident Bankshares, that the merger consideration is fair, from a financial standpoint, to Provident Bankshares shareholders (see “—Opinion of Provident Bankshares’ Financial Advisor”).

•	Complementary Markets. The complementary nature of the businesses and market areas of Provident Bankshares and Southern Financial.

•	Tax Consequences. The terms of the merger agreement and the structure of the merger, including the fact that the merger agreement provides a maximum number of shares of Provident Bankshares common stock to be issued in the merger and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a purchase for accounting purposes.

•	Greater Resources. The size of the combined company, which would permit Provident Bankshares to pursue other acquisitions.

•	Continuity of Management. The fact that Provident Bankshares’ management team immediately before the merger will remain intact following the merger, and that Provident Bankshares’ board of directors will be increased to accommodate the addition of two current members of the Southern Financial board of directors.

•	Stock Prices. The historical trading prices for Provident Bankshares and Southern Financial common stock.

•	Cost Savings. The opportunities for decreasing operating expenses for the combined company.

•	Current Environment. The current and prospective economic, competitive and regulatory environment facing Provident Bankshares, Southern Financial and the financial services industry.

•	Termination Fee. The termination fee to which Provident Bankshares would be entitled under certain circumstances.

•	More Competitive. The board of directors’ assessment that Provident Bankshares would be better able to serve the convenience and needs of its customers and communities by becoming a larger institution better suited for competing against regional financial institutions in its market area.

•	Accretive to Earnings. That the merger is expected to be accretive to earnings in the first year after the merger and the belief that the business and financial advantages contemplated in connection with the merger will likely be achieved within a reasonable time frame.

•	Likelihood of Consummation. That Southern Financial had thoroughly reviewed its strategic planning options and the likelihood that the proposed merger would receive the required approvals, and the anticipated impact of the foregoing on the successful consummation of the transaction.

•	Southern Financial Bank’s CRA Rating. The “Satisfactory” Community Reinvestment Act rating at the most recent examination of Southern Financial Bank.

The discussion of the information and factors considered by the Provident Bankshares board of directors is not intended to be exhaustive, but includes all material factors considered by the Provident Bankshares board of directors. In reaching its determination to approve and recommend the merger, the Provident Bankshares board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently. The Provident Bankshares board of directors is unanimous in its recommendation that Provident Bankshares Shareholders vote for approval of the merger agreement.

Recommendation of the Southern Financial Board and Southern Financial’s Reasons for the Merger

The Southern Financial board of directors believes that the merger is in the best interests of Southern Financial and its shareholders. Accordingly, the Southern Financial board has unanimously approved the merger agreement and unanimously recommends that Southern Financial shareholders vote FOR approval of the merger agreement.

The terms of the merger agreement, including the consideration to be paid to Southern Financial shareholders, were the result of arm’s length negotiations between representatives of Provident Bankshares and Southern Financial. In evaluating whether to affiliate with Provident Bankshares, the Southern Financial board considered a number of factors, including, without limitation, the following:

•	Information regarding the business, operating results, financial condition, management, earnings and prospects of each of Southern Financial and Provident Bankshares.

•	The per share merger consideration in the form of 1.0875 shares of Provident Bankshares common stock and $11.125 in cash for each share of Southern Financial common stock outstanding.

•	The analyses provided by Sandler O’Neill and the opinion rendered by Sandler O ‘Neill, as financial advisor to Southern Financial, that the merger consideration is fair from a financial point of view to Southern Financial’s shareholders.

•	The compatibility of Provident Bankshares’ management team with that of Southern Financial and the general strategic fit of the entities, including the fact that Southern Financial’s commercial lending and geographic area complements that of Provident Bankshares.

•	Comparable transactions and valuations on recent transactions.

•	The Southern Financial board’s review of other strategic alternatives available to Southern Financial and the board’s assessment that none of the other alternatives were likely to create greater value for shareholders than the merger consideration to be paid by Provident Bankshares.

•	The treatment of the stock portion of the merger consideration as a tax-free exchange of Southern Financial common stock for Provident Bankshares common stock for federal income tax purposes.

•	The anticipated impact of the merger on employees, customers and communities served by Southern Financial. In this regard, the Southern Financial board noted that all of the existing offices of Southern Financial Bank would continue in operation after the merger as branch offices of Provident Bank.

•	The ability of Provident Bankshares to provide additional financial services and products to Southern Financial’s customers and communities.

•	The current financial services industry environment, including the continued consolidation within the industry and the increased competition in the market areas served by Southern Financial.

•	The historical dividends paid by Provident Bankshares on its common stock.

•	The likelihood that the merger will be approved by the appropriate regulatory authorities.

•	The ability of Provident Bankshares to integrate the operations of the companies following the merger.

This discussion of the information and factors considered by the Southern Financial board of directors is not intended to be exhaustive, but includes the material factors considered by the Southern Financial board. In reaching its determination to approve and recommend the merger agreement, the Southern Financial board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Southern Financial board of directors is unanimous in its recommendation that Southern Financial shareholders vote for approval of the merger agreement.

Opinion of Provident Bankshares’ Financial Advisor

On October 3, 2003, Provident Bankshares engaged Keefe Bruyette to act as its financial advisor in connection with the merger. Keefe Bruyette agreed to assist Provident Bankshares in analyzing, structuring, negotiating and effecting a transaction with Southern Financial. Provident Bankshares selected Keefe Bruyette because Keefe Bruyette is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Provident Bankshares and its business. As part of its investment banking business, Keefe Bruyette is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On November 3, 2003, the Provident Bankshares board of directors held a meeting to evaluate the proposed merger of Southern Financial with and into Provident Bankshares. At this meeting, Keefe Bruyette reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) to Provident Bankshares as to the fairness from a financial point of view of the consideration to be offered in the merger.

Keefe Bruyette has confirmed its November 3, 2003 opinion by delivering to the board a written opinion dated the date of this joint proxy statement-prospectus. In rendering its updated opinion, Keefe Bruyette confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing certain other factors considered in rendering its opinion.

The text of Keefe Bruyette’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Provident Bankshares’ shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe Bruyette.

Keefe Bruyette’s opinion is directed to the Provident Bankshares board of directors and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Provident Bankshares shareholder as to how the shareholder should vote at the Provident Bankshares annual meeting on the merger or any related matter.

In rendering its opinion, Keefe Bruyette:

•	reviewed, among other things:

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Provident Bankshares,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Southern Financial,

•	Quarterly Reports on Form 10-Q of Provident Bankshares, and

•	Quarterly Reports on Form 10-Q of Southern Financial;

•	held discussions with members of senior management of Provident Bankshares and Southern Financial regarding:

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Provident Bankshares and Southern Financial and compared them with those of certain publicly traded companies that Keefe Bruyette deemed to be relevant;

•	evaluated the potential pro forma impact of the merger on Provident Bankshares, including cost savings, which management of Provident Bankshares expects to result from a combination of the businesses of Provident Bankshares and Southern Financial;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Keefe Bruyette deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe Bruyette or that was discussed with, or reviewed by or for Keefe Bruyette, or that was publicly available. Keefe Bruyette did not attempt or assume any responsibility to verify such information independently. Keefe Bruyette relied upon the management of Provident Bankshares and Southern Financial as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for those projections, provided to Keefe Bruyette. Keefe Bruyette assumed, without independent verification, that the aggregate allowances for loan and lease losses for Provident Bankshares and Southern Financial are adequate to cover those losses. Keefe Bruyette did not make or obtain any evaluations or appraisals of any assets or liabilities of Provident Bankshares or Southern Financial, and Keefe Bruyette did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, Keefe Bruyette assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

Keefe Bruyette further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Keefe Bruyette’s opinion is not an expression of an opinion as to the prices at which shares of Provident Bankshares common stock or Southern Financial common stock will trade following the announcement of the merger or the actual value of the Provident Bankshares common stock when issued pursuant to the merger, or the prices at which the Provident Bankshares common stock will trade following the completion of the merger.

In performing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keefe Bruyette, Provident Bankshares and Southern Financial. Any estimates contained in the analyses performed by Keefe Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe Bruyette opinion was among several factors taken into consideration by the Provident Bankshares board of directors in making its determination to adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the

Provident Bankshares board of directors or management of Provident Bankshares with respect to the fairness of the consideration offered in the merger.

Summary of Analyses by Keefe Bruyette

The following is a summary of the material analyses presented by Keefe Bruyette to the Provident Bankshares board on November 3, 2003, in connection with its opinion. The summary is not a complete description of the analyses underlying the Keefe Bruyette opinion or the presentation made by Keefe Bruyette to the Provident Bankshares board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe Bruyette did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe Bruyette believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not provide a complete description of the financial analyses.

Selected Peer Group Analysis. Using publicly available information, Keefe Bruyette compared the financial performance, financial condition, and market performance of Southern Financial (including the pro forma impact of the merger with Essex Bancorp) to the following twelve depository institutions that Keefe Bruyette considered comparable to Southern Financial:

Columbia Bancorp

Community Banks, Inc.

First Community Bancshares, Inc.

First Mariner Bancorp

FNB Corporation

Omega Financial Corporation

PennRock Financial Services Corp.

Sandy Spring Bancorp, Inc.

Sterling Financial Corporation

Union Bankshares Corporation

Univest Corporation of Pennsylvania

Virginia Financial Group, Inc.

To perform this analysis, Keefe Bruyette used financial information as of and for the period ended September 30, 2003. Market price information was as of October 31, 2003, and earnings estimates were taken from FirstCall, a nationally recognized earnings estimate consolidator.

Keefe Bruyette’s analysis showed the following concerning Southern Financial’s performance:

Financial Performance Measures:	Southern Financial	Southern Financial Peer Group Median	Southern Financial Peer Group Maximum	Southern Financial Peer Group Minimum
Return on Average Equity	14.58%	14.93%	18.35%	9.86%
Return on Average Assets	1.21%	1.33%	1.64%	0.58%
Net Interest Margin	3.91%	4.05%	4.59%	3.47%
Efficiency Ratio	45.9%	59.7%	82.8%	51.4%

Keefe Bruyette’s analysis showed the following concerning Southern Financial’s financial condition:

Financial Condition Measures:	Southern Financial	Southern Financial Peer Group Median	Southern Financial Peer Group Maximum	Southern Financial Peer Group Minimum
Leverage Ratio	7.99%	8.33%	13.84%	7.30%
Non Performing Assets/Assets	0.27%	0.30%	0.79%	0.03%
Net Charge Offs/Average Loans	0.66%	0.09%	0.40%	(0.09)%
Loan Loss Reserves/Loans	1.73%	1.26%	1.50%	0.96%

Keefe Bruyette’s analysis showed the following concerning Southern Financial’s market performance:

Market Performance Measures:	Southern Financial		Southern Financial Peer Group Median		Southern Financial Peer Group Maximum		Southern Financial Peer Group Minimum
Price to Earnings Multiple, based on 2003 GAAP estimated earnings	17.9	x	16.1	x	19.0	x	14.7	x
Price to Earnings Multiple, based on 2004 GAAP estimated earnings	15.9	x	14.4	x	17.6	x	13.5	x
Price to Book Multiple Value	2.28	x	2.23	x	2.74	x	1.44	x
Price to Tangible Book Multiple Value	2.85	x	2.47	x	3.23	x	1.55	x
Dividend Yield	1.8%		2.4%		3.2%		0.0%

Selected Transaction Analysis. Keefe Bruyette reviewed publicly available information related to certain Mid-Atlantic bank transactions. The transactions reviewed included acquisitions of banks in Maryland, New Jersey, North Carolina, Pennsylvania, South Carolina or Virginia announced after January 1, 2002 to November 2, 2003, with announced transaction values between $50 million and $1 billion. The transactions included in the group were:

Acquiror:	Acquiree:
Lakeland Bancorp, Incorporated	Newton Financial Corporation
TowneBank	Harbor Bank
Fulton Financial	Resource Bankshares
PNC Financial Services Group, Inc.	United National Bancorp
Community Bank System, Inc.	Grange National Banc Corp.
South Financial Group Inc.	MountainBank Financial Corp.
United Bankshares Inc.	Sequoia Bancshares Inc.
Mercantile Bankshares Corp.	F&M Bancorp
Fulton Financial Corporation	Premier Bancorp Inc.
Interchange Financial Services Corporation	Bridge View Bancorp
National Penn Bancshares Inc.	FirstService Bank
Sky Financial Group Inc.	Three Rivers Bancorp, Inc.
S&T Bancorp, Inc.	Peoples Financial Corporation, Inc.

For each precedent transaction, Keefe Bruyette derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

(a)	the earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

(b)	estimated earnings per share of the acquired company for either the calendar year of, or the calendar year following, the announcement of the transaction;

(c)	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

(d)	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

Transaction multiples from the merger were derived from the $44.50 per share transaction value and financial data as of September 30, 2003 for Southern Financial (including the pro forma impact of the merger with Essex Bancorp). Keefe Bruyette compared these results with announced multiples. The results of the analysis are set forth in the following table.

	Provident Bankshares/ Southern Financial		Mid-Atlantic Median		Mid-Atlantic Maximum		Mid-Atlantic Minimum
Deal Price/Trailing 12 months earnings per share:	22.9	x	20.4	x	40.7	x	17.1	x
Deal Price/ Estimated earnings per share:	19.0	x	19.0	x	19.3	x	16.7	x
Deal Price/ Book value:	2.72	x	2.88	x	3.80	x	1.92	x
Deal Price/Tangible book value:	3.40	x	3.04	x	3.91	x	2.18	x

No company or transaction used as a comparison in the above analysis is identical to Provident Bankshares, Southern Financial or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Keefe Bruyette performed a discounted cash flow analysis to estimate a range for the implied equity value per share of Southern Financial common stock as of October 31, 2003. In this analysis, Keefe Bruyette assumed discount rates ranging from 10.0% to 12.0% to derive (i) the present value of the estimated free cash flows that Southern Financial could generate over the period beginning January 2004 and ending in December 2008 including certain expenses and cost savings forecasted as a result of the merger, and (ii) the present value of Southern Financial’s “terminal value” at the end of 2008. Terminal values for Southern Financial were calculated based on a range of 14.0x to 16.0x estimated 2009 earnings per share. In performing this analysis, Keefe Bruyette used the FirstCall 2004 earnings per share estimate for Southern Financial and assumed 10% earnings per share growth thereafter. Earnings per share data were adjusted to account for certain restructuring charges anticipated by management to result from the merger and management’s assumptions of cost savings resulting from the merger of 24.6% of Southern Financial’s pre-tax overhead expense. In determining cash flows available to shareholders, Keefe Bruyette used forecasted dividend payout ratios (in other words, percentages of adjusted earnings per share payable to shareholders), which assume the maintenance of a constant ratio of tangible common equity to tangible assets of 6.5%.

Based on these assumptions, Keefe Bruyette derived a range of implied equity value per share of Southern Financial common stock of $41.10 to $50.61.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Southern Financial common stock.

Forecasted Pro Forma Financial Analysis. Keefe Bruyette analyzed the estimated financial impact of the merger on Provident Bankshares’ 2005 estimated earnings per share and 2005 estimated cash earnings per share. Cash earnings per share is determined by adding per share amortization of acquisition-related intangible assets to earnings per share. In the course of this analysis, Keefe Bruyette used First Call estimates of earnings per share for 2005, utilizing FirstCall forecasted long-term earnings per share growth rate of 10%, and assumed, based on management forecasts, that the merger will result in cost savings equal to 24.6% of Southern Financial’s pre-tax controllable overhead expense. Based on its analysis, Keefe Bruyette determined that the merger would be accretive to Provident Bankshares’ earnings per share and cash earnings per share in 2005.

Furthermore, the analysis indicated that Provident Bankshares’ leverage ratio, tier one risk-based capital ratio and total risk-based capital ratio would all remain above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by Provident Bankshares’ and Southern

Financial’s senior management teams. For all of the above analysis, the actual results achieved by Provident Bankshares following the merger may vary from the projected results, and the variations may be material.

Other Analyses. Keefe Bruyette reviewed the relative financial and market performance of Provident Bankshares and Southern Financial to a variety of relevant industry peer groups and indices. Keefe Bruyette also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Southern Financial.

The Provident Bankshares board of directors has retained Keefe Bruyette as an independent contractor to act as financial advisor to Provident Bankshares regarding the merger. As part of its investment banking business, Keefe Bruyette is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, Provident Bankshares and Southern Financial. As a market maker in securities Keefe Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Provident Bankshares and Southern Financial for Keefe Bruyette’s own account and for the accounts of its customers.

Provident Bankshares and Keefe Bruyette have entered into an agreement relating to the services to be provided by Keefe Bruyette in connection with the merger. Provident Bankshares has agreed to pay Keefe Bruyette fees as follows: a cash fee of $100,000 upon execution of a definitive agreement and an additional cash fee of $100,000 after the mailing of any proxy statement or registration statement to holders of Provident Bankshares common stock. In addition, Provident Bankshares will pay to Keefe Bruyette at the time of closing a cash fee of $1,300,000. Pursuant to the Keefe Bruyette engagement agreement, Provident Bankshares also agreed to reimburse Keefe Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Opinion of Southern Financial’s Financial Advisor

By letter dated October 6, 2003, Southern Financial retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Southern Financial in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the November 3, 2003 meeting at which Southern Financial’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Southern Financial’s shareholders from a financial point of view. Sandler O’Neill has confirmed its November 3, 2003 opinion by delivering to the board a written opinion dated the date of this joint proxy statement-prospectus. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Appendix C to this joint proxy statement–prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Southern Financial board and is directed only to the fairness of the merger consideration to Southern Financial shareholders from a financial point of view. It does not address the underlying business decision of Southern Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any Southern Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its November 3, 2003 opinion, Sandler O’Neill discussed with members of senior management of Southern Financial and Provident Bankshares their rationale for the merger and the business, financial condition, results of operations and prospects of their respective companies. Sandler O’Neill also reviewed and considered, among other things:

(1)	the merger agreement and certain of the exhibits and schedules thereto;

(2)	certain publicly available financial statements and other historical financial information of Southern Financial that it deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Essex Bancorp that it deemed relevant;

(4)	certain publicly available financial statements and other historical financial information of Provident Bankshares that it deemed relevant;

(5)	internal financial projections for Southern Financial for the year ending December 31, 2004 (giving effect to Southern Financial’s acquisition of Essex Bancorp) provided by and reviewed with management of Southern Financial and earnings per share estimates for Southern Financial for the years ending December 31, 2004 published by Institutional Brokers Estimate System (“I/B/E/S”);

(6)	internal financial projections for Provident Bankshares for the years ending December 31, 2003 and 2004 provided by and reviewed with management of Provident Bankshares and earnings per share estimates for Provident Bankshares for the year ending December 31, 2004 published by I/B/E/S;

(7)	the pro forma financial impact of the merger on Provident Bankshares, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Provident Bankshares;

(8)	the publicly reported historical price and trading activity for Southern Financial’s and Provident Bankshares’ common stock, including a comparison of certain financial and stock market information for Southern Financial and Provident Bankshares with similar publicly available information for certain other companies the securities of which are publicly traded;

(9)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(10)	the current market environment generally and the banking environment in particular; and

(11)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it is considered relevant.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Southern Financial and Provident Bankshares that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Southern Financial or Provident Bankshares or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Southern Financial or Provident Bankshares, nor did it review any individual credit files relating to Southern Financial or Provident Bankshares. With Southern Financial’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Southern Financial and Provident Bankshares were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Southern Financial or Provident Bankshares. At Southern Financial’s direction, Sandler O’Neill relied solely on information provided by Southern Financial as to all matters relating to Southern Financial’s pending acquisition of Essex Bancorp and has made no independent investigation of any such matters.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed, with Southern Financial’s consent, that there had been no material change in Southern Financial’s and Provident Bankshares’ assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Southern Financial and Provident Bankshares would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes.

In rendering its November 3, 2003, opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Southern Financial or Provident Bankshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Southern Financial or Provident Bankshares and the companies to which they are being compared.

With respect to the financial projections for Southern Financial and Provident Bankshares and all projections of transaction costs and expected cost savings relating to the merger used and relied upon by Sandler O’Neill in its analyses, Southern Financial’s and Provident Bankshares’ managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Southern Financial and Provident Bankshares, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Southern Financial and Provident Bankshares were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Southern Financial, Provident Bankshares and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Southern Financial board at the November 3, 2003 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Southern Financial’s common stock or Provident Bankshares’ common stock or the prices at which Southern Financial’s or Provident Bankshares’ common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Provident Bankshares’ common stock on October 31, 2003 of $31.05 and assuming that each share of Southern Financial’s common stock is exchanged for 1.0875 shares of Provident Bankshares common stock and $11.125 in cash, Sandler O’Neill calculated an implied transaction value of $44.89 per share. Based upon Southern Financial’s September 30, 2003 financial information, as adjusted on a pro forma basis to give effect to its acquisition of Essex Bancorp, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/LTM Earnings per share	22.6	x
Transaction value/2004 Earnings per share (1)	19.2	x
Transaction value/stated book value per share	274.1%
Transaction value/tangible book value per share	361.1%
Tangible book premium/core deposits (2)	37.6%

(1)	Based upon I/B/E/S estimates for 2004 earnings per share.
(2)	Assumes Southern Financial’s total core deposits are $652.1 million, excluding from the definition of core deposits non-callable certificates of deposit.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share, as adjusted on a pro forma basis to give effect to Southern Financial’s acquisition of Essex Bancorp. The aggregate transaction value was approximately $333 million, based upon 7,050,386 shares of Southern Financial common stock assumed to be outstanding following the acquisition of Essex Bancorp by Southern Financial plus the value of options outstanding to purchase 567,206 shares of Southern Financial common stock calculated using the implied transaction value per share less the weighted average strike price of $15.79. Sandler O’Neill noted that the transaction value represented a 20.4% premium over the October 31, 2003 closing price of Southern Financial’s common stock.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Southern Financial’s common stock and Provident Bankshares’ common stock and the relationship between the movements in the prices of Southern Financial’s common stock and Provident Bankshares’ common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, the NASDAQ Bank Index and the median performance of composite peer groups of publicly traded commercial banks for Southern Financial and Provident Bankshares, respectively, selected by Sandler O’Neill. The composition of the peer groups is discussed under “Comparable Company Analysis” below. During the one year period ended October 31, 2003, each of Southern Financial’s and Provident Bankshares’ common stock outperformed all indices to which it was compared.

Southern Financial’s and Provident Bankshares’

One-Year Stock Performance

	Beginning Index Value October 31, 2002	Ending Index Value October 31, 2003
Southern Financial	100.00%	155.65%
Peer Group	100.00	118.92
NASDAQ Bank Index	100.00	124.32
S&P Bank Index	100.00	117.80
S&P 500 Index	100.00	118.62

	Beginning Index Value October 31, 2002	Ending Index Value October 31, 2003
Provident Bankshares	100.00%	137.38%
Peer Group	100.00	114.10
NASDAQ Bank Index	100.00	124.32
S&P Bank Index	100.00	117.80
S&P 500 Index	100.00	118.62

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Southern Financial and the following publicly traded commercial banking institutions that had total assets of between $900 million and $1.38 billion and are located in the Southeastern and Mid-Atlantic region of the United States:

Virginia Financial Group, Inc.	Citizens & Northern Corporation
First Bancorp	Sun Bancorp, Inc.
FNB Corporation	First Mariner Bancorp
Union Bankshares Corporation	Columbia Bancorp
Royal Bancshares of Pennsylvania, Inc.	Patriot Bank Corp.
Omega Financial Corporation	First United Corporation
PennRock Financial Services Corp.	Bank of Granite Corporation
TowneBank	Pennsylvania Commerce Bancorp, Inc.

The analysis compared publicly available financial information for Southern Financial and the median data for the peer group as of and for each of the years ended December 31, 1998 through 2002 and as of or for the twelve-month period ended September 30, 2003. The table below sets forth the comparative data as of or for the twelve-month period ended September 30, 2003, with market pricing data as of October 31, 2003.

	Southern Financial		Peer Group
Total assets (in thousands)	$1,106,906		$1,040,210
Tangible equity/total assets	6.68%		8.20%
Intangible assets/total equity	16.33		0.03
Net loans/total assets	55.74		66.24
Gross loans/total deposits	83.68		89.68
Total borrowings/total assets	23.44		15.90
Non-performing assets/total assets	0.27		0.43
Loan loss reserve/gross loans	1.69		1.23
Net interest margin	4.10		4.06
Non-interest income/average assets	0.77		1.17
Non-interest expense/average assets	2.13		3.04
Efficiency ratio	46.68		62.08
LTM return on average assets	1.21		1.24
LTM return on average equity	14.61		12.73
Price/tangible book value per share	310.23		220.92
Price/LTM earnings per share	19.21	x	16.66	x
Dividend payout ratio	24.10%		38.69%
Dividend yield	1.25		2.42

Sandler O’Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Provident Bankshares and the following publicly traded commercial banking institutions that had total assets of between $3.3 billion and $13.9 billion and are located in the Mid-Atlantic region of the United States:

Mercantile Bankshares Corporation	First Commonwealth Corporation
Valley National Bancorp	Trust Company of New Jersey
Fulton Financial Corporation	NBT Bancorp, Inc.
Riggs National Corporation	Community Bank System, Inc.
Susquehanna Bancshares, Inc.	National Penn Bancshares, Inc.
United Bankshares, Inc.

The analysis compared publicly available financial information of Provident Bankshares and each of the peer group companies as of or for the twelve-month period ended September 30, 2003. The table below sets forth the comparative data for Provident Bankshares and the median data for the peer group, with market pricing data as of October 31, 2003.

	Provident Bankshares		Peer Group
Total assets (in millions)	$4,985.4		$5,732.0
Tangible equity/total assets	6.18%		7.07%
Return on average assets	1.03		1.23
Return on average equity	16.12		14.30
Price/tangible book value per share	247.12		268.18
Price/LTM earnings per share	15.37	x	15.73	x
Price/I/B/E/S Est. 2003 earnings per	15.30	x	15.86	x
Market capitalization (in millions)	$760.2		$818.2

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 80 merger transactions announced nationwide from January 1, 2003 through October 31, 2003 involving publicly traded commercial banking companies as acquired institutions with transaction values greater than $15 million. Sandler O’Neill also reviewed 34 merger transactions announced during the same period involving publicly traded commercial banks in the Southeastern and in the Mid-Atlantic regions with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to Southern Financial’s financial information as of and for the twelve months ended September 30, 2003. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Southern Financial’s common stock of $24.86 to $54.79 based upon the median multiples for nationwide commercial bank transactions and $27.87 to $58.31 based upon the median multiples for regional commercial banking transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $44.89 per share.

Nationwide & Regional Transaction Multiples

	Nationwide			Regional
	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction price/LTM EPS	21.14	x	$41.01	22.36	x	$43.30
Transaction price/estimated 2003 EPS (1)	18.44	x	38.36	18.51	x	38.50
Transaction price/book value	238.66%		34.27	268.75%		38.59
Transaction price/tangible book value	251.90%		30.26	282.56%		33.95
Tangible book premium/core deposits (2)	17.53%		24.86	21.64%		27.87
Premium to market (3)	47.00%		54.79	56.45%		58.31

(1)	Based on I/B/E/S estimates.
(2)	Assumes total core deposits are $445.1 million.
(3)	Based on Southern Financial’s October 31, 2003 closing price of $37.27.

Sandler O’Neill performed the same analysis using Southern Financial’s financial information as of or for the twelve months ended September 30, 2003, as adjusted on a pro forma basis to give effect to the acquisition of Essex Bancorp. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Southern Financial’s common stock of $30.86 to $43.15 based upon the median multiples for nationwide commercial banking transactions and $35.12 to $44.9 based upon the median multiples for regional commercial banking transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $44.89 per share.

	Nationwide			Regional
	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction price/LTM EPS	21.14	x	$42.07	22.36	x	$44.49
Transaction price/estimated 2004 EPS (1)	18.44	x	$43.15	18.51	x	$43.31
Transaction price/Book value	238.66%		$39.09	268.75%		$44.02
Transaction price/Tangible book value	251.90%		$31.31	282.56%		$35.12
Tangible book premium/Core deposits (2)	17.53%		$30.86	21.64%		$35.27

(1)	Based on mean I/B/E/S estimates.
(2)	Assumes total core deposits are $652.9 million.

Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Southern Financial through December 31, 2008 under various circumstances, assuming Southern Financial’s projected dividend stream and that Southern Financial performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O’Neill assumed an annual growth rate of earnings per share of 10%. To approximate the terminal value of Southern Financial common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 12% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Southern Financial common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Southern Financial common stock of $21.35 to $45.73. The implied transaction value of the merger as calculated by Sandler O’Neill was $44.89 per share.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x
8.0%	$24.12	$28.44	$32.76	$37.08	$41.41	$45.73
9.0	23.38	27.57	31.75	35.94	40.12	44.30
10.0	22.68	26.73	30.78	34.83	38.89	42.94
11.0	22.00	25.92	29.85	33.78	37.70	41.63
12.0	21.35	25.15	28.96	32.76	36.56	40.37

Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Provident Bankshares through December 31, 2008 under various circumstances, assuming Provident Bankshares’ projected dividend stream and that Provident Bankshares performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O’Neill assumed an annual growth rate of earnings per share of 9%. To approximate the terminal value of Provident Bankshares common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 13% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Provident Bankshares common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Provident Bankshares common stock of $20.24 to $44.13. The closing price of Provident Bankshares’ common stock on October 31, 2003 was $31.05.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x
9.0%	$24.10	$28.11	$32.11	$36.12	$40.12	$44.13
10.0	23.06	26.87	30.69	34.51	38.33	42.14
11.0	22.07	25.71	29.35	32.99	36.63	40.27
12.0	21.13	24.60	28.07	31.55	35.02	38.49
13.0	20.24	23.55	26.87	30.18	33.50	36.81

In connection with its analyses, Sandler O’Neill considered and discussed with the Southern Financial Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the first quarter of 2004, (2) each share of Southern Financial common stock is exchanged for 1.0875 shares of Provident Bankshares common stock and $11.125 in cash, (3) stock options are cancelled in exchange for a cash payment equal to the transaction value less the weighted average exercise price per share, (4) earnings projections for 2004 reviewed with senior managements of Southern Financial and Provident Bankshares and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior management of Provident Bankshares. All financial information of Southern Financial used in this analysis was pro forma for Southern Financial’s pending acquisition of Essex Bancorp. The analysis indicated that for the year ending December 31, 2004, the merger would be accretive to Provident Bankshares’ projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Southern Financial has agreed to pay Sandler O’Neill a transaction fee in connection with the merger equal to 1.0% of the aggregate transaction value, or approximately $3.4 million based upon the closing price of Provident Bankshares’ common stock on March 8, 2004, $400,000 of which was paid upon execution of the merger agreement. Southern Financial has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement up to $25,000 and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has in the past provided certain investment banking services to Southern Financial and has received compensation for such services. Sandler O’Neill has also in the past provided certain investment banking services to Provident Bankshares and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Southern Financial and Provident Bankshares and their respective affiliates and may actively trade the debt and/or equity securities of Southern Financial and Provident Bankshares and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Dissenters’ Rights

Under the Virginia Stock Corporation Act, current holders of Southern Financial common stock who object to the merger may “dissent” and, if the merger is consummated, have the fair value of their shares of Southern Financial common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value in anticipation of the merger unless exclusion would be inequitable. A Southern Financial shareholder may only exercise dissenters’ rights by complying with the provisions of Article 15 of the Virginia Stock Corporation Act.

The following is only a summary of the rights of a dissenting Southern Financial shareholder and is not a complete statement of law pertaining to appraisal rights under the Virginia Stock Corporation Act. The summary is qualified in its entirety by reference to the full text of Article 15 of the Virginia Stock Corporation Act, a copy of which is attached as Appendix D to this document and incorporated by reference into this discussion. If you intend to exercise your right to dissent, you should consult with your attorney and comply with all requirements of Article 15 as set forth in the following summary and in Appendix D. No further notice of the events giving rise to dissenters’ rights will be furnished by Southern Financial to you.

If you intend to exercise your dissenters’ rights, please be aware that cash paid to you will likely result in your receipt of taxable income. (See–“Material Federal Income Tax Consequences of the Merger.”)

Article 15 of the Virginia Stock Corporation Act provides the procedure(s) you must follow if you wish to exercise your dissenters’ rights:

•	you must deliver to Southern Financial, before the vote on the merger agreement is taken at the special meeting, written notice of your intent to demand payment for your shares if the merger is completed; and

•	you must not vote your shares in favor of the merger agreement at the special meeting.

Your failure to satisfy the above requirements will result in your not being entitled to exercise dissenters’ rights and receive payment for your shares under Article 15. Even if you vote against the merger agreement, in person or by proxy, you are still required to send written notice of intent to demand payment for your shares in order to exercise your dissenters’ rights. You should remember, as described under “Special Meeting of Southern Financial Shareholders—Voting of Proxies” on page 25, that if you return a signed appointment of proxy but fail to provide instructions as to the manner in which the shares are to be voted, you will be considered to have voted in favor of the merger agreement, and any dissenters’ rights will be lost. On the other hand, if you do not return the proxy card or vote at the special meeting, your dissenters’ rights will be preserved so long as you have given the required notice of intent to demand payment for your shares as described above.

Any notice of intent to demand payment for your shares should be mailed or delivered to Southern Financial’s corporate secretary at the corporate office located at 37 East Main Street, Warrenton, Virginia 20186, or it may be hand delivered to Southern Financial’s corporate secretary at the special meeting before voting on the merger agreement begins. Notice of intent is effective on the first of the following to occur:

•	your notice is received by Southern Financial at its address prior to the special meeting;

•	five days after its deposit in the United States mail, as evidenced by the postmark; or

•	on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and if the receipt is signed by or on behalf of Southern Financial prior to the special meeting.

If you properly notify Southern Financial of your intent to demand payment for your shares, you do not vote in favor of the merger agreement and the merger agreement is approved by Southern Financial’s shareholders at the special meeting, then, within 10 days following the effective date of the merger, Provident Bankshares, as the surviving company in the merger, will send you a written “dissenters’ notice” by first class mail, postage prepaid, to your address as shown in Southern Financial’s current record of shareholders. The dissenters’ notice will include a copy of Article 15 of the Virginia Corporation Act and will:

•	include a form to use for demanding payment, which will include the date of the first announcement of the terms of the merger to the news media or Southern Financial shareholders, and will require you to certify whether you acquired beneficial ownership of your shares of Southern Financial common stock before or after that date;

•	inform holders of uncertified shares to extent to which such shares will be restricted after the payment demand is received;

•	state where your payment demand must be sent and where and when your Southern Financial share certificates must be deposited; and

•	specify a date by which Southern Financial must receive your payment demand (which may not be fewer than 30 days nor more than 60 days after the date of delivery of the dissenters’ notice).

After receipt of the dissenters’ notice, you must deliver to Provident Bankshares a written payment demand and, in the case of your certificated shares, deposit your Southern Financial share certificates with Provident Bankshares by the date set forth and in accordance with the terms and conditions of the dissenters’ notice and certify whether you acquired beneficial ownership of your shares of Southern Financial common stock before or after the announcement date of the merger.

Within 30 days after the receipt of demand for payment, Provident Bankshares will pay you (provided that you have satisfied all requirements to exercise dissenters’ rights) the amount Provident Bankshares estimates to be the fair value of your shares, plus interest accrued to the date of payment. Provident Bankshares’ payment will be accompanied by:

•	certain of Provident Bankshares’ most recent available financial statements;

•	an explanation of how Provident Bankshares estimated the fair value of your shares and how the interest was calculated; and

•	a copy of Article 15 of the Virginia Stock Corporation Act and a statement of your right to further demand payment if you are not satisfied with the Provident Bankshares’ determined payment for your shares of Southern Financial common stock or calculation of interest.

If you believe that the amount paid by Provident Bankshares or Provident Bankshares’ payment offer is less than the fair value of your shares of Southern Financial common stock or that the interest is incorrectly calculated, you may make a further demand for payment by notifying Provident Bankshares in writing of your own estimate (less any payment received) of the fair value of your shares of Southern Financial common stock and the amount of interest due. If, however, you fail to take such action within 30 days after Provident Bankshares makes or offers payment for your shares, you will be deemed to have waived your rights under Article 15.

If you have taken all appropriate actions, and your further demand for payment remains unsettled, Provident Bankshares will file a lawsuit within 60 days after receiving the further demand for payment and petition the court to determine the fair value of the shares and accrued interest. Provident Bankshares will make all dissenters whose demand remains unsettled parties to the proceeding. In the court proceeding, the court may appoint one or more persons to act as appraisers to recommend a decision on the question of fair value. If, however, Provident Bankshares does not initiate the lawsuit within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

The court will determine the cost of any court proceeding, including reasonable compensation and reimbursement of expenses for appraisers appointed by the court. Such costs will be assessed against Provident Bankshares unless the court determines that some or all of the dissenters did not act in good faith in demanding payment for their shares, in which event the court may assess costs against those dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters, the court may award counsel fees to be paid out of the amounts awarded to the dissenters who were benefitted. If a dissenter must bring a lawsuit against Provident Bankshares to require it to pay the amount Provident Bankshares has determined to be the fair value of the shares, plus accrued interest, the court will assess costs against Provident Bankshares, unless the dissenter acted in bad faith.

Article 15 of the Virginia Corporation Act contains certain additional provisions and requirements that apply in the case of dissents by nominees who hold shares for others, and any beneficial owners whose shares are held in the names of others.

Interests of Southern Financial Directors and Executive Officers in the Merger that Differ From the Interests of Southern Financial Shareholders

Some members of Southern Financial’s management and board of directors have financial interests in the merger that are in addition to, or different from, their interests as shareholders of Southern Financial. The Southern Financial board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Pre-Existing Employment and Change in Control Agreements. Southern Financial has a pre-existing employment agreement with Georgia S. Derrico, Southern Financial’s Chairman and Chief Executive Officer, and a pre-existing change in control agreement with R. Roderick Porter, Southern Financial’s President and Chief Operating Officer. The terms of these pre-existing arrangements are discussed below. New agreements, also described below, now supersede the pre-existing agreements.

Ms. Derrico’s employment agreement provided that, upon her termination of employment following a change in control of Southern Financial, she would receive her base salary and any accrued but unpaid bonus through her termination date. Ms. Derrico would also receive: (1) a pro-rated bonus payment, calculated by multiplying the last bonus paid prior to her termination of employment by a fraction, the numerator of which was the number of days between January 1 and the termination date, and the denominator of which was 365; (2) base salary for the remaining term of the agreement; (3) three times her highest annual bonus during the preceding three calendar years; (4) continued health and welfare benefits for the remaining agreement term; and (5) the costs of professional services (up to a maximum of 20% of base salary). Southern Financial also agreed to provide Ms. Derrico with tax indemnification in the event the aggregate value of payments and benefits payable upon a change in control under existing compensation arrangements constituted an “excess parachute payment” for purposes of Sections 280G and 4999 of the Internal Revenue Code.

Mr. Porter’s change in control agreement provided that, upon his termination of employment in connection with a change in control, he would receive: (1) his base salary and any earned but unpaid bonus through his termination date; (2) two times his base salary, in the event his termination occurred prior to a change in control, or his base salary for the remaining term of the agreement, in the event termination occurred after a change in control; (3) a pro-rated bonus payment, calculated by multiplying two times the last bonus paid prior to his termination by a fraction, the numerator of which was the number of days between January 1 and the termination date, and the denominator of which was 365; (4) any previously deferred compensation and any accrued but unpaid vacation pay; and (5) any vested benefits under benefit plans or arrangements of Southern Financial, including health and welfare benefit continuation and fringe benefits. Southern Financial also agreed to indemnify Mr. Porter for purposes of Sections 280G and 4999 of the Internal Revenue Code.

Pre-Existing Salary Continuation Agreements. Southern Financial Bank also has pre-existing salary continuation agreements with Ms. Derrico and Messrs. Porter, David de Give, Richard P. Steele and William H. Stevens. Under the salary continuation agreements, each individual would have received certain benefits following their termination of employment within one year after a change in control. Ms. Derrico’s annual benefit, payable over a 15-year period beginning at age 65, was 44.3% of her base salary, inflated by 4% for each year between her termination date and attainment of age 65. The rest of the individuals’ annual benefit, also payable over 15 years upon their attainment of age 65, was 39.8% of their base salary, increased by 4% per year between their termination date and their 65th birthday. As discussed below, payments provided for under the new agreements with Ms. Derrico and Mr. Porter satisfy in full any obligation of Southern Financial under the pre-existing salary continuation agreements. The salary continuation agreements for Messrs. de Give, Steele and Stevens will become the obligations of Provident Bank after the merger.

New Agreements with Ms. Derrico and Mr. Porter. Concurrently with entering into the merger agreement, Provident Bankshares, Southern Financial and Southern Financial Bank entered into agreements with Ms. Derrico and Mr. Porter, which generally become effective upon completion of the merger but, effective upon signing, supersede their pre-existing employment and change in control agreements, as described above. In the event the parties fail to complete the merger, the agreements with Provident Bankshares become null and void and the superseded agreements again become effective. The terms of the new agreements are discussed below.

The new agreement with Ms. Derrico provides that, in exchange for the termination of her employment agreement with Southern Financial, Provident Bankshares will pay her $2.2 million at the effective time of the merger. Under the new agreement, Ms. Derrico also will receive a payment of $1.1 million in full satisfaction of any obligation under her salary continuation agreement with Southern Financial. In exchange for the termination of Mr. Porter’s change in control agreement, Provident Bankshares will pay him $1.1 million at the effective time of the merger. Provident Bankshares also will pay Mr. Porter $849,000 as full payment for any obligation under his salary continuation agreement with Southern Financial Bank.

In the event that any payments or benefits provided under the new agreements become subject to excise taxes under Section 4999 of the Internal Revenue Code, Ms. Derrico and Mr. Porter will be entitled to additional amounts that will place them in the same financial positions they occupied prior to the imposition of the excise taxes.

Appointment of Ms. Derrico and Mr. Porter to the Provident Bankshares and Provident Bank Boards of Directors and Other Benefits. Provident Bankshares has agreed to appoint Ms. Derrico and Mr. Porter, who currently serve on the Southern Financial and Southern Financial Bank boards of directors, to the Provident Bankshares and Provident Bank boards of directors upon completion of the merger. Provident Bankshares has further agreed to grant them 10,000 stock options each, at an exercise price equal to the fair market value of Provident Bankshares stock on the effective date of the merger, and subject to a vesting schedule and other terms comparable with option grants made to other directors of Provident Bankshares. Provident Bankshares also will pay Ms. Derrico and Mr. Porter the same fees payable to Provident Bankshares’ non-employee directors, based upon meeting attendance and other factors. In exchange for their agreement to join the boards of directors, as well as their anticipated assistance during the transition period following the merger, Provident Bankshares has agreed to provide Ms. Derrico and Mr. Porter with continued use of their offices in Southern Financial’s Georgetown location and secretarial assistance, and to reimburse them for reasonable fees paid to private financial services consultants, for a period of three years following the consummation of the merger. Ms. Derrico also has been given the opportunity to purchase three art works previously acquired by Southern Financial at a price equivalent to Southern Financial’s carrying cost for those items.

Protection of Southern Financial Directors and Officers Against Claims. Provident Bankshares has agreed to indemnify and hold harmless, to the fullest extent allowed under Virginia law, present and former directors and officers of Southern Financial from liability and expenses arising from matters existing or occurring at or prior to the effective time of the merger for a period of six years following completion of the merger. Provident Bankshares has further agreed that Southern Financial may obtain an extended reporting period endorsement under Southern Financial’s director and officer liability insurance policy for the benefit of its directors and officers. The endorsement provides continued insurance coverage for six years following consummation of the merger, subject to a maximum annual premium equivalent to 175% of the current annual premium amount.

Regulatory Approvals Needed to Complete the Merger

Holding Company Merger. Provident Bankshares is required to file a notice with and receive the prior approval of the Federal Reserve Board for the acquisition by Provident Bankshares of Southern Financial, as provided under the Bank Holding Company Act of 1956, as amended. In granting its approval under the Bank Holding Company Act, the Federal Reserve must consider the financial and managerial resources and future prospects of Provident Bankshares and the companies to be acquired and the convenience and needs of the communities to be served. Further, the Federal Reserve may not approve the merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in the United States, or if the effect of the merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or be in any other manner be in restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of the merger and the needs of the communities to be served. In addition, the Federal Reserve must take into account the record of performance of the Provident Bankshares and the companies to be acquired under the Community Reinvestment Act of 1977 in meeting the credit needs of the community served by the institutions.

Provident Bankshares also is required to file an application with and receive the prior approval of the Virginia State Corporation Commission for the acquisition of Southern Financial.

Provident Bankshares filed the requisite notice with the Federal Reserve Bank of Richmond on January 23, 2004 and the requisite application with the Virginia State Corporation Commission on January 28, 2004. On March 4, the Federal Reserve Bank of Richmond approved the merger of Southern Financial into Provident Bankshares.

The Bank Mergers. Immediately following the merger of Southern Financial with and into Provident Bankshares, Provident Bankshares expects to merge Southern Financial Bank and Essex Savings Bank with and into Provident Bank. The bank mergers are subject to the approval by the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

The bank mergers are also subject to approval by the Maryland Division of Financial Regulation under the bank merger provisions of the Maryland Code. In its review of the merger, the Maryland commissioner is required to consider, among other things, the safety and soundness of the banks and whether the merger would result in an undue concentration of resources or a substantial reduction in competition in Maryland.

Provident Bankshares filed the requisite applications for the bank mergers with the FDIC on January 23, 2004 and with the Maryland Division of Financial Regulation on January 27, 2004.

In addition, a copy of the FDIC notice was filed with the State Corporation Commission of the Commonwealth of Virginia under the interstate bank merger provisions of the Virginia Code.

While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained or that any approval will not be conditioned in a manner that makes consummation of the merger, in the judgement of the board of directors of Provident Bankshares and Southern Financial, inadvisable or unduly burdensome. Further, there can be no assurance that the necessary approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the merger agreement and described under “The Merger Agreement—Conditions to Completing the Merger.”

Pursuant to the Bank Holding Company Act and the Bank Merger Act, a transaction approved by the Federal Reserve or the FDIC may not be consummated until 30 days after such approval is received, during which time the United States Department of Justice may challenge the transactions on anti-trust grounds. The commencement of an anti-trust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board or the FDIC, as the case may be, and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. Provident Bankshares and Southern Financial believe that the merger and acquisitions listed above do not raise any substantial anti-trust or other significant regulatory concerns.

We are not aware of any other material regulatory approvals or actions that are required for completion of the merger, except as described above. Should any other approvals be required, we currently contemplate that we would seek those approvals. There can be no assurance that any other approvals, if required, will be obtained.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

Provident Bankshares will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of Southern Financial will be recorded on Provident Bankshares’ consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Provident Bankshares through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Provident Bankshares currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $214.8 million and other intangible assets of approximately $17.8 million.

Resale of Provident Bankshares Common Stock

The shares of Provident Bankshares common stock to be issued to shareholders of Southern Financial in the merger have been registered under the Securities Act of 1933. Shares of Provident Bankshares common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Southern Financial, as that term is defined in the rules under the Securities Act. Provident Bankshares common stock received by those shareholders of Southern Financial who are deemed to be “affiliates” of Southern Financial at the time the merger is submitted for vote of the shareholders of Southern Financial may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Southern Financial is an individual or entity that controls, is controlled by or is under common control with, Southern Financial, and may include the executive officers and directors of Southern Financial, as well as certain principal shareholders of Southern Financial. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

Pursuant to the terms of the merger agreement Southern Financial has caused each person who may be deemed an affiliate of Southern Financial for purposes of Rule 145 under the Securities Act to deliver to Provident Bankshares a written agreement intended to ensure compliance with the Securities Act.

The Merger Agreement

The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this joint proxy statement-prospectus.

Terms of the Merger

The merger agreement provides for a business combination in which Southern Financial will merge with and into Provident Bankshares. Provident Bankshares will be the surviving corporation in the merger.

As a result of the merger, except as noted below, each outstanding share of Southern Financial common stock will be converted into the right to receive 1.0875 shares of Provident Bankshares common stock and $11.125 in cash. Provident Bankshares will not issue fractions of shares of Provident Bankshares common stock, but instead will pay each holder of Southern Financial common stock who would otherwise be entitled to a fraction of a share of Provident Bankshares common stock an amount in cash determined by multiplying that fraction by the closing price of Provident Bankshares common stock on the third trading day before the completion of the merger. If there is a change in the number or classification of shares of Provident Bankshares outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Holders of shares for which dissenters’ rights have been exercised will be entitled only to the rights granted by Virginia law.

When the Merger Will be Completed

The closing of the merger will take place on a date we agree upon that is no later than thirty days following the date on which all shareholder and regulatory approvals have been obtained, the last waiting period under the required regulatory approvals expires and any legal proceedings concerning the merger in which Provident Bankshares or Southern Financial have elected to contest have been favorably concluded. See “—Conditions to Completing the Merger.” On the closing date, Provident Bankshares will file articles of merger with the Maryland State Department of Assessments and Taxation and the State Corporation Commission of Virginia merging Southern Financial into Provident Bankshares. The merger will become effective at the time stated in the articles of merger.

We expect to complete the merger in the second calendar quarter of 2004. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See “The Merger—Regulatory Approvals Needed to Complete the Merger.” Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before September 30, 2004, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the merger agreement by the party seeking to terminate the agreement. See “—Terminating the Merger Agreement.”

Conditions to Completing the Merger

Our obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by our respective shareholders;

•	receipt of all required regulatory approvals or waivers; provided that no such approval or waiver imposes any restrictions on the operations of Provident Bankshares that are unacceptable to Provident Bankshares and such approvals have not been contested by any federal or state governmental authority or any third party by formal proceeding;

•

the registration statement of which this joint proxy statement-prospectus forms a part being declared effective by the SEC, the absence of any stop orders to suspend the effectiveness of the registration statement and no actions, suits, proceedings or investigations by the SEC to suspend the effectiveness of the registration statement have been initiated or are continuing, or have been threatened and are unresolved or the receipt of all necessary state “blue sky” approvals;

•	receipt by each of us of an opinion from Provident Bankshares’ legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the listing on the Nasdaq National Market of sufficient additional shares of Provident Bankshares common stock to be exchanged for Southern Financial common stock (and to be acquired through the exercise of Southern Financial converted stock options) following the consummation of the merger;

•	the other party’s representations and warranties being true in all material respects as of the date of the merger agreement and as of the closing date and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	the other party having performed or complied in all material respects with all covenants and obligations under the merger agreement and receipt of a certificate signed by an appropriate representative of the other party to that effect.

We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before September 30, 2004, either party may terminate the merger agreement by a vote of a majority of its board of directors.

Conduct of Business Before the Merger

We have each agreed that, until the completion of the merger, each of us will:

•	conduct our affairs only in the ordinary course of business consistent with past practices and prudent banking principles;

•	use our best efforts to preserve intact our present business organization, keep available the services of our present officers, directors, key employees and agents and preserve our relationships and goodwill with customers and advantageous business relationships; and

•	except as required by law or regulation or expressly permitted by the merger agreement, not take any action that would adversely affect or delay the ability of either party to obtain any required regulatory or other approval to complete the merger.

Further, except as otherwise expressly contemplated or permitted by the merger agreement, as required by law or regulation or to the extent Southern Financial consents in writing, Provident Bankshares will not, and will not permit any of its subsidiaries to:

•	delay, pay or set aside for payment any dividends on or make any distributions in respect of its capital stock, other than its regular quarterly dividends;

•	take or cause to be taken any action that would adversely affect or delay the ability of Southern Financial to obtain any required regulatory or other approval to complete the merger with Essex Bancorp, Inc.;

•	make any change in accounting methods, principles and practices, except as may be required by generally accepted accounting principles or any governmental authority; or

•	take or cause to be taken any action that would reasonably be expected to prevent the merger from qualifying as a reorganization under 368(a) of the Internal Revenue Code.

Southern Financial has also agreed that, except as otherwise expressly contemplated or permitted by the merger agreement, as required by law or regulation or to the extent Provident Bankshares consents in writing, Southern Financial will not, and will not permit any of its subsidiaries to:

Indebtedness

•	incur or modify any indebtedness for borrowed money in excess of $5.0 million or with a final maturity of greater than five years;

•	prepay any such indebtedness or other similar arrangements so as to cause itself to incur a prepayment penalty thereunder, other than any mandatory redemption of any of its trust preferred issues;

Capital Stock

•	declare, pay or set aside for payment any dividend or other distribution on its capital stock; provided that Southern Financial Bank may pay dividends to Southern Financial and Southern Financial may pay its regular quarterly dividends at a rate not to exceed the rate in effect as of the date of the merger agreement;

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than shares issued upon the exercise of outstanding stock options;

Investments

•	make any equity investment in, or purchase outside the ordinary course of business any property and assets of, any other individual, corporation or other entity, other than pursuant to contracts or agreements in force as of the date of the merger agreement;

Contracts and Dispositions

•	enter into, amend or terminate certain material agreements, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices;

•	sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets, including “other real estate owned” or interest therein;

Commercial Real Property

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Provident Bankshares of a Phase I environmental review;

Deposits

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with past practices;

•	purchase any brokered certificates of deposit with a final maturity of greater than one year;

Subsidiaries

•	establish any new subsidiary;

Asset Quality

•	materially deviate from policies and procedures existing as of the date of the merger agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as required by the merger agreement, applicable law or regulation or any governmental authority;

Loans

•	make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $1.0 million, other than existing loan commitments as of the date of the merger agreement and those fully secured by a certificate of deposit at Southern Financial;

•	modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice;

Employees

•	grant any severance or termination pay, other than pursuant to Southern Financial’s policies in effect as of the date of the merger agreement, to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Southern Financial or any of its subsidiaries, either individually or as part of a class of similarly situated persons;

•	increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice and pursuant to polices in effect as of the date of the merger agreement; provided, however, that Southern Financial and its subsidiaries may pay (1) semi-annual incentive bonuses in the ordinary course of business consistent with past practice in January and July 2004 (provided, further, that if the merger closes prior to July 2004, the semi-annual bonuses will be paid on a pro rata basis); and (2) certain retention bonuses in an aggregate amount not to exceed $300,000;

•	voluntarily accelerate the vesting of, or the lapsing of any restrictions with respect to, any stock options or other stock-based compensation;

Settling Claims

•	settle any claim, action or proceeding against it for more than $50,000 or impose any material restrictions on its operations or the operations of any of its subsidiaries;

Governing Documents

•	amend or change any provision in its articles of incorporation or bylaws;

Investment Securities Portfolio

•	restructure or materially change its investment securities portfolio or interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency or agency-backed securities with final maturities or durations of one year or less;

Capital Expenditures

•	make any capital expenditures in excess of $500,000, other than commitments made prior to the date of the merger agreement;

Branches

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, other than the opening of the Downtown Richmond banking office; or

Accounting

•	change its accounting methods, principles and practices, except as required by changes in generally accepted accounting principles or regulatory guidelines.

Covenants of Southern Financial and Provident Bankshares in the Merger Agreement

Agreement Not to Solicit Other Proposals. Southern Financial and its subsidiaries agreed not to, and Southern Financial agreed to use its reasonable best efforts to cause its and each of its subsidiaries’ directors, officers, employees, agents and representatives, not to, entertain, solicit or encourage any inquiries or provide any information to or negotiate with any other party any proposal that could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of Southern Financial. However, Southern Financial may engage in these actions provided that the Southern Financial board of directors determines, based on the advice from counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of Southern Financial’s board of directors to its shareholders. If Southern Financial receives a proposal from a third party, Southern Financial must notify Provident Bankshares and provide Provident Bankshares with information about the third party and its proposal.

Employee Matters. Each person who is an employee of Southern Financial and its subsidiaries as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Provident Bankshares or one of its subsidiaries. Southern Financial continuing employees will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for Provident Bankshares and Provident Bank employees. Each Southern Financial employee continuing with Provident Bankshares will be entitled to credit for prior service with Southern Financial for all purposes under Provident Bankshares employee welfare benefit plans and other employee benefits plans and programs (including any severance plans but excluding stock option plans), to the extent Southern Financial sponsored a similar plan prior to the closing of the merger. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs will be waived with respect to Southern Financial employees and their eligible dependents. Provident Bankshares also agrees to provide full credit to continuing Southern Financial employees and their eligible dependents under Provident Bankshares’ group health plan for any deductibles incurred by the continuing employees and their covered dependents during the portion of the calendar year prior to the closing of the merger. Each such continuing employee of Southern Financial will be eligible to participate in Provident Bankshares’ 401(k) plan with credit for prior service with Southern Financial Bank for purposes of eligibility and vesting.

Provident Bankshares will pay each employee of Southern Financial or any of its subsidiaries not otherwise covered by a specific employment, change in control or other severance agreement and who is terminated by Provident Bankshares or Provident Bank for reasons other than cause, the severance benefits payable under Provident Bankshares’ severance policy, providing full credit for prior service of the employee with Southern Financial for purposes of determining such employee’s severance benefits. Provident Bankshares has agreed that Southern Financial may pay retention bonuses to key employees who will be terminated upon closing of the merger, in order to encourage their continued employment through the closing date. Retention bonuses paid to all employees, in the aggregate, may not exceed $300,000.

Indemnification of Southern Financial Officers and Directors. Provident Bankshares has agreed to indemnify and hold harmless each present and former director and officer of Southern Financial and its subsidiaries for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Southern Financial’s articles of incorporation or the equivalent document of any of its subsidiaries as in effect at the time of closing. Provident Bankshares also has agreed that Southern Financial shall obtain an extended reporting period endorsement under Southern Financial directors’ and officers’ liability insurance policy for the benefit of Southern Financial directors and officers which provides such officers and directors with continued insurance coverage under such policy for six years following consummation of the merger, subject to a cap on the amount of the annual premium equal to 175% of Southern Financial current annual premium.

Certain Other Covenants. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

•	Provident Bankshares and Southern Financial will take all actions necessary to convene meetings of their respective shareholders to vote on the merger agreement. Their boards of directors will each recommend that the shareholders vote to approve the merger agreement and will each use their best efforts to solicit shareholder approval, unless otherwise required by their fiduciary duties under applicable law;

•	If shareholder approval is obtained, Provident Bankshares and Southern Financial will take all reasonable action to consummate the merger and the transactions contemplated by the merger agreement;

•	Southern Financial will give Provident Bankshares full access during normal business hours to the properties, books and records of Southern Financial and its subsidiaries and furnish such additional financial and operating data and other information as to the business and properties of Southern Financial as Provident Bankshares may reasonably request;

•	Southern Financial will deliver or make available to Provident Bankshares all reports it files with the appropriate federal or state banking or regulatory authority after the date of the merger agreement;

•	Southern Financial will use its reasonable efforts to cause each person who is an affiliate of it within the meaning of Rule 144 of the Securities Act to deliver to Provident Bankshares a letter to the effect that such person will comply with Rule 145 of the Securities Act;

•	After all requisite approvals necessary to consummate the merger are obtained, Southern Financial Bank will modify and change its loan, litigation and real estate valuation policies and practices so as to be consistent with those of Provident Bank;

•	Southern Financial agrees to use all reasonable efforts to take all actions necessary to consummate its merger with Essex Bancorp. Provident Bankshares has the right to review in advance any filing made with any regulatory authority or the SEC in connection with the merger with Essex Bancorp;

•	Southern Financial will use every commercially reasonable effort to obtain confirmation from each trustee of each of its trust preferred securities that: (1) no default or event of default is existing under the applicable trust preferred documents; (2) no default or event of default will occur as a result of the execution, delivery and performance by Southern Financial of its obligations under the merger agreement; and (3) Southern Financial has not extended any interest payment period under the trust preferred securities;

•	Provident Bankshares will prepare and file a registration statement with the SEC and will use its best efforts to cause the registration statement to become effective;

•	Provident Bankshares will file all necessary regulatory applications and notices;

•	Provident Bankshares will file all required documents to have the Provident Bankshares common stock that will be issued in exchange for shares of Southern Financial common stock included for quotation on Nasdaq and use its best efforts to effect such listing;

•	For at least two years from the date of the merger agreement, Provident Bankshares will use its best efforts to timely file all reports with the SEC required under Sections 13 and 15(d) of the Securities Exchange Act;

•	Provident Bankshares agrees to enter into supplemental indenture agreements with respect to Southern Financial’s outstanding trust preferred securities; and

•	Neither Provident Bankshares nor Southern Financial will disseminate a press release or make a public announcement with respect to the merger, without the consent of the other party.

Representations and Warranties Made by Provident Bankshares and Southern Financial in the Merger Agreement

We have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by our shareholders, as follows:

•	by either party, if a final and non-appealable order, decree or ruling restraining, enjoining or otherwise prohibiting the merger has been issued by a court of competent jurisdiction;

•	by either party, upon disapproval of the merger by any regulatory authority whose approval is required to complete the merger;

•	by either party, if the merger is not consummated by September 30, 2004, unless failure to complete the merger by that time is due to the failure to fulfill a material obligation by the party seeking to terminate the merger agreement;

•	by either party, if (1) the other party fails to comply in any material respects with any of its covenants or agreements in the merger agreement or if any of the representations or warranties are inaccurate in any material respect if such alleged breach or inaccuracy has not been cured within fifteen days after receipt of notice from the terminating party, or (2) the conditions to the other party’s obligation to close have not been fulfilled or waived by such party;

•	by either party, if the shareholders of either company fail to approve the merger agreement;

•	with the mutual consent of Provident Bankshares and Southern Financial;

•	by Southern Financial, if Southern Financial receives an alternative acquisition proposal from a third party that the board of directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of legal counsel and as to financial matters on the written advice of Sandler O’Neill, that the alternative acquisition proposal is a superior proposal to the Provident Bankshares merger and that failure to accept the alternative proposal would be inconsistent with the proper exercise of its fiduciary duties;

•	by Provident Bankshares, if the Southern Financial board of directors (1) resolves to accept an acquisition proposal from a third party, (2) recommends to its shareholders that they tender their shares in a tender or exchange offer commenced by a third party or (3) withdraws or modifies its recommendation of approval of the merger agreement to its shareholders in a manner adverse to Provident Bankshares or recommends approval of an alternative acquisition proposal;

•

by Southern Financial at any time during the five-day period following the date that we receive the last required regulatory approval if (1) during the 20 consecutive trading days ending on the date that we receive the last required regulatory approval, the average closing price of the Provident Bankshares common stock is less than $24.11, and (2) Provident Bankshares common stock underperforms the Nasdaq Bank Index by more than 20% between November 5, 2003 at the end of such 20-day trading period. If Southern Financial elects to exercise this right to terminate the merger agreement, Provident Bankshares will have the right, for five days following receipt of such notice, to cancel the termination by increasing the number of shares of Provident Bankshares stock it is to exchange or the cash it is to pay for shares of Southern Financial common stock so that the per share consideration after the increase is at a level that would not have permitted Southern Financial to terminate the merger agreement. Whether Southern Financial would exercise its right to terminate the merger agreement and whether Provident Bankshares would exercise its right to increase the exchange ratio will depend on the facts and circumstances as they exist at the time; or

•	by Southern Financial at any time during the three-day period following the 20-day trading period referred to in the preceding bullet, if during such 20-day trading period, (1) the average closing price of the Provident Bankshares common stock is less than $21.10 (causing the value of the merger consideration to be less than $34.07) and (2) Provident Bankshares common stock underperforms the Nasdaq Bank Index by more than 30% between November 5, 2003 and the end of the 20-day trading period. Provident Bankshares would not have the right to cancel the termination under this scenario.

As of March 10, 2004, the average closing price of Provident Bankshares common stock over the prior 20-day trading period was $32.29. Additionally, the Nasdaq Bank Index increased 3.7% while the per share value of Provident Bankshares common stock increased 2.1% between November 5, 2003 and March 10, 2004. If this were the average closing price of Provident Bankshares common stock during the measurement period, and if we were comparing the performance of Provident Bankshares common stock to the performance of the Nasdaq Bank Index as of that date, Southern Financial would not have the right to terminate the merger agreement. We can give you no assurance as to what the market price of Provident Bankshares common stock will be if and when the merger is completed, and Southern Financial shareholders are advised to obtain current market quotations for Provident Bankshares common stock and Southern Financial common stock.

Termination Fee

Provided that Provident Bankshares is not in material breach of any covenant or obligation under the merger agreement, Southern Financial will pay Provident Bankshares a termination fee of $10.0 million if:

•	Southern Financial terminates the merger agreement because Southern Financial’s board of directors authorizes Southern Financial to enter into an agreement with a third party (other than Provident Bankshares or its subsidiaries) with respect to a superior proposal;

•	either party terminates the merger agreement because Southern Financial’s shareholders fail to approve the merger agreement at the shareholders meeting, at the time of the shareholders meeting an acquisition proposal existed and within 12 months of the termination Southern Financial enters into an agreement with any third party with respect to any acquisition proposal; or

•	Provident Bankshares terminates the merger agreement because the Southern Financial board of directors (1) resolves to accept an acquisition proposal from a third party, (2) recommends to its shareholders that they tender their shares in a tender or exchange offer commenced by a third party or (3) withdraws or modifies its recommendation of approval of the merger agreement to its shareholders in a manner adverse to Provident Bankshares or recommends approval of an alternative acquisition proposal.

Expenses

Each of us will pay our own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, we may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by our shareholders, we cannot decrease the amount of consideration to be received by Southern Financial shareholders under the terms of the merger agreement unless further approval by the Southern Financial shareholders is obtained.

Management and Operations Following the Merger

Board of Directors

After completion of the merger, the board of directors of Provident Bankshares will consist of all the current directors of Provident Bankshares plus Georgia S. Derrico and R. Roderick Porter. Mr. Geisel will continue to be Chairman of the Board. Ms. Derrico and Mr. Porter also will join the board of directors of Provident Bank. Information regarding each of the proposed appointees is contained below. The indicated period for service as a director includes service as a director of Southern Financial Bank.

Georgia S. Derrico has served as Chairman of the Board and Chief Executive Officer of Southern Financial since 1986. Prior to this she served as Senior Vice President, Chief Administrative and Credit Officer of the Multinational Division of Chemical Bank. She also served at Chemical Bank as the Vice President and District Head of the Mid-Atlantic region of the United States for the Corporate Banking Division. Ms. Derrico is a director of Oneida, Ltd., a New York Stock Exchange company. Ms. Derrico is the wife of R. Roderick Porter. Age 59. Director since 1986.

R. Roderick Porter has served as President and Chief Operating Officer of Southern Financial since April 1998. From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm. Prior to that, he served as Managing Director of West Capital, Inc., a real estate advising firm; Chairman of Newmarket Capital Corp., a mortgage company and a Principal of Morgan Stanley. Mr. Porter spent 15 years at Chemical Bank, where he was a Senior Vice President. In Chemical Bank’s treasury, Mr. Porter was responsible for asset liability management, the U.S. government and municipal security portfolio, all U.S. dollar denominated funding for the bank and holding company, money market trading and discount brokerage. Prior experience at Chemical Bank included tours as Vice President and General Manager for northern Europe based in London and for Chemical Bank Japan based in Tokyo. Mr. Porter is the husband of Georgia S. Derrico. Age 58. Director since 1986.

Information regarding the other current directors and executive officers of Southern Financial, executive compensation and relationships and related transactions are located in Southern Financial’s annual report on Form 10-K, which is incorporated by reference in this joint proxy statement-prospectus.

Information regarding the current directors and executive officers of Provident Bankshares, executive compensation and relationships and related transactions is included in this joint proxy statement-prospectus under “Corporate Governance of Provident Bankshares—Election of Directors—Information with Respect to Nominees, Continuing Directors and Certain Executive Officers.”

Management

The executive officers of Provident Bankshares and Provident Bank will not change as a result of the merger.

Operations

While there can be no assurance as to the achievement of business and financial goals, Provident Bankshares currently expects to achieve cost savings equal to approximately 25% of Southern Financial’s current annualized expenses through the elimination of redundant senior management and back-office staffing, projected decreases in deposit insurance costs and other operating efficiencies (such as the elimination of duplicative data processing services). Provident Bankshares expects to achieve most of these savings in the first full year following the merger. See “A Warning About Forward-Looking Statements.”

Pro Forma Financial Information

The following unaudited pro forma consolidated condensed combined balance sheet as of December 31, 2003 and the unaudited pro forma consolidated condensed combined statement of income for the year ended December 31, 2003 give effect to the pending merger, accounted for as a purchase.

The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of Provident Bankshares and Southern Financial under the assumptions and adjustments set forth in the accompanying notes, provided that the historical financial information set forth for Southern Financial assumes the completion of Southern Financial’s acquisition of Essex Bancorp as of the dates and at the beginning of the periods presented. The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated as of December 31, 2003. The unaudited pro forma consolidated condensed combined income statement gives effect to the merger as if the merger had been consummated at the beginning of the period presented. The unaudited pro forma consolidated condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the historical consolidated financial statements of Provident Bankshares, Southern Financial and Essex Bancorp, including the respective notes to those financial statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the date for which the pro forma financial information is presented.

The historical consolidated financial statements of Essex Bancorp and pro forma financial information regarding Southern Financial’s acquisition of Essex Bancorp are included in Southern Financial’s Current Report on Form 8-K, as filed on March 11, 2004, which is incorporated herein by reference.

Pro forma per share amounts for the combined company are based on a 1.0875 exchange ratio.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED BALANCE SHEET

As of December 31, 2003

(in thousands)	Provident Bankshares	Southern Financial	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and due from banks	$127,048	$38,414	$(103,496	)C	$61,966
Short-term investments	1,137	118,911	—		120,048
Mortgage loans held for sale	5,016	10,496	—		15,512
Securities held to maturity	—	288,118	(288,118	)D,E	—
Securities available for sale	2,086,510	128,817	288,673	D,E	2,504,000
Total loans	2,784,546	769,306	14,549	E	3,568,401
Less: Allowance for loan losses	35,539	11,948	—		47,487

Net loans	2,749,007	757,358	14,549		3,520,914

Premises and equipment, net	49,575	13,210	(1,000	)E	61,785
Goodwill	7,692	32,047	182,745	E	222,484
Intangibles	1,240	10,746	7,023	F	19,009
Other assets	180,623	57,902	1,889	G	240,414

Total assets	$5,207,848	$1,456,019	$102,265		$6,766,132

Liabilities
Deposits:
Noninterest-bearing	$579,058	$184,463	$—		$763,521
Interest-bearing	2,500,491	869,150	807		3,370,448

Total deposits	3,079,549	1,053,613	807		4,133,969

Short-term borrowings	627,861	137,959	—		765,820
Long-term debt	1,012,301	71,796	1,999	E	1,086,096
Trust preferred securities	141,000	23,000	854	E	164,854
Other liabilities	22,372	30,566	—		52,938

Total liabilities	4,883,083	1,316,934	3,660		6,203,677

Stockholders’ Equity
Common stock	32,214	71	7,676	H	39,961
Capital surplus	298,928	137,919	92,024	H	528,871
Retained earnings	153,545	—	—		153,545
Net accumulated other comprehensive income (loss)	(6,589)	1,095	(1,095	)H	(6,589)
Treasury stock at cost	(153,333)	—	—		(153,333)

Total stockholders’ equity	324,765	139,085	98,605		562,455

Total liabilities and stockholders’ equity	$5,207,848	$1,456,019	$102,265		$6,766,132

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2003

(dollars in thousands, except per share data)	Provident Bankshares	Southern Financial	Pro Forma Adjustments		Pro Forma Combined

Interest Income:
Loans, including fees	$147,865	$53,842	$(2,238	)I	$199,469
Investment securities	92,254	14,874	(246	)I	106,882

Total interest income	240,119	68,716	(2,484)		306,351

Interest Expense:
Deposits	47,550	15,848	—		63,398
Borrowings	43,689	4,996	1,595	I	50,280

Total interest expense	91,239	20,844	1,595		113,678

Net interest income	148,880	47,872	(4,079)		192,673
Less provision for loan losses	9,936	5,239	—		15,175

Net interest income, after provision for loan losses	138,944	42,633	(4,079)		177,498

Non-Interest Income:
Service charges on deposit accounts	75,984	4,071	—		80,055
Net gains (losses)	(4,379)	1,701	—		(2,678)
Other non-interest income	16,768	3,915	—		20,683

Total non-interest income	88,373	9,687	—		98,060

Non-Interest Expense:
Salaries and employee benefits	79,354	16,688	—		96,042
Occupancy, equipment and external processing	48,771	6,508	—		55,279
Other non-interest expense	30,322	8,926	1,777	J	41,025

Total non-interest expense	158,447	32,122	1,777		192,346

Income before income taxes	68,870	20,198	(5,856)		83,212
Income tax expense	17,415	6,617	(2,316)		21,716

Net income	$51,455	$13,581	$(3,540)		$61,496

Net Income Per Share Amounts:
Basic	$2.10	$1.93	$—		$1.91
Diluted	2.05	1.87	—		1.87

Weighted Average Common Shares:
Basic	24,494,659	7,037,000	710,395	K	32,242,054
Diluted	25,142,075	7,273,000	474,395	K	32,889,470

PROVIDENT BANKSHARES CORPORATION AND

SOUTHERN FINANCIAL BANCORP, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

CONDENSED

COMBINED FINANCIAL STATEMENTS

December 31, 2003

Note A

The unaudited pro forma consolidated condensed combined balance sheet of Provident and subsidiaries and Southern Financial and subsidiaries at December 31, 2003 has been prepared as if the merger had been consummated on that date. The unaudited pro forma consolidated condensed combined statement of income for the year ended December 31, 2003 has been prepared as if the merger had been consummated at the beginning of the period presented. The unaudited pro forma consolidated condensed combined financial statements are based on the historical financial statements of Provident Bankshares and pro forma financial statements of Southern Financial after giving effect to Southern Financial’s acquisition of Essex Bancorp and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized as follows:

(i) Estimated fair values—The estimated fair value and resulting net discount/premium on securities held-to-maturity and loans, respectively, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a sum-of-the-years digits method over seven and twelve years, respectively. The actual discount/premium will be accreted/amortized to interest income to produce a constant yield to maturity. The resulting net premium and discount on deposits and borrowings, respectively, is being amortized/accreted into interest expense on a sum-of-the-years digits method over their remaining estimated lives.

(ii) Income taxes—A net deferred tax asset was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using an effective tax rate of 39.55%. Provident Bankshares’ actual effective tax rate for 2003 was 25.3% and Southern Financial’s actual effective tax rate for 2003 was 32.60%. Provident Bankshares calculated the expected pro forma effective tax rate on the basis of federal, state, and local statutory tax rates.

Certain reclassifications have been made to Southern Financial’s financial information in order to conform to Provident Bankshares’ financial information.

Note B

Purchase Price of Southern Financial

Southern Financial common stock outstanding (pro forma to include Essex Bancorp merger)	7,124,041	(1)
Exchange ratio	1.0875
Total Provident Bankshares common stock to be issued	7,747,395
Purchase price per Provident Bankshares common share	$30.68	(2)

	$237,690,066

Cash payment to Southern Financial shareholders			$79,254,956	(1)
Cash-out of stock options, net of tax			$7,399,674	(3)
Estimated transaction costs, net of tax			$7,691,445	(4)(5)

Total purchase price			$332,036,141

(1)	Based on shares of Southern Financial common stock outstanding as of December 31, 2003 after giving effect to the shares to be issued in connection with Southern Financial’s acquisition of Essex Bancorp.
(2)	Based on the average per share closing price of Provident Bankshares common stock from October 29, 2003 through November 6, 2003.
(3)	Based on 39.55% tax rate. Assumes all outstanding Southern Financial stock options are exchanged for cash and no Southern Financial stock options are exchanged for Provident Bankshares stock options. At December 31, 2003, there were 423,710 options to purchase shares of Southern Financial common stock at a weighted average price of $15.61.
(4)	Based on 35.90% tax rate assuming certain expenses are not deductible for tax purposes. Estimated transaction costs, net of tax, are $7.7 million, as follows:

(in thousands)
Merger-related compensation and severance	$5,749
Professional services	2,100
Facilities, conversion and other expense	4,151

Sub-total	12,000
Tax (effective rate 35.90%)	(4,309)

Estimated transaction cost, net of tax	$7,691

(5)	Excludes approximately $500,000 in merger associated expenses, net of tax, which are considered material non-recurring charges.

Note C

Reflects cash paid in exchange for Southern Financial common stock totaling $79,255,000, payments for the cash-out of stock options for $12,241,000 and transaction costs of $12,000,000.

Note D

Reflects transfer of $288,118,000 of securities held-to-maturity to securities available for sale plus a fair value adjustment of $555,000.

Note E

Purchase accounting adjustments are estimated as follows:

(in thousands)
Southern Financial’s net assets—pro forma at December 31, 2003	$139,085
Fair value adjustment (1):
Loans	14,549
Deposits	(807)
Borrowings	(1,999)
Trust preferred securities	(854)
Securities held-to-maturity	555
Premises and equipment	(1,000)

10,444
Tax effect of fair value adjustments at 39.55%	(4,131)

Total net fair value adjustments to net assets acquired	6,313

Elimination of all of Southern Financial’s intangible assets (3)	(45,923)

Adjusted net assets acquired	$99,475

The excess of cost over the fair value of the net assets acquired is set forth below:

(in thousands)
Total cost:
Stock portion of exchange (4)	$237,690
Cash portion of exchange	79,255
Cash-out of stock options, net of tax	7,400
Transaction cost, net of tax	7,691

Sub-total	332,036
Net assets acquired	99,475

Total excess of cost over fair value of net assets acquired (2)	$232,561

(1)	Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.
(2)	Composed of $214,792,000 in goodwill and $17,769,000 in core deposit intangible.
(3)	Composed of $32,047,000 in goodwill, $10,746,000 in core deposit intangible and $3,130,000 in goodwill associated with the 24.9% stake in LoanCare.
(4)	Issuance of 7,747,395 shares of Provident Bankshares common stock.

Note F

Reflects core deposit intangible created, which is estimated to be $17,769,000 net of the elimination of Southern Financial’s core deposit intangible of $10,746,000.

Note G

Reflects $5,019,000 of taxes associated with fair value adjustments and transaction costs, net of the write-down of $3,130,000 associated with goodwill on LoanCare.

Note H

Issuance of Provident Bankshares common stock of $237,690,000 and elimination of Southern Financial’s equity of $139,085,000.

Note I

Pro forma adjustments to interest income and interest expense were calculated as follows:

For the Year Ended December 31, 2003
(in thousands)

Amortization of premium on securities (7 years using sum-of-the-years digits method)	$(246)
Amortization of premium on loans (12 years using sum-of-the-years digits method)	(2,238)

Total net adjustments—interest income	$(2,484)

Amortization of premium on deposits (3 years using sum-of-the-years digits method)	$403
Amortization of premium on borrowings (6 years using sum-of-the-years digits method)	571
Amortization of premium on trust preferred securities (5 years using sum-of-the-years digits method)	285
Interest expense on issuance of $71,000,000 in trust preferred securities at 4.02% interest	(2,854)

Total net adjustments—interest expense	$(1,595)

The use of the sum-of-the-years digits method approximates the level-yield method.

Note J

The following table summarizes the estimated impact of the amortization of the core deposit intangible, the issuance of the trust preferred securities and accretion of the purchase accounting adjustments made in connection with the merger for the years indicated.

Projected future amounts for the years ended December 31,	Core deposit intangible amortization (1)	Trust Preferred Securities Issuance Interest Expense	Other purchase accounting net accretion	Net increase (decrease) in income before taxes

(In thousands)
2003	$(1,777)	$(2,854)	$(1,225)	$(5,856)
2004	(1,777)	(2,854)	(1,290)	(5,921)
2005	(1,777)	(2,854)	(1,355)	(5,986)
2006	(1,777)	(2,854)	(1,420)	(6,051)
2007	(1,777)	(2,854)	(1,350)	(5,981)
2008 & thereafter	(8,884)	(2,854)	(3,952)	(15,690)

(1)	The core deposit intangible is estimated to have a useful life of 10 years and is amortized over 10 years on a straight-line basis.

Note K

Basic and fully diluted weighted average number of common and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Provident Bankshares’ historical weighted average basic and diluted shares plus 7,747,395 shares to be issued to Southern Financial’s shareholders under the terms of the merger agreement.

A Warning About Forward-Looking Statements

This joint proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Provident Bankshares and Southern Financial, as well as certain information relating to the merger, including:

•	statements relating to the cost savings and accretion to reported earnings estimated to result from the merger;

•	statements relating to revenues of the combined company after the merger;

•	statements relating to the expenses estimated to be incurred in connection with the merger; and

•	statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	competitive pressures among financial services companies may increase significantly;

•	costs or difficulties related to the integration of the business of Provident Bankshares and Southern Financial may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic conditions, either nationally or in Maryland and Virginia, may be less favorable than expected;

•	legislative or regulatory changes may adversely affect the business in which Provident Bankshares or Southern Financial is engaged; and

•	changes may occur in the securities markets.

Provident Bankshares does not intend to update or otherwise revise any forward-looking statements to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Provident Bankshares does not intend to update or revise the forward-looking statements to reflect changes in general economic or industry conditions.

See “Where You Can Find More Information” on page 111.

Description of Provident Bankshares Common Stock

The following summarizes the material terms of Provident Bankshares’ capital stock but does not purport to be complete. This discussion is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Maryland corporate law, Provident Bankshares’ articles of incorporation and bylaws and the shareholder protection rights agreement, dated as of January 18, 1995 and amended as of July 15, 1998, between Provident Bankshares and Provident Bank, as rights agent relating to rights to purchase shares of Provident Bankshares class A preferred stock. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Common Stock

Provident Bankshares is authorized to issue 100,000,000 shares of common stock having a par value of $1.00 per share. As of March 1, 2004, there were 24,703,339 shares of Provident Bankshares common stock issued and outstanding. Each share of Provident Bankshares’ common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Dividends. Provident Bankshares can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Provident Bankshares were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The payment of dividends by Provident Bankshares is subject to limitations which are imposed by law and applicable regulation. The holders of common stock of Provident Bankshares are entitled to receive and share equally in any dividends as may be declared by the board of directors of Provident Bankshares out of funds legally available for the payment of dividends. If Provident Bankshares issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Provident Bankshares possess exclusive voting rights in Provident Bankshares. They elect Provident Bankshares’ board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Provident Bankshares issues preferred stock, holders of preferred stock may also possess voting rights.

Liquidation. In the event of liquidation, dissolution or winding up of Provident Bankshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident Bankshares available for distribution. If Provident Bankshares issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Provident Bankshares are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Share Purchase Rights. Each issued share of Provident Bankshares common stock includes a class A preferred stock purchase right. See “—Shareholder Protection Rights Agreement” below.

Preferred Stock

Provident Bankshares is authorized to issue 5,000,000 shares of preferred stock having a par value of $1.00 per share. As of March 1, 2004, there were no shares of preferred stock outstanding. Provident Bankshares may issue preferred stock with such designations, powers, preferences and rights as Provident Bankshares’ board of directors may from time to time determine. Provident Bankshares’ board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

Shareholder Protection Rights Agreement

On January 18, 1995, Provident Bankshares’ board of directors declared a dividend distribution of one class A preferred stock purchase right for each outstanding share of Provident Bankshares common stock. The dividend was paid to shareholders of record at the close of business on January 30, 1995. Each right entitles the registered holder to purchase from Provident Bankshares one one-hundredth of a share of Provident Bankshares class A preferred stock at an exercise price of $80 per one-hundredth of a share of class A preferred stock, subject to adjustment. The description and terms of the rights are set forth in the shareholder protection rights agreement (the “rights agreement”). On July 15, 1998, Provident Bankshares’ board of directors amended the rights agreement to increase the exercise price to $120.

The rights generally will be exercisable only after the earlier of the date which is (1) the tenth business day after the date on which any person or group commences a tender or exchange offer which, if consummated, would result in such person or group becoming the beneficial owner of 10% or more of the outstanding shares of Provident Bankshares common stock (an “acquiring person”) (or a later date as Provident Bankshares’ board of directors may determine prior to the tenth business day after the commencement of the tender or exchange offer), or (2) the tenth business day after the first date of public announcement by Provident Bankshares that a person or group has become an acquiring person (or such earlier or later date as Provident Bankshares’ board of directors may determine prior to the tenth business day after such announcement).

The rights agreement provides that, until the time the rights become exercisable, the rights will be transferred with and only with Provident Bankshares common stock. Provident Bankshares common stock certificates issued prior to the time the rights become exercisable will evidence one right for each share of Provident Bankshares common stock represented by the certificates and will contain a legend incorporating by reference the terms of the rights agreement. Notwithstanding the absence of this legend, certificates evidencing shares of Provident Bankshares common stock outstanding on or prior to January 30, 1995 will also evidence one right for each share of Provident Bankshares common stock represented by the certificates. Promptly following the time the rights become exercisable, separate certificates evidencing the rights will be mailed to holders of record of Provident Bankshares common stock at that time.

If not previously exercised, exchanged or redeemed, the rights will expire on January 18, 2005. The rights will also expire upon the merger of Provident Bankshares into another corporation pursuant to an agreement entered into prior to the tenth business day after the first public announcement that a person or group has become an acquiring person.

The exercise price and the number of rights outstanding, or in certain circumstances the securities purchasable upon exercise of the rights, are subject to adjustment to prevent dilution in the event of a Provident Bankshares common stock dividend on, or a subdivision or a combination into a smaller number of shares of, Provident Bankshares common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for Provident Bankshares common stock.

If any person or group becomes an acquiring person, each right, other than those held by an acquiring person, would entitle the holder of a right to purchase from Provident Bankshares a certain number of shares. That number would be equal to the shares of Provident Bankshares common stock having an aggregate market price on the date of the public announcement of an acquiring person’s becoming such that gave rise to the rights becoming exercisable, equal to twice the exercise price for an amount in cash equal to the then-current exercise price.

In addition, after a person or group acquires 10% or more, but less than 50%, of the outstanding shares of Provident Bankshares common stock, each right, except those held by an acquiring person, may be exchanged by Provident Bankshares’ board of directors for one share of Provident Bankshares common stock.

Whenever Provident Bankshares becomes obligated to issue shares of Provident Bankshares common stock upon exercise of or in exchange for rights, Provident Bankshares, at its option, may substitute shares of Provident Bankshares class A preferred stock, at a ratio of one one-hundredth of a share of Provident Bankshares class A preferred stock for each share of Provident Bankshares common stock that it is required to issue.

If Provident Bankshares combines with another corporation at a time when the acquiring person controls Provident Bankshares’ board of directors and (1) either the terms of the transaction concerning the treatment of shares of capital stock relating to the acquiring person are not identical to the terms relating to other holders of Provident Bankshares common stock, or (2) where the person with whom the transaction occurs is the acquiring person, or where 50% or more of Provident Bankshares’ assets or earnings power is sold in one or several transactions without the prior written consent of Provident Bankshares’ board of directors, then each right would entitle the holders thereof (except for the acquiring person) to receive the number of shares of the acquiring company’s common stock having a market price on the date of the merger or other business transaction equal to two times the exercise price of the rights.

At any time prior to the time an acquiring person becomes such, Provident Bankshares’ board of directors may redeem all (but not less than all) of the then-outstanding rights at a price of $.01 per right. Immediately upon the action of Provident Bankshares’ board of directors electing to redeem the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price.

The holders of rights will, solely by reason of their ownership of rights, have no rights as shareholders of Provident Bankshares, including, without limitation, the right to vote or to receive dividends.

The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Provident Bankshares on terms not approved by Provident Bankshares’ board of directors unless the offer is conditional on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by Provident Bankshares’ board of directors, as the rights may be redeemed by Provident Bankshares at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of Provident Bankshares common stock.

Comparison of Rights of Shareholders

The rights of shareholders of Provident Bankshares are currently governed by Provident Bankshares’ articles of incorporation, as amended, fourth amended and restated bylaws and applicable provisions of the Maryland General Corporation Law. The rights of shareholders of Southern Financial are currently governed by Southern Financial’s articles of incorporation, as amended, bylaws and applicable provisions of Virginia General Corporation Law. If we complete the merger, Southern Financial shareholders will become Provident Bankshares shareholders and their rights likewise will be governed by Provident Bankshares’ articles of incorporation and bylaws. This summary is not a complete discussion of the Provident Bankshares and Southern Financial articles of incorporation and bylaws, and it is qualified in its entirety by reference to those documents. Copies of Provident Bankshares’ and Southern Financial’s articles of incorporation and bylaws are on file with the SEC.

Authorized Stock

Provident Bankshares		Southern Financial
•	The Provident Bankshares articles of incorporation authorize 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, $1.00 par value.	•	The Southern Financial articles of incorporation authorize 21,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of convertible preferred stock, $.01 par value.

•	As of March 1, 2004, there were 24,703,339 shares of Provident Bankshares common stock issued and outstanding.	•	As of March 8, 2004, there were 7,466,449 shares of Southern Financial common stock issued and outstanding.

•	As of March 1, 2004, there were no shares of preferred stock issued or outstanding.	•	As of March 8, 2004, there were no shares of convertible preferred stock issued and outstanding.

Corporate Governance

Provident Bankshares		Southern Financial
•	The rights of Provident Bankshares shareholders are governed by Maryland corporate law and the articles of incorporation and bylaws of Provident Bankshares.	•	The rights of Southern Financial shareholders are currently governed by Virginia corporate law and the articles of incorporation and bylaws of Southern Financial.

Voting Rights

Provident Bankshares		Southern Financial
•	The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.	•	Same.

•	Each share of common stock is entitled to one vote.	•	Same.

•	Holders of common stock may not cumulate their votes for the election of directors.	•	Virginia law provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. Southern Financial’s articles of incorporation do not provide for cumulative voting.

Required Vote for Authorization of Certain Actions

Provident Bankshares		Southern Financial
•	Under Maryland law, at least two-thirds of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested shareholder.” In addition, under Maryland law, a business combination with an interested shareholder must be approved by at least two-thirds of the outstanding shares of voting stock other than shares beneficially owned by the interested shareholder. See “Selected Provisions in the Articles of Incorporation And Bylaws of Provident Bankshares—Business Combinations with Interested Shareholders.” However, if a majority of directors not affiliated with the interested shareholder approves the business combination, or certain price and procedure requirements are met, under Maryland law, a vote of at least two-thirds of the outstanding shares is sufficient to approve a business combination.	•	Southern Financial’s articles of incorporation contain a provision which reduces the required shareholder approval level to a majority of each group entitled to vote thereon for certain actions such as a merger, a share exchange, and certain sales, leases or exchanges of all or of substantially all of Southern Financial’s assets so long as at least two-thirds of the continuing board of directors approves and recommends the action. The board of directors is empowered by the articles of incorporation to require a greater vote.

Dividends

Provident Bankshares		Southern Financial
•	Holders of common stock are entitled, when declared by Provident Bankshares’ board of directors, to receive dividends, subject to the rights of holders of preferred stock.	•	Same.

Appraisal Rights

Provident Bankshares		Southern Financial
•	Maryland law provides that the rights of shareholders to dissent and obtain the fair value of their shares in an appraisal proceeding may be available in connection with a merger, consolidation or share exchange in certain specific situations. Appraisal rights are not available to a corporation’s shareholders when the corporation will be the surviving corporation and a vote of its shareholders is not required to approve the merger. Appraisal rights may also be available in Maryland in connection with the transfer of the corporation’s assets or in the event of certain amendments to its articles of incorporation.	•	Virginia law provides that the rights of shareholders to dissent and obtain the fair value of their shares in an appraisal proceeding may be available in connection with a plan of merger or share exchange in certain specific situations. Appraisal rights are not available to a corporation’s shareholders when the corporation will be the surviving corporation and a vote of its shareholders is not required to approve the merger. Appraisal rights may also be available in Virginia in connection with the sale of all or substantially all of the assets of the corporation or in the event of certain amendments to its articles of incorporation.

Provident Bankshares		Southern Financial

•	Shareholders of a Maryland corporation also do not have appraisal rights in a merger where, on the record date fixed to determine shareholders entitled to vote on the transaction, the corporation’s stock is listed on a national securities	•	Shareholders of a Virginia corporation also do not have appraisal rights in a merger, share exchange or sale or exchange of property, where at the record date fixed to determine shareholders entitled to vote on the transaction, (1) the
	exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the Nasdaq Small Cap Market, unless (1) the merger alters the contract rights of the stock as set forth in the charter and the charter does not reserve the right to do so, or (2) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor.		corporation’s stock is listed on a national securities exchange or on the Nasdaq, or (2) held of record by more than 2,000 shareholders, unless (a) the articles of incorporation provide otherwise, (b) in the case of a plan of merger or share exchange, the shareholder is required to except any consideration other than (i) cash, (ii) shares or membership interests, or shares or membership interests and cash in lieu of fractional shares of the surviving or acquiring corporation which, at the record date, were either listed on a national securities exchange or held of record by at least 2,000 record shareholders, or (iii) any combination of (i) and (ii) above.

Shareholders’ Meetings

Provident Bankshares		Southern Financial
•	In the case of an annual meeting, Provident Bankshares must deliver notice of the meeting no fewer than 10 days and no more than 90 days before the meeting to each shareholder of record entitled to vote.	•	In the case of an annual meeting, Southern Financial must deliver notice of the meeting no fewer than 10 days and no more than 60 days before the meeting to each shareholder of record entitled to vote.

•	In the case of a special meeting, a description must also be included with the notice of its purpose no fewer than 10 days and no more than 90 days before the meeting to each shareholder of record entitled to vote.	•	In the case of a special meeting, a description must also be included with the notice of its purpose no fewer than 10 days and no more than 60 days before the meeting to each shareholder of record entitled to vote.

•	A majority of the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum.	•	A majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of such voting group.

•	The chairman of the board, the president or a majority of the board of directors may call a special meeting at any time for any purpose(s). The secretary will call a special meeting upon the written request of the holders of a majority of the outstanding shares entitled to vote.	•	A special meeting of the shareholders may be called for any purpose or purposes whatsoever, at any time, but only by the president, the chairman of the board, or the board of directors.

•	For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix, in advance, a record date that is neither less than 10 days nor more than 60 days before the meeting.	•	For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix, in advance, a record date that is not more than 70 days before the meeting.

Provident Bankshares		Southern Financial

•	The board of directors or any shareholder may nominate directors for election or propose new business.	•	Same.

•	To nominate a director or propose new business, shareholders must give written notice to the secretary of Provident Bankshares not less than 90	•	To nominate a director or propose new business, shareholders must give written notice to the secretary of Southern Financial not less than 60
	days prior to the meeting. However, if Provident Bankshares gives less than 100 days’ notice or prior public disclosure of the date of the meeting, written notice of the shareholder proposal or nomination must be delivered to the secretary within 10 days of the date notice of the meeting was mailed to shareholders or such public disclosure was made. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.		days nor more than 90 days prior to the meeting. However, if Southern Financial gives less than 70 days’ notice of the meeting, written notice of the shareholder proposal or nomination must be delivered to the secretary within 10 days of the date notice of the meeting was mailed to shareholders. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

Action by Shareholders Without a Meeting

Provident Bankshares		Southern Financial
•	Maryland law provides that action that may be taken at a shareholder meeting may be taken without a meeting by unanimous written consent so long as the unanimous written consent which sets forth the action is given in writing or by electronic transmission to each shareholder entitled to vote on the matter, and is filed with the records of shareholders meetings. As Provident Bankshares’ articles of incorporation do not provide for less than unanimous consent when shareholder action is taken at a meeting, no action may be taken by written consent unless all shareholders agree.	•	Virginia law provides that if the articles of incorporation so provide and if the corporation is not a public corporation, action that may be taken at a shareholder meeting may be taken without a meeting by written consent if the consent is signed by the holders of outstanding shares having not less than the minimum number (or numbers in the case of voting by groups) of votes necessary to take such action at a meeting. Southern Financial’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken at a meeting, so no action may be taken by written consent unless all shareholders agree.

Board of Directors

Provident Bankshares		Southern Financial
•	The bylaws provide that the number of directors shall be no fewer than three.	•	The bylaws provide that the number of directors shall be no fewer than twelve.

•	The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.	•	Same.

•	Vacancies on the board of directors will be filled by a majority vote of the remaining directors at any regular or special meeting of the board, but if a vacancy exists at the time of any annual meeting, that vacancy will be filled by majority vote of the shares entitled to vote at that meeting.	•	Vacancies on the board of directors will be filled by a majority vote of the remaining directors then in office at any regular or special meeting of the board of directors.

Provident Bankshares		Southern Financial

•	Directors may be removed only for cause and by the vote of at least 80% of the outstanding shares entitled to vote at any election for directors.	•	Directors may be removed with or without cause, but only by the favorable vote of at least two-thirds of the outstanding shares entitled to vote at any election of directors at a meeting called for the special purpose of removing the director.

Limitation of Personal Liability of Directors

Provident Bankshares		Southern Financial
•	Maryland law provides a corporation may indemnify any director made party to any proceeding by reason of service in that capacity, unless (1) it is established that the act or omission of the director was material to the matter giving rise to the proceeding and: (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; or (2) the director received an improper personal benefit in money, property, or services; or (3) in the case if any criminal proceeding, the director has reasonable cause to believe that the act or omission was unlawful. Furthermore, unless limited by the articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he is a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.	•	Virginia law provides that a corporation may indemnify an individual acting in his capacity as a director against liability incurred if (1) he conducted himself in good faith; (2) he believed: (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Furthermore, unless limited by the articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he is a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

•	Maryland law also provides that a corporation may not indemnify a director in connection with a proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director is adjudged liable on the basis that personal benefit was improperly received by him.	•	Virginia law also provides that a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving an action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

•	Provident Bankshares’ bylaws provide that the corporation shall indemnify any director made a party to a proceeding because he or she was a director of the corporation against any liability incurred in the proceeding to the extent that Maryland law permits.	•	Southern Financial’s articles of incorporation provide that the corporation shall indemnify any director made a party to a proceeding because he or she was a director of the corporation against any liability incurred in the proceeding to the full extent permitted by Virginia law. Further, Southern Financial’s articles of incorporation provide that, to the full extent permitted by Virginia law, a director will not be liable to Southern Financial or its shareholders for monetary damages in excess of one dollar for an act or omission in the director’s capacity as director.

Shareholder Rights Plan

Provident Bankshares		Southern Financial
•	Provident Bankshares has implemented a shareholder protection rights agreement under which a Provident Bankshares shareholder will have the right to purchase Provident Bankshares class A preferred stock when a person or group acquires 10% or more of the outstanding shares of Provident Bankshares common stock. Each share of Provident Bankshares common stock issued in the merger will be issued with an attached right. See “Description of Provident Bankshares Common Stock—Shareholder Protection Rights Agreement”	•	Southern Financial has not implemented a shareholder rights plan.

Amendment of the Bylaws

Provident Bankshares		Southern Financial
•	The bylaws may be amended or repealed by the board of directors. The board of directors may also from time to time make additional bylaws.	•	The bylaws may be amended by a majority vote of either Southern Financial’s board of directors or its shareholders. The board of directors may also from time to time make additional bylaws.

Amendment of the Articles of Incorporation

Provident Bankshares		Southern Financial
•	Generally, the articles of incorporation may be amended or repealed upon approval of at least two-thirds of the shares entitled to vote on the matter. However, amendments to the articles of incorporation revising the provisions relating to the number, terms and classification and removal procedures for directors require approval by at least 80% of the outstanding shares. Amendments revising the provisions relating to transactions with interested shareholders require approval by at least two-thirds of the shares other than those owned by the interested shareholder.	•	The articles of incorporation may be amended upon approval of at least a majority of the votes entitled to be cast by each voting group entitled to vote thereon, so long as such amendment is approved by either (1) at least two-thirds of the continuing directors or (2) the holders of at least two-thirds of the issued and outstanding shares entitled to vote thereon. Continuing director means any individual who (1) was an initial director of Southern Financial, (2) has been elected to the board of directors of Southern Financial at the annual meeting of the shareholders more than one time, or (3) was elected to fill a vacancy on the board of directors of Southern Financial by a majority of the then remaining directors and thereafter re-elected at an annual meeting of shareholders.

Selected Provisions in the Articles of Incorporation and Bylaws of

Provident Bankshares

Provident Bankshares’ articles of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Provident Bankshares by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of Provident Bankshares more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by Provident Bankshares’ board of directors, but which Provident Bankshares shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Provident Bankshares’ articles of incorporation and bylaws. See “Where You Can Find More Information” for where to obtain a copy of these documents.

Business Combinations with Interested Shareholders

To approve certain “business combinations” with an “interested shareholder,” the articles of incorporation require the approval of (1) the holders of at least two-thirds of Provident Bankshares’ outstanding shares of voting stock entitled to vote and (2) the holders of at least two-thirds of Provident Bankshares’ shares of voting stock other than those shares held directly or indirectly by the interested shareholder. This voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Provident Bankshares’ board of directors who are unaffiliated with the interested shareholder and who were directors before the time when the interested shareholder became an interested shareholder or if the proposed transaction meets certain price and procedure conditions that are designed to afford the shareholders a fair price in consideration for their shares.

The term “interested shareholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Provident Bankshares or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Provident Bankshares.

A “business combination” includes:

•	any merger, consolidation or share exchange of Provident Bankshares or any of its subsidiaries with any interested shareholder or affiliate of an interested shareholder or any corporation which is, or after such merger, consolidation or share exchange would be, an affiliate of an interested shareholder;

•	any sale or other disposition to or with any interested shareholder or its affiliate of assets of Provident Bankshares or its subsidiaries that have an aggregate book value of 10% or more of the total market value of Provident Bankshares’ common stock or its net worth as of the end of its most recently ended fiscal quarter;

•	the issuance or transfer to any interested shareholder or its affiliate by Provident Bankshares (or any subsidiary) of any securities of Provident Bankshares (or any subsidiary) in exchange for any cash, securities or other property (or combination thereof) the value of which equals or exceeds 10% of the total market value of the outstanding common stock of Provident Bankshares;

•	the adoption of any plan or proposal for the liquidation or dissolution of Provident Bankshares proposed by or on behalf of any interested shareholder or its affiliate; and

•	any reclassification of securities, recapitalization, merger, consolidation or share exchange of Provident Bankshares with any of its subsidiaries which has the effect of increasing the proportionate share of outstanding common stock or any class of equity or convertible securities of Provident Bankshares or any subsidiary owned directly or indirectly, by an interested shareholder or its affiliate.

Board of Directors

Classified Board. The board of directors of Provident Bankshares is divided into three classes, each of which contains approximately one-third of the number of directors. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Provident Bankshares.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in Provident Bankshares’ board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. The bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Special Meetings of Shareholders

The bylaws permit shareholders to call a special meeting of shareholders only upon the request of the holders of a majority of the outstanding shares. At a special meeting, shareholders may consider only the business specified in the notice of meeting given by Provident Bankshares. These provisions make it more difficult for shareholders to force shareholder consideration of a proposal between annual meetings over the opposition of Provident Bankshares’ board of directors by calling a special meeting of shareholders.

Advance Notice Provisions for Shareholder Nominations and Proposals

Provident Bankshares’ bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of Provident Bankshares. A person may not be nominated for election as a director unless that person is nominated by or at the direction of Provident Bankshares’ board of directors or by a shareholder who has given appropriate notice to Provident Bankshares before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Provident Bankshares appropriate notice of its intention to bring that business before the meeting. Provident Bankshares’ secretary must receive notice of the nomination or proposal not less than 90 days prior to the annual meeting. However, if Provident Bankshares gives less than 100 days’ notice or prior public disclosure of the date of the meeting, written notice of the shareholder proposal or nomination must be delivered to the secretary within 10 days of the date notice of the meeting was mailed to shareholders or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to Provident Bankshares concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Provident Bankshares with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives Provident Bankshares’ board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Preferred Stock

The articles of incorporation authorizes Provident Bankshares’ board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Provident Bankshares’ board of directors could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Provident Bankshares’ board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Provident Bankshares and its shareholders.

Corporate Governance of Provident Bankshares

General

Provident Bankshares periodically reviews its corporate governance policies and procedures to ensure that Provident Bankshares meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern Provident Bankshares’ operations. As part of this periodic corporate governance review, the board of directors reviews and adopts best corporate governance policies and practices for Provident Bankshares.

Code of Business Conduct and Ethics

Since Provident Bankshares’ inception in 1987, it has had a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is designed to ensure that Provident Bankshares’ directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that Provident Bankshares’ directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Provident Bankshares’ best interest. Under the terms of the Code of Business Conduct and Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.

As a mechanism to encourage compliance with the Code of Business Conduct and Ethics, Provident Bankshares has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Business Conduct and Ethics also prohibits Provident Bankshares from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Business Conduct and Ethics.

Meetings of the Board of Directors

The board of directors of Provident Bankshares conducts business through meetings and the activities of the board of directors and its committees. The board of directors generally meets on a monthly basis and may have additional meetings as needed. During the fiscal year ended December 31, 2003, the board of directors held 13 meetings.

All of the directors of Provident Bankshares attended at least 75% of the total number of meetings of the board of directors and committees on which such directors served held during the fiscal year ended December 31, 2003. The board of directors of Provident Bankshares and Provident Bank maintain committees, the nature and composition of which are described below.

Committees of the Board of Directors

Audit Committee. The Audit Committee consists of Messrs. Dunn (Chair), Cole, Crowley, Joseph and Meier, each of whom is an “independent director” in accordance with the listing standards of the Nasdaq Stock Market. The committee reviews and reports to the board of directors on examinations of Provident Bank and its subsidiaries by regulatory authorities, appoints the independent auditor for Provident Bankshares and Provident Bank, reviews the scope of the work of the independent auditor and their reports, and reviews the activities and actions of the Bank’s internal auditors. Additionally, the Audit Committee oversees Provident Bankshares’ internal controls and financial reporting process on behalf of the board of directors. The board of directors has determined that William J. Crowley is an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee met nine times during 2003. The Audit Committee acts under a written charter, a copy of which is attached to this joint proxy statement-prospectus as Appendix E.

Compensation Committee. The Compensation Committee consists of Ms. Lucas (Chair), Ms. Riggs and Messrs. Bilal and Riggs. The committee reviews and determines salaries and other benefits for executive and senior management of Provident Bankshares and its subsidiaries, reviews and determines employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensatory plans and arrangements. The Compensation Committee met seven times during 2003. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee acts under a written charter adopted by the board of directors, a copy of which is available to shareholders on Provident Bankshares’ website at “www.provbank.com.”

Corporate Governance Committee. The Corporate Governance Committee, which consists of Dr. Wilson (Chair) and Messrs. Bozzuto and Coe takes a leadership role in shaping governance policies and practices, including recommending to the board of directors the corporate governance policies and guidelines applicable to Provident Bank and monitoring compliance with these policies and guidelines. In addition, the Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for election at the next annual meeting of shareholders. This committee recommends to the board director candidates for each committee for appointment by the board. The Corporate Governance Committee met three times during 2003. Each member of the Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Corporate Governance Committee acts under a written charter adopted by the board of directors, a copy of which is available to shareholders on Provident Bankshares’ website at “www.provbank.com.” The procedures of the Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this joint proxy statement-prospectus. See “Corporate Governance Committee Procedures.”

Corporate Governance Committee Procedures

General. It is the policy of the Corporate Governance Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Provident Bankshares board of directors. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board of directors and the Corporate Governance Committee does not perceive a need to increase the size of the board. In order to avoid the unnecessary use of the Corporate Governance Committee’s resources, the Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Provident Bankshares:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the shareholder making the recommendation, the name and address, as they appear on the Provident Bankshares’ books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Provident Bankshares’ common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Provident Bankshares’ common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Provident Bankshares’ annual meeting of shareholders, the recommendation must be received by the Corporate Governance Committee at least 120 calendar days prior to the date the Provident Bankshares’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Criteria for Director Nominees. The Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the board of directors. The Corporate Governance Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to Provident Bankshares and its shareholders; independence; and any other factors the Corporate Governance Committee deems relevant, including age, diversity, size of the board of directors and regulatory disclosure obligations.

The Corporate Governance Committee may weight the foregoing criteria differently in different situations, depending on the composition of the board of directors at the time. The committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the SEC’ s regulations.

In addition, prior to nominating an existing director for re-election to the board of directors, the Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Process for Identifying and Evaluating Director Nominees. Pursuant to the Corporate Governance Committee Charter as approved by the board of directors, the Corporate Governance Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the board of directors. The process that the committee follows when it identifies and evaluates individuals to be nominated for election to the board of directors is as follows:

Identification. For purposes of identifying nominees for the board of directors, the Corporate Governance Committee relies on personal contacts of the committee and other members of the board of directors as well as its knowledge of members of Provident Bank’s local communities. The Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Corporate Governance Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the board of directors by evaluating the candidate under the selection criteria set forth above. In addition, the Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Shareholder Communications

Provident Bankshares encourages shareholder communications to the board of directors and/or individual directors. Written communications may be made to the board of directors or to specific members of the board by delivering them to the intended addressee, care of Corporate Secretary, Provident Bankshares Corporation, 114 East Lexington Street, Baltimore, Maryland 21202.

In addition, the board of directors encourages directors to attend the annual meeting of shareholders. All directors attended the annual meeting of shareholders held on April 16, 2003.

Directors’ Compensation

Each outside director of Provident Bankshares and Provident Bank receives an annual retainer of $14,000 for service as director. Each outside director also receives a fee of $1,000 for attendance at regular or special board of director meetings, except that a single fee is paid if the Provident Bankshares and Provident Bank board of director meetings are held on the same day. Finally, outside directors who are members of board committees receive a fee of $1,000 for attendance at committee meetings, while the chairpersons of such committees receive a fee of $1,150 for attendance at committee meetings.

Provident Bankshares and Provident Bank have a deferred compensation plan for non-employee directors. Each year, a director may elect to defer payment of all or part of the director’s fees for that year until the individual ceases to be a director. Interest is accrued on the deferred amount at the prime rate. Payment of the deferred amount may be made to the director or to his or her beneficiary. In addition, non-employee directors are eligible to receive options under the Provident Bankshares Corporation Amended and Restated Stock Option Plan. The Non-Employee Directors’ Severance Plan provides that if a director’s service is terminated following a “change in control” (as defined in the plan) of Provident Bankshares or Provident Bank, the director will be entitled to receive a payment equal to five times the director’s annual retainer.

Independent Directors

The Provident Bankshares’ board of directors is comprised of 17 directors. The board of directors has determined that the following directors are independent directors under the corporate listing standards of the Nasdaq Stock Market: Messrs. Bilal, Bozzuto, Coe, Cole, Crowley, Dunn, Joseph, Meier, Riggs, Wilson and Logan and Ms. Lucas and Ms. Riggs.

Election of Directors

(To be voted upon by Provident Bankshares’ shareholders)

Provident Bankshares’s board of directors consists of 17 directors, of which 13 are independent directors. The board of directors is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The board of directors’ nominees for election this year, to serve for a three-year term, or until their respective successors have been elected and qualified, are Melvin A. Bilal, Ward B. Coe, III, Frederick C. Meier, Jr., Gary N. Geisel, William J. Crowley, Jr. and Bryan J. Logan.

If any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present board of directors. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and Provident Bankshares.

The board of directors recommends a vote “FOR” the election of Messrs. Bilal, Coe, Meier, Geisel, Crowley and Logan.

Information with Respect to Nominees, Continuing Directors and Certain Executive Officers

Information regarding the nominees for election at the annual meeting, as well as information regarding the continuing directors whose terms expire in 2005 and 2006, is provided below. Unless otherwise stated, each nominee has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2003. The indicated period for service as a director includes service as a director of Provident Bank.

Nominees for Election as Directors

Melvin A. Bilal is an attorney engaged in the private practice of law. Formerly, he served as President of Bilal Consulting. Previously, Mr. Bilal was the owner and Managing Executive of the Bilal Group, Inc., a provider of long and short term staffing needs. Prior to holding this position, he was President and founder of Security America Services, Inc., a security consulting firm. Age 61. Director since 1992.

Ward B. Coe, III is a partner in the law firm of Whiteford, Taylor & Preston, LLP. Age 58. Director since 1997.

Frederick W. Meier, Jr. is President of Lord Baltimore Capital Corp., formerly ATAPCO Capital Management Group. Prior to being elected to this position in 1996, Mr. Meier was an Executive Vice President of First Maryland Bancorp and First National Bank of Maryland. Age 60. Director since 1997.

Gary N. Geisel has been Chairman of the Board and Chief Executive Officer of Provident Bankshares and Provident Bank since April 2003. Before becoming Chairman and Chief Executive Officer, Mr. Geisel was President and Chief Operating Officer of Provident Bankshares and Provident Bank from January 2001 until April 2003, was a member of Provident Bank’s Office of the Chairman from 1999 until January 2001, and was Group Manager, Community Banking, of Provident Bank from 1997 until 1999. Prior to joining Provident Bank, Mr. Geisel was an executive officer with Citizens Bank of Maryland. Age 55. Director since 2001.

William J. Crowley, Jr. was the managing partner of the Baltimore office of Arthur Andersen LLP from 1995 until his retirement in 2002. He was a partner with the firm since 1980. Mr. Crowley has been designated as an audit committee financial expert. Age 58. Director since 2003.

Bryan J. Logan is Chairman and Chief Executive Officer of EarthData Group, a group of companies that specializes in the acquisition, development, analysis and application of spatial data and GIS services for engineering, environmental and land management clients worldwide. Age 55. Director since January 2004.

Directors Continuing in Office

The following directors have terms ending in 2005:

Thomas S. Bozzuto is Chief Executive Officer of The Bozzuto Group, a full-service residential development company located in Greenbelt, Maryland. Age 57. Director since 1998.

Charles W. Cole, Jr. is Chairman of the Board of Legg Mason Trust F.S.B. and was previously Vice Chairman of the Board and Managing Director of Brown Investment Advisory and Trust Co. Prior to that position, Mr. Cole was the President and Chief Executive Officer of First Maryland Bancorp and the First National Bank of Maryland. Age 68. Director since 1995.

Barbara B. Lucas is Senior Vice President and Corporate Secretary of The Black & Decker Corporation. Ms. Lucas serves as Chairperson of the Compensation Committee. Age 58. Director since 1996.

Francis G. Riggs is Executive Vice President and a director of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage company. Age 66. Director since 1972.

Enos K. Fry has been Group Manager, Washington Metro Area, of Provident Bank since 1997. Prior to joining Provident Bank, he served in various executive capacities with Citizens Savings Bank, F.S.B., including President, director and Vice Chairman of the Board, until Citizens Savings was acquired by Provident Bank in 1997. Age 60. Director since 1997.

The following directors have terms ending in 2006:

Pierce B. Dunn is Chairman of the Board of MIRCON, Inc., an environmental and engineering company. Mr. Dunn serves as Chairperson of the Audit Committee. Age 53. Director since 1987.

Mark K. Joseph is Chairman and Chief Executive Officer of Municipal Mortgage and Equity, LLC (Muni Mae), a real estate finance company. Mr. Joseph is also the founding Chairman of the Board of The Shelter Group, a real estate development, property and asset management company. Age 65. Director since 1993.

Peter M. Martin served as Chairman of the Board and Chief Executive Officer of Provident Bankshares and Provident Bank from 1998 until his retirement in April 2003. Mr. Martin also served as President of Provident Bankshares and Provident Bank from 1990 until January 2001. Age 66. Director since 1990.

Sheila K. Riggs is the Chairman of the Maryland Health and Higher Educational Facilities Authority, which issues bonds to finance health care and higher education facilities. Age 60. Director since 1982.

Kevin G. Byrnes has been President and Chief Operating Officer of Provident Bankshares and Provident Bank since April 2003. Before becoming President and Chief Operating Officer, Mr. Byrnes served as Senior Executive Vice President of Provident Bankshares since 2002. Previously, he was Regional Executive in charge of the upstate operations of Chase Manhattan Bank in Rochester, New York. Age 56. Director since 2002.

Donald E. Wilson is Vice President for Medical Affairs of the University of Maryland and Dean of the School of Medicine. Dr. Wilson serves as the Chairperson of the Corporate Governance Committee. Age 68. Director since 2002.

Named Executive Officers Who Are Not Also Directors

Richard J. Oppitz is an Executive Vice President of Provident Bank. Previously, Mr. Oppitz served as a member of Provident Bank’s Office of the Chairman, Group Manager, Commercial Banking and Managing Director, Credit Administration Division. Age 57.

Dennis A. Starliper is Executive Vice President and Chief Financial Officer of Provident Bankshares and Provident Bank. Previously, Mr. Starliper served as a Group Manager, Treasurer and Managing Director, Treasury Division, of Provident Bank. Age 57.

Approval of the Provident Bankshares Corporation

2004 Equity Compensation Plan

(To be voted upon by Provident Bankshares’ shareholders)

Proposed Action Regarding the 2004 Equity Compensation Plan

At the annual meeting, shareholders will be asked to approve the Provident Bankshares Corporation 2004 Equity Compensation Plan (the “2004 Plan”), which was adopted, subject to shareholder approval, by the board of directors on February 18, 2004.

Provident Bankshares believes that incentives and stock-based awards focus employees on the dual objectives of creating shareholder value and promoting the company’s success, and that equity compensation plans like the 2004 Plan help to attract, retain and motivate valued employees and directors. The board of directors believes that the 2004 Plan will promote the interests of Provident Bankshares and its shareholders and that it will give the company flexibility to continue to provide incentives that are based on the attainment of corporate objectives and increases in shareholder value.

Provident Bankshares currently maintains the Provident Bankshares Corporation Amended and Restated Stock Option Plan (the “Option Plan”). As of March 1, 2004, 1,070,891 options were available for grant under the Option Plan. Provident Bankshares’ ability to grant additional awards under the Option Plan will terminate if shareholders approve the 2004 Plan. However, awards outstanding under the Option Plan will continue in effect in accordance with their terms.

Summary Description of the 2004 Equity Compensation Plan

The principal terms of the 2004 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2004 Plan, which appears as Appendix F to this joint proxy statement-prospectus.

Purposes of the 2004 Plan. The purposes of the 2004 Plan are to provide incentives and rewards to those employees and directors largely responsible for the success and growth of Provident Bankshares and its affiliates, and to assist in attracting and retaining directors, executives and other key employees with experience and ability.

Administration. The Compensation Committee of the board of directors will administer the 2004 Plan. The board of directors or the committee may also delegate some or all of its authority with respect to the 2004 Plan to certain officers of Provident Bankshares to provide them with limited authority to grant awards to employees, provided that no officer may designate himself or herself as an award recipient. (The appropriate acting body, be it the board, the committee or an officer, is referred to in this proposal as the “Administrator.”)

The Administrator has broad authority under the 2004 Plan with respect to awards granted under the 2004 Plan, including, without limitation, the authority to:

•	select the individuals to receive awards under the 2004 Plan;

•	determine the type, number, vesting requirements and other features and conditions of individual awards; and

•	interpret the 2004 Plan and award agreements issued with respect to individual awards.

Each award granted under the 2004 Plan will be evidenced by a written award agreement that sets forth the terms and conditions of each award and may include additional provisions and restrictions as determined by the Administrator.

Eligibility. Persons eligible to receive awards under the 2004 Plan include directors, officers and employees of Provident Bankshares and its affiliates. All of Provident Bankshares’ directors, officers and employees (including all of the named executive officers of Provident Bankshares) are presently considered eligible for awards under the 2004 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of Provident Bankshares common stock that may be delivered pursuant to awards under the 2004 Plan is equal to the sum of (i) 4,000,000 shares, plus (ii) the number of any shares subject to stock options granted under the Option Plan that expire or for any reason are cancelled or terminated after the effective date of the 2004 Plan without being exercised. As of March 1, 2004, 2,434,571 options were outstanding under the Option Plan.

The following other share limits are also contained in the 2004 Plan:

•	The maximum number of shares of common stock subject to stock options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 350,000 shares.

•	The maximum number of shares of common stock subject to all awards granted during any calendar year to any individual under the plan is 350,000 shares.

•	The maximum number of shares of common stock that may be delivered pursuant to awards granted under the plan, other than stock options and stock appreciation rights, is 1,250,000. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

To the extent that an award is settled in cash or a form other than shares of common stock, the shares that would have been delivered had there been no cash or other settlement will not be counted against the shares available for issuance under the plan. In the event that shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of shares delivered with respect to the award will be counted against the share limits of the plan. Shares that are subject to or underlie awards that expire for any reason or are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by Provident Bankshares to satisfy tax withholding obligations under the 2004 Plan or the Option Plan, will be available for subsequent awards under the 2004 Plan.

Types of Awards. The 2004 Plan authorizes grants of stock options, stock appreciation rights, restricted stock awards and similar rights to purchase or acquire shares. The 2004 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of Provident Bankshares common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of stock option may not be less than the fair market value of a share of Provident Bankshares common stock on the date of grant. The maximum term of a stock option is ten years from the date of grant. All stock options granted under the plan will be nonqualified stock options and, therefore, will not be subject to the additional restrictions under Section 422 of the Code applicable to incentive stock options (see —“Federal Income Tax Treatment of Awards Under the 2004 Equity Compensation Plan,” below).

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value per share of Provident Bankshares common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price may not be lower than the fair market value of a share of Provident Bankshares common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

A restricted stock award is a grant of a certain number of shares of common stock subject to the lapse of certain restrictions (such as continued service) determined by the Administrator. Participants are entitled to receive dividends and other distributions declared and paid on the shares and may also vote any unvested shares subject to their restricted stock awards.

The other types of awards that may be granted under the 2004 Plan include, without limitation, stock bonuses, performance shares, performance units, phantom stock, dividend equivalents or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the common stock, upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, subject to the terms of the 2004 Plan and any applicable requirements under the Internal Revenue Code.

Payments and Deferrals. Payment of awards may be made in the form of cash, common stock or combinations thereof as determined by the Administrator. The Administrator may provide for the deferred payment of awards and may determine other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Effect of Termination of Service on Awards. Generally, the Administrator will establish, in the applicable award agreement, the effect of a termination of employment or service on outstanding awards under the 2004 Plan. The Administrator may make appropriate distinctions based upon the cause of termination and the type of award.

Acceleration of Awards. Generally, and subject to limited exceptions set forth in the 2004 Plan, if any person acquires more than 25% of the outstanding common stock or combined voting power of Provident Bankshares, if certain changes in a three-fourths majority of the board occur over a consecutive period of two years, if stockholders prior to a transaction do not continue to own more than 50% of the voting shares of Provident Bankshares (or its successor or parent) following a reorganization, merger or similar corporate transaction involving Provident Bankshares, or if Provident Bankshares sells all or substantially all of its assets to a third party, then outstanding awards under the 2004 Plan will accelerate and become fully vested or payable, as applicable. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event not specifically described above.

Transfer Restrictions. Subject to certain exceptions, awards under the 2004 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award will be paid only to the recipient or the recipient’s beneficiary or legal representative.

Adjustments. As is customary in equity compensation plans of this nature, each share limit and the number and kind of shares available under the 2004 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance standards applicable to certain types of awards, are subject to proportional adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or similar events that change the number or kind of shares outstanding, and in the case of extraordinary dividends or distributions of property to the stockholders.

Amendment or Termination of the 2004 Equity Compensation Plan. The board may generally amend or terminate the 2004 Plan at any time and in any manner, except that the board may not amend the 2004 Plan or awards to reprice stock options. Shareholder approval of an amendment will be required only to the extent then required by applicable law or the listing standards of any national securities exchange or national securities market where the shares of Provident Bankshares are listed or as required under Section 162 of the Internal Revenue Code to preserve the intended tax consequences of the plan. For example, shareholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2004 Plan. Adjustments as a result of stock splits or similar events will not, however, require shareholder approval. Unless terminated earlier by the board, the authority to grant new awards under the 2004 Plan will terminate on April 21, 2014. Outstanding awards, as well as the Administrator’s authority with respect to such awards, will generally continue following the expiration or termination of the 2004 Plan. Generally, the consent of the award recipient is required if any plan amendment materially and adversely affects the recipient.

Federal Income Tax Treatment of Awards Under the 2004 Equity Compensation Plan

The federal income tax consequences of the 2004 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2004 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state or local tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct, and the optionee recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. The 2004 Plan does not provide for grants of incentive stock options, which are subject to additional requirements under the Code and have different tax consequences. Stock appreciation rights are generally taxed and deductible in substantially the same manner as nonqualified stock options.

Generally, the recipient of a restricted stock award recognizes ordinary income, and Provident Bankshares is entitled to a corresponding deduction, equal to the fair market value of the stock at the time any transfer or forfeiture restrictions applicable to the restricted stock award lapse. A restricted stock award recipient who makes an election under Section 83(b) of the Internal Revenue Code, however, recognizes ordinary income equal to the fair market value of the stock at the time of grant, and Provident Bankshares is entitled to a corresponding deduction at that time. If the recipient makes a Section 83(b) election, there are no further federal income tax consequences to either the recipient or Provident Bankshares at the time any applicable transfer or forfeiture restrictions lapse.

With respect to the other awards authorized under the 2004 Plan, cash and stock-based performance awards, bonuses, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise deferred is taxed when paid. In each of these cases, Provident Bankshares receives a corresponding deduction at the time the participant recognizes ordinary income.

Specific Benefits Under the 2004 Equity Compensation Plan

Provident Bankshares has not approved any awards under the 2004 Plan that are conditioned upon shareholder approval of the 2004 Plan and is not currently considering any specific award grants under the 2004 Plan.

Equity Compensation Plan Information

The following table sets forth information about Provident Bankshares common stock that may be issued upon exercise of options, warrants and rights under all of Provident Bankshares’ equity compensation plans as of December 31, 2003. The Company does not maintain any equity compensation plans that have not been approved by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,091,026	$20.15	1,506,241

Total	2,091,026	$20.15	1,506,241

The board of directors recommends that you vote “FOR” approval of the Provident Bankshares Corporation 2004 Equity Compensation Plan.

Ratification of Appointment of Independent Auditors

(To be voted upon by Provident Bankshares’ shareholders)

Provident Bankshares’ independent auditors for the fiscal year ended December 31, 2003 were KPMG LLP. Provident Bankshares’ board of directors reappointed KPMG LLP to continue as independent auditors for Provident Bankshares for the fiscal year ending December 31, 2004, subject to ratification of such appointment by shareholders. If shareholders do not ratify the appointment of KPMG LLP as independent auditors, the board of directors may consider other independent auditors.

Representatives of KPMG LLP will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the annual meeting.

On January 16, 2002 Provident Bankshares’ Board of Directors, at the recommendation of the Audit Committee, dismissed PricewaterhouseCoopers LLP as Provident’s certifying accountants. The report of PricewaterhouseCoopers LLP on Provident Bankshares’ financial statements for either of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During Provident Bankshares’ two most recent fiscal years through the date of termination of the engagement of PricewaterhouseCoopers LLP, Provident was not in disagreement with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its report.

The board of directors recommends that you vote “FOR” ratification of the appointment of KPMG LLP as the independent auditors of Provident Bankshares.

Audit Fees

The following table sets forth the fees billed to Provident Bankshares for the fiscal years ending December 31, 2003 and 2002 by KPMG LLP:

	2003	2002
Audit fees	$280,100	$243,322
Audit related fees	18,800	21,150
Tax fees (1)	17,350	13,750
All other fees (2)	—	35,724

(1)	Consists of tax filing and tax related compliance and other advisory services.
(2)	Includes fees related to an asset/liability process review.

The Audit Committee believes that the provision of non-audit services by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Pre-Approval of Services by the Independent Auditor

The Audit Committee will consider on a case-by-case basis and, if appropriate, approve all audit and non-audit services to be provided by Provident Bankshares’ independent auditors. Alternatively, the Audit Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the independent auditors.

The Report of the Audit Committee, the Report of the Compensation Committee, and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident Bankshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report of the Audit Committee

The Audit Committee of Provident Bankshares’ board of directors is composed of five non-employee directors and operates under a written charter adopted by the board of directors. The board of directors has determined that each Audit Committee member is independent in accordance with the currently effective listing standards of the Nasdaq Stock Market. In addition, the board of directors has determined that William J. Crowley, Jr., as defined by SEC rules, is both independent and an audit committee financial expert.

Provident Bankshares’ management is responsible for Provident Bankshares’ internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Provident Bankshares’ consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees Provident Bankshares’ internal controls and financial reporting process on behalf of the board of directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Provident Bankshares’ consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent auditors’ independence from Provident Bankshares and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with Provident Bankshares’ independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their observations of Provident Bankshares’ internal controls, and financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Provident Bankshares’ management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of Provident Bankshares’ financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that Provident Bankshares’ financial statements are presented in accordance with generally accepted accounting principles, that the audit of Provident Bankshares’ financial statements has been carried out in accordance with generally accepted auditing standards or that Provident Bankshares’ independent auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements be included in Provident Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The Audit Committee and the board of directors also have approved, subject to stockholder ratification, the selection of Provident Bankshares’ independent auditors.

The Audit Committee of the Board of Directors of Provident Bankshares Corporation

Pierce B. Dunn (Chair)

Charles W. Cole, Jr.

William J. Crowley, Jr.

Mark K. Joseph

Frederick W. Meier, Jr.

Executive Compensation

Summary Compensation Table

The following information is furnished for the Chief Executive Officer and all other executive officers of Provident Bankshares and Provident Bank employed during the fiscal year by Provident Bankshares and Provident Bank who received salary and bonus in excess of $100,000 during fiscal 2003. These persons are sometimes referred to in this proxy statement as the “named executive officers.”

Name and Principal Positions	Fiscal Year	Annual Compensation					Securities Underlying Options (#)	All Other Compensation ($)(2)
		Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)
Gary N. Geisel Chairman and Chief Executive Officer of Provident Bankshares and Provident Bank	2003 2002 2001	$361,467 323,179 310,008		$112,500 164,300 —	$	— — —	25,000 15,000 52,500	$9,000 8,250 7,650

Peter M. Martin (3) Retired Chairman and Chief Executive Officer of Provident Bankshares and Provident Bank	2003 2002 2001	$181,082 521,246 489,786	$	— 265,000 —	$	— 2,950 2,641	— 20,000 —	$53,000 59,448 94,739

Kevin G. Byrnes (4) President and Chief Operating Officer of Provident Bankshares and Provident Bank	2003 2002	$320,000 52,121		$96,000 —	$	— —	— 50,000	$138,715 —

Richard J. Oppitz Executive Vice President, Consumer Banking, Provident Bank	2003 2002 2001	$262,187 254,196 241,466		$53,000 77,020 —	$	— — —	10,000 15,000 —	$9,000 8,250 7,650

Dennis A. Starliper Chief Financial Officer and Executive Vice President of Provident Bankshares and Provident Bank	2003 2002 2001	$253,912 236,018 223,429		$85,000 95,475 —	$	— — —	15,000 20,000 —	$7,214 7,071 7,148

(1)	Represents grossed-up reimbursement for the tax effect of reportable incremental imputed income for the split-dollar insurance agreements.
(2)	The amounts shown for Messrs. Geisel, Martin, Oppitz and Starliper were employer-provided contributions under the Bank’s 401(k) plan. The amount shown for Mr. Martin also includes $44,000 in economic value of Bank-paid split-dollar life insurance premiums.
(3)	Mr. Martin retired as Chairman and Chief Executive Officer on April 16, 2003.
(4)	Mr Byrnes joined Provident Bankshares and Provident Bank on November 4, 2002. The amount shown for Mr. Byrnes is $131,476 of relocation reimbursement and $7,239 of employer-provided contributions under the Bank’s 401(k) Plan.

Change in Control Agreements. Provident Bankshares and Provident Bank have entered into change in control agreements with Messrs. Geisel, Byrnes, Oppitz and Starliper. Each agreement is extended on a daily basis unless written notice of non-renewal is given by the board of directors. The agreements provide that if involuntary termination or, under certain circumstances, voluntary termination follows a change in control of Provident Bankshares or Provident Bank, the executive officer is entitled to receive a severance payment equal to three times his average annual compensation for the five most recent taxable years preceding termination. Provident Bankshares or Provident Bank also would continue and pay for life, health and disability coverage for 36 months following termination. Payments to the executive officer under the agreements are paid by Provident

Bankshares to the extent that payments (or other benefits) are not paid by Provident Bank. Notwithstanding that both Provident Bankshares and Provident Bank change in control agreements provide for a severance payment in the event of a change in control, no duplicate payments would be made under the agreements.

Option Grants in Last Fiscal Year

The following table lists all grants of options under the Stock Option Plan to the named executive officers for fiscal year 2003 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of Provident Bankshares’ stock over the life of the option.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options (1)
					5%	10%
Gary N. Geisel	25,000	6.1%	$23.88	4/16/2013	$376,000	$948,750
Peter M. Martin	—	—	—	—	—	—
Kevin G. Byrnes	—	—	—	—	—	—
Richard J. Oppitz	10,000	2.4	23.51	2/19/2013	148,100	373,800
Dennis A. Starliper	15,000	3.6	23.51	2/19/2013	222,150	560,700

(1)	The dollar gains under these columns result from calculations required by the Securities and Exchange Commission’s rules and are not intended to forecast future price appreciation of the common stock. It is important to note that options have value only if the stock price increases above the exercise price shown in the table during the effective option period. In order for the executive to realize the potential values set forth in the 5% and 10% columns in the table, the price per share of Provident Bankshares’s common stock as of the expiration date of the options for Gary N. Geisel would be approximately $38.91 per share and $61.82 per share, respectively, and for Richard J. Oppitz and Dennis A. Starliper would be approximately $38.32 per share and $60.89 per share respectively.

Aggregated Option Exercises in Last Fiscal Year and Option Value at Fiscal Year End

The following table provides for the named executive officers information regarding the exercise of options during the year ended December 31, 2003 and unexercised stock options as of December 31, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary N. Geisel	5,224	$69,215	139,537	35,000	$1,353,251	$191,750
Peter M. Martin	60,125	705,721	82,000	—	795,540	—
Kevin G. Byrnes	—	—	16,667	33,333	102,168	204,331
Richard J. Oppitz	—	—	67,058	20,000	622,755	109,700
Dennis A. Starliper	—	—	40,030	28,333	437,527	156,381

(1)	The closing price of the common stock on December 31, 2003 was $29.58.

Pension Plans

The following table sets forth the estimated annual pension benefits payable to a participant at normal retirement age (age 65) under the Provident Bank of Maryland Pension Plan, based on both the remuneration that is covered under this plan and years of service with Provident Bankshares and its subsidiaries.

Remuneration	Years of Service
	15	20	25	30	35
$125,000	$26,250	$35,000	$43,750	$43,750	$43,750
150,000	31,500	42,000	52,500	52,500	52,500
175,000	36,750	49,000	61,250	61,250	61,250
200,000	42,000	56,000	70,000	70,000	70,000
225,000	47,250	63,000	78,750	78,750	78,750
250,000	52,500	70,000	87,500	87,500	87,500
275,000	57,750	77,000	96,250	96,250	96,250
300,000	63,000	84,000	105,000	105,000	105,000
325,000	68,250	91,000	113,750	113,750	113,750
350,000	73,500	98,000	122,500	122,500	122,500
375,000	78,750	105,000	131,250	131,250	131,250
400,000	84,000	112,000	140,000	140,000	140,000
425,000	89,250	119,000	148,750	148,750	148,750
450,000	94,500	126,000	157,500	157,500	157,500

This table reflects the annual benefits payable at the executive officer’s 65th birthday in the form of an annuity for the executive officer’s life with a 15-year guarantee in favor of the executive officer’s spouse. Under this form, should the executive officer die within 15 years after the benefits start, the executive’s surviving spouse, if any, will continue to receive the same pension benefits until the end of that 15-year period. The table also reflects the maximum benefits payable under the Provident Bank of Maryland Pension Plan, a tax-qualified, funded plan and certain supplemental retirement income agreements providing 50% of the excess (unfunded benefits). The benefits reflected in the table are offset or reduced by 100% of the executive officer’s estimated primary Social Security benefit.

The following table sets forth the respective years of service credited for Pension Plan purposes as of December 31, 2003, and the estimated years of service at the respective normal retirement dates for the named executive officers.

Name	Years of Service at 12/31/03	Years of Service at Normal Retirement
Gary N. Geisel	6.2	16.6
Peter M. Martin	13.4	13.4
Kevin G. Byrnes	1.0	9.0
Richard J. Oppitz	10.8	18.8
Dennis A. Starliper	18.5	26.5

Provident Bankshares also has supplemental retirement income agreements with Messrs. Martin and Geisel. Mr. Martin retired as Chairman and Chief Executive Officer in April 2003. Under the terms of Mr. Martin’s supplemental retirement income agreement, Mr. Martin will be paid $117,732 per year beginning in 2003. The amount Mr. Martin receives in 2003 under the terms of this agreement will be proportionately reduced for that period in 2003 during which Mr. Martin was employed by Provident Bankshares and Provident Bank. Mr. Geisel’s agreement will pay 70% of his final pay, reduced by Social Security, the age-65 benefit accrued under Provident Bank’s Pension Plan, and then proportionately reduced for each year his retirement precedes age 65.

Report of the Compensation Committee

Committee Report on Executive Compensation. Recommendations regarding all of the components of the compensation of Provident Bankshares’s Chairman and Chief Executive Officer are made by the board of directors’ four member Compensation Committee and are approved by the board of directors. The board of directors did not reject or modify in any material way any of the recommendations of the Compensation Committee during fiscal year 2003. Each member of the Compensation Committee is a non-employee director and independent under the corporate governance listing standards of the Nasdaq Stock Market. The following report has been prepared by the Compensation Committee and addresses the compensation policies of Provident Bankshares for 2003 as they affected Mr. Martin prior to his retirement as Chairman and Chief Executive Officer in April 2003, as they affected Mr. Geisel upon his appointment as Chairman and Chief Executive Officer in April 2003, and as they affected the other named executive officers.

Executive Officer Compensation Policies and Objectives. The policies and objectives of the Compensation Committee are designed to assist Provident Bankshares and its subsidiaries in attracting and retaining qualified executives, recognize individual contributions toward the achievement of short and long-term performance goals and align closely the financial interests of the senior managers of Provident Bankshares and its subsidiaries with those of its stockholders. In furtherance of these objectives, Provident Bankshares maintains a compensation program for the named executive officers that consists of both cash and equity-based compensation. From time to time the Compensation Committee retains independent compensation consultants to work with it on executive compensation matters. The Compensation Committee also has access to competitive data regarding executive compensation levels and practices.

On a corporate-wide basis, salary levels for all employees, including the named executive officers, are set so as to reflect the duties and levels of responsibilities inherent in the specific position and to reflect competitive conditions in the banking business in Provident Bankshares’ market area. Comparative salaries paid by other financial institutions are considered in establishing the salary for a given position. Surveys prepared by trade groups and independent benefit consultants are also utilized. Base salaries for all employees are reviewed annually. In reviewing base salaries for the named executive officers, the Compensation Committee also considers a number of factors relating to the particular executive, including individual performance, job responsibilities, level of experience, ability and knowledge of the job. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight.

Executive Compensation Programs and Relationship to Performance. The annual compensation of Provident Bankshares’ named executive officers consists of a base salary and an annual bonus. In the case of Messrs. Geisel and Byrnes, this annual bonus is determined under the terms of the Provident Bankshares Corporation Executive Incentive Plan (“EIP”) and, in the case of Messrs. Starliper and Oppitz, the Senior Management Incentive Plan (“SMIP”). The Compensation Committee establishes, on an annual basis, the base salary of the Chief Executive Officer, generally based upon a review of the performance of the Chief Executive Officer during the prior year and competitive data for that position. The Chief Executive Officer recommends to the Compensation Committee a salary level for the other named executive officers based upon a performance review of each executive officer. The Compensation Committee also approves the eligibility of key executives to receive bonus awards under the EIP, the SMIP and other Provident Bankshares-sponsored incentive plans and is responsible for the granting of options under the Stock Option Plan.

Executive Incentive Plan and Senior Management Incentive Plan. Under the EIP and the SMIP an incentive bonus may be paid to executives in part based upon the financial performance of Provident Bankshares and in part based upon the performance of the individual eligible to be awarded bonuses under the Plan. For purposes of establishing the criteria for the corporate performance-based portion of an incentive bonus award, three corporate performance goals for the upcoming year are established: threshold, target and maximum. Additionally, the Compensation Committee sets a percentage of base salary eligible to be received as incentive compensation at each of the threshold, target and maximum goals. If corporate performance reaches the threshold, target or maximum goals, participants will automatically receive a percentage of base salary as corporate performance-based incentive compensation. In the event that corporate performance is less than the threshold target, no corporate performance-based incentive compensation is payable. The remaining incentive bonus award is discretionary based on individual performance as compared to goals outlined in the EIP and the SMIP; namely: management of Provident Bankshares with emphasis on development and retention of key personnel; implementation of new initiatives; financial progress in addition to net earnings; and risk management. The Compensation Committee reviews the terms of the EIP and SMIP each year to assure that, in operation, they are furthering the Committee’s compensation policy objectives. Payment of all or any part of the incentive compensation earned under the EIP and the SMIP may be deferred.

Stock Option Plan. Long-term incentives for the named executive officers are provided through the Stock Option Plan. The Stock Option Plan authorizes the issuance of non-qualified stock options to key officers and certain employees of Provident Bankshares and its subsidiaries. Subject to the general limits prescribed by the Stock Option Plan, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. Although the Compensation Committee’s decisions are discretionary and no specific formula is used in the decision-making, the number of options granted is based generally upon position level and performance. Through the award of stock options, the objective of aligning the long-range interests of the named executive officers with those of the stockholders is met by providing the named executive officers with the opportunity to build a meaningful ownership stake in Provident Bankshares.

Other Compensation Plans. The named executive officers participate in Provident Bankshares’ health and welfare and qualified retirement plans on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

In addition to the qualified retirement plans, Provident Bankshares also has supplemental retirement income agreements with Messrs. Martin and Geisel. Mr. Martin retired as Chairman and Chief Executive Officer of Provident Bankshares and Provident Bank in April 2003. Mr. Martin’s agreement will pay him $ 117,732 per year beginning in 2003. The 2003 per annum amount that Mr. Martin will receive under the terms of this agreement will be proportionately reduced for the period in 2003 during which Mr. Martin was employed by Provident Bankshares and Provident Bank. Mr. Geisel’s agreement will pay 70% of his final pay, reduced by Social Security, the age-65 benefit accrued under the Bank’s Pension Plan, and then proportionately reduced for each year his retirement precedes age 65. The supplemental retirement agreements are unfunded, so that amounts payable represent unsecured liabilities of the Bank, subject to the claims of secured creditors. In connection with his retirement, the Bank transferred two life insurance policies to Mr. Martin and terminated the split-dollar arrangements to which they related. Provident Bank has purchased one corporate-owned life insurance policy on the life of Mr. Geisel.

Chief Executive Officer Compensation. The Compensation Committee set Messrs. Martin’s and Geisel’s annual base compensation for fiscal year 2003 at $530,000 and $375,000 respectively, each such base compensation being set in a manner consistent with the base salary guidelines applied to executive officers of Provident Bankshares as described above. Mr. Geisel was paid the pro rata portion of this annual base compensation from April 16, 2003 (the day he became Chairman and Chief Executive Officer of Provident Bankshares and Provident Bank) through December 31, 2003. Mr. Martin was paid the pro rated portion of his annual base compensation from January 1, 2003 through April 16, 2003, the date on which he retired as Chairman and Chief Executive Officer of Provident Bankshares and Provident Bank. For Mr. Geisel’s 2003 bonus, the Compensation Committee recognized, among other accomplishments, Provident Bank’s net income, earnings per share, return on assets, return on equity, management transition in 2003 and Provident Bankshares’ execution of a definitive merger agreement to acquire Southern Financial Bancorp, Inc. and its subsidiaries. The threshold target set under the EIP for 2003 was met, resulting in a formula and performance-driven pay out of $112,500 to Mr. Geisel. See “Executive Compensation Programs and Relationship to Performance” and “Executive Incentive Plan and Senior Management Incentive Plan.”

Compensation of Other Named Executive Officers. Decisions regarding the base salaries of the other named executive officers are communicated to the Compensation Committee by the Chief Executive Officer. The decisions as to the salaries of the other named executive officers are based upon a review of their performance during the prior year provided by the Chief Executive Officer. The Compensation Committee did not reject or modify in any material way any of the decisions of the Chief Executive Officer concerning the base salaries of the other named executive officers for 2003.

Submitted by the Compensation Committee of the Provident Bankshares

Corporation Board of Directors

Barbara B. Lucas (Chair)

Melvin A. Bilal

Francis G. Riggs

Sheila A. Riggs

Compensation Committee Interlocks and Insider Participation

No executive officer of Provident Bankshares or Provident Bank serves or has served as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of Provident Bankshares or Provident Bank. No executive officer of Provident Bankshares or Provident Bank serves or has served as a director of another entity, one of whose executive officers serves on the Compensation Committee of Provident Bankshares or Provident Bank.

Performance Graph

The SEC requires that Provident Bankshares include in this proxy statement a line-graph comparing cumulative shareholder returns as of December 31 for each of the last five years among Provident Bankshares’ common stock, a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by Provident Bankshares, assuming in each case both an initial $100 investment and reinvestment of dividends. Consistent with past practice, the board of directors has selected the Nasdaq Market Index as the relevant broad market index because prices for the common stock are quoted on the Nasdaq National Market. Additionally, the board of directors has selected the Middle Atlantic Banks Index as the relevant industry standard because such index consists of financial institutions which are headquartered in the mid-Atlantic region and the board of directors believes that such institutions generally possess assets, liabilities and operations more similar to those of Provident Bankshares and its subsidiaries than other publicly-available indices.

Other Information Relating to Directors and Executive Officers of Provident Bankshares

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires Provident Bankshares’ executive officers and directors, and persons who own more than 10% of any registered class of Provident Bankshares’ equity securities, to file reports of ownership and changes in ownership with the SEC. Executive Officers, directors and greater than 10% stockholders are required by regulation to furnish Provident Bankshares with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to Provident Bankshares from the individuals required to file the reports, Provident Bankshares believes that each of Provident Bankshares’ executive officers and directors has complied with applicable reporting requirements for transactions in Provident Bankshares’ common stock during the fiscal year ended December 31, 2003, except that (1) Messrs. Fry, Oppitz and Starliper each filed one report, reporting one stock option grant, (2) Mr. Joseph filed one report, reporting one purchase transaction and (3) Mr. Martin filed one report, reporting one sale transaction, more than two business days after the date of such occurance.

Transactions With Management

Loans to Officers and Directors. Periodically, Provident Bank may engage in lending transactions with its officers and directors, as well as entities associated with such persons. Such transactions are made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to such persons do not involve more than the normal risk of collectibility or present other unfavorable features.

Other Transactions. Mr. Coe is a partner in the law firm of Whiteford, Taylor & Preston, LLP, which provided legal services to Provident Bankshares and Provident Bank during the fiscal year ended December 31, 2003.

Submission of Future Shareholder Proposals and Nominations

Provident

Provident Bankshares must receive proposals that shareholders seek to include in the proxy statement for Provident Bankshares’ next annual meeting no later than November 17, 2004. If next year’s annual meeting is held on a date more than 30 calendar days from April 21, 2005, a shareholder proposal must be received by a reasonable time before Provident Bankshares begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Provident Bankshares’ Bylaws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary at 114 East Lexington Street, Baltimore, Maryland 21202.

Southern Financial

Southern Financial will hold a 2004 Annual Meeting of Shareholders only if the merger is not consummated. In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at Southern Financial’s 2004 Annual Meeting of Shareholders and included in Southern Financial’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of Southern Financial at Southern Financial’s principal executive offices a reasonable time before the company begins to mail its proxy solicitation materials. Shareholder proposals should be submitted to the Secretary of Southern Financial at 37 E. Main Street, Warrenton, Virginia 20186.

In addition, Southern Financial’s Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the board of directors to be properly made at a meeting by a shareholder, notice of proposed business or a proposed nomination meeting certain specified requirements must be received by the Secretary of Southern Financial at Southern Financial’s offices not less than 60 nor more than 90 days prior to the date of any annual meeting or, for nominations of directors, the date of any meeting of shareholders called for the election of directors, provided in each case that, if fewer than 70 days’ notice of the meeting is given to shareholders, such written notice shall be received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. Such notice to Southern Financial must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary of Southern Financial.

Miscellaneous

Provident Bankshares’ Annual Report to Shareholders and Annual Report on Form 10-K accompany this joint proxy statement-prospectus and have been mailed to persons who were shareholders as of the close of business on March 1, 2004. Any shareholder who has not received a copy of the Annual Report or Annual Report on Form 10-K may obtain a copy by writing to the Corporate Secretary of Provident Bankshares. The Annual Report and Annual Report on Form 10-K are not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Legal Matters

The validity of the shares of Provident Bankshares common stock to be issued in connection with the merger will be passed upon for Provident Bankshares by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. It is a condition to the completion of the merger that each of Provident Bankshares and Southern Financial receive an opinion from Muldoon Murphy Faucette & Aguggia LLP with respect to the tax treatment of the merger.

Experts

The consolidated financial statements of Provident Bankshares and its subsidiaries as of December 31, 2003 and 2002 and for the years then ended incorporated in this joint proxy statement-prospectus by reference to the Provident Bankshares Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated by reference in this document in reliance on the report of KPMG LLP, independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Provident Bankshares and its subsidiaries for the year ended December 31, 2001 incorporated into this joint proxy statement-prospectus by reference from the Provident Bankshares Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Southern Financial and its subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 incorporated in this joint proxy statement-prospectus by reference to the Southern Financial Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated by reference in this document in reliance on the report with respect to those financial statements of KPMG LLP, independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Essex Bancorp, Inc. as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 incorporated into this joint proxy statement-prospectus by reference to the Current Report on Form 8-K filed by Southern Financial with the SEC on March 11, 2004, have been so incorporated by reference in this document in reliance on the report of KPMG LLP, independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

Where You Can Find More Information

Provident Bankshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Southern Financial shareholders of the shares of Provident Bankshares common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about Provident Bankshares and Provident Bankshares common stock. The rules and regulations of the SEC allow Provident Bankshares to omit certain information included in the registration statement from this joint proxy statement-prospectus.

Provident Bankshares and Southern Financial file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Provident Bankshares and Southern Financial file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Provident Bankshares’ and Southern Financial public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

The SEC allows Provident Bankshares and Southern Financial to “incorporate by reference” information into this joint proxy statement-prospectus. This means that Provident Bankshares and Southern Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Provident Bankshares and Southern Financial have previously filed with the SEC and additional documents that Provident Bankshares and Southern Financial file with the SEC between the date of this joint proxy statement-prospectus and the date of their respective shareholder meetings. These documents contain important information about Provident Bankshares’ and Southern Financial’s financial condition.

Provident Bankshares SEC Filings (File No. 0-16421)

•	Annual Report on Form 10-K for the year ended December 31, 2003

Southern Financial SEC Filings (File No. 0-22836)

•	Annual Report on Form 10-K for the year ended December 31, 2003

•	Current Report on Form 8-K filed on March 11, 2004

Documents incorporated by reference are available from Provident Bankshares and Southern Financial without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Provident Bankshares or Southern Financial at the following addresses:

Provident Bankshares Corporation

114 East Lexington Street

Baltimore, Maryland 21201

Attention: Investor Relations

Telephone: (800) 626-1580

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

Attention: Patricia A. Ferrick

Telephone: (540) 349-3900

If you are a Provident Bankshares shareholder and would like to request documents from Provident Bankshares or Southern Financial, please do so by April 14, 2004 to receive them before the Provident Bankshares annual meeting. If you are a Southern Financial shareholder and would like to request documents from Provident Bankshares or Southern Financial, please do so by April 22, 2004 to receive them before the Southern Financial special meeting. If you request any incorporated documents, Provident Bankshares and/or Southern Financial will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Provident Bankshares has supplied all information contained in this joint proxy statement-prospectus relating to Provident Bankshares, and Southern Financial has supplied all information relating to Southern Financial.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated March 12, 2004. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Provident Bankshares’ securities in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROVIDENT BANKSHARES CORPORATION

and

SOUTHERN FINANCIAL BANCORP, INC.

Dated as of November 3, 2003

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of November 3, 2003 is by and among Provident Bankshares Corporation, a Maryland corporation (“Bankshares”), and Southern Financial Bancorp, Inc., Warrenton, Virginia, a Virginia corporation (“Southern Financial”).

WHEREAS, Southern Financial is a party to an Agreement and Plan of Reorganization dated as of July 24, 2003 by and among Southern Financial, Essex Bancorp, Inc. (“Essex”) and Essex Home Mortgage Servicing Corporation (“LoanCare”) providing for, among other things, the spin-off of LoanCare to the shareholders of Essex and the merger (the “Essex Merger”) of Essex with and into Southern Financial (the “Essex Merger Agreement”); and

WHEREAS, Southern Financial desires to complete the Essex Merger and to affiliate with Bankshares, and Bankshares desires to permit the completion of the Essex Merger and to affiliate with Southern Financial in the manner provided in this Agreement; and

WHEREAS, Bankshares and Southern Financial believe that the acquisition of Southern Financial by Bankshares in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

WHEREAS, Bankshares and Southern Financial intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and

WHEREAS, the respective Boards of Directors of Bankshares and Southern Financial have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Bankshares’ willingness to enter into this Agreement, each of the members of the Board of Directors of Southern Financial has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Southern Financial Common Stock in favor of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

This Agreement provides for the merger of Southern Financial with and into Bankshares with Bankshares as the survivor (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of common stock, $0.01 par value, of Southern Financial (“Southern Financial Common Stock”) shall be exchanged for such consideration as set forth in this Agreement. As soon as practicable after the execution and delivery of this Agreement, Provident Bank, a wholly owned subsidiary of Bankshares, and Southern Financial Bank, a wholly owned subsidiary of Southern Financial, shall enter into a Plan of Bank Merger, pursuant to which Southern Financial Bank will merge with and into Provident Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

I. THE MERGER

Section 1.1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 of this Agreement), Southern Financial shall be merged with and into Bankshares (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of and with the effect provided for in Maryland General Corporation Law and the Virginia Stock Corporation Act (the “Virginia Act”).

Section 1.2. Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Bankshares as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Bankshares as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Bankshares as of the Effective Time. The established offices and facilities of the Southern Financial immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Southern Financial and Bankshares and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Southern Financial and Bankshares, respectively, as of the Effective Time.

Section 1.3. Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Bankshares at the Effective Time and the two members of the Board of Directors of Southern Financial designated in Section 6.13 hereof to serve on the Board of Directors of Bankshares shall become the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Bankshares immediately prior to the Effective Time shall become the officers of Continuing Corporation.

Section 1.4. Effect of Merger. At the Effective Time, the corporate existence of Southern Financial and Bankshares shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Southern Financial and Bankshares. All rights, franchises and interests of Southern Financial and Bankshares, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without any deed or other transfer. Continuing Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Southern Financial and Bankshares, respectively, as of the Effective Time.

Section 1.5. Liabilities of Continuing Corporation. At the Effective Time of the Merger, Continuing Corporation shall be liable for all liabilities of Southern Financial and Bankshares. All deposits, debts, liabilities, obligations and contracts of Southern Financial and of Bankshares, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Southern Financial or Bankshares, as the case may be, shall be those of

Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Southern Financial or Bankshares shall be preserved unimpaired subsequent to the Merger.

Section 1.6. Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Southern Financial and the shareholders of Bankshares in accordance with the terms of this Agreement, the applicable provisions of law and the respective Articles of Incorporation and Bylaws of Southern Financial and Bankshares. Southern Financial and Bankshares shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of Thrift Supervision (“OTS”), the Office of the Comptroller of the Currency (“OCC”), the Maryland Commissioner of Financial Regulation or the Virginia State Corporation Commission.

Section 1.7. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

II. CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1. Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Southern Financial Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 2.3 of this Agreement), shall, subject to the conditions hereinafter stated, be converted into and represent the right to receive (i) 1.0875 shares (the “Exchange Ratio”) of common stock, $1.00 par value, of Bankshares (“Bankshares Common Stock”) (the “Stock Consideration”) and (ii) an aggregate amount of $11.125 in cash without interest (the “Cash Consideration”). The aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to this Agreement is sometimes collectively referred to as the “Merger Consideration”. Subject to the provisions of Section 2.3, all such shares of Southern Financial Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) The aggregate number of shares of Bankshares Common Stock to be exchanged for each share of Southern Financial Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Bankshares Common Stock by reason of any stock dividends or splits, reclassification, reorganization, recapitalization or conversion or other similar change in capitalization with respect to Bankshares Common Stock, received or to be received by holders of Bankshares Common Stock, when the record date or payment occurs prior to the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, Bankshares will not issue any certificates or scrip representing fractional shares of Bankshares Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Bankshares shall pay to each former holder of Southern Financial Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the closing price per share of Bankshares Common Stock on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Southern Financial) on the third trading day immediately prior to the day on which the Effective Time occurs by (ii) the fraction of a share of Bankshares Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2. Treatment of Southern Financial Stock Options.

(a) At the Effective Time, each option to acquire shares of Southern Financial Common Stock which is outstanding and unexercised immediately prior thereto (“Southern Financial Stock Option”) pursuant to the Southern Financial Bancorp, Inc. 1993 Stock Option and Incentive Plan, as Amended and Restated, or the Southern Financial Bancorp, Inc. 2003 Stock Incentive Plan (collectively, the “Southern Financial Stock Option Plans”) shall automatically become vested and shall, at the option of the holder (i) be cancelled and converted into the right to receive a cash payment equal to the difference between (A) the sum of (1) the Exchange Ratio multiplied by the closing price per share of Bankshares Common Stock on Nasdaq on the third trading day immediately prior to the day the Effective Time occurs and (2) the Cash Consideration and (B) the exercise price of such Southern Financial Stock Option as listed on Schedule 3.2, or (ii) be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Bankshares Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Southern Financial Stock Option Plans and/or agreements evidencing the grants thereunder):

(i) The number of shares of Bankshares Common Stock to be subject to the new option shall be equal to the number of shares of Southern Financial Common Stock subject to the original option multiplied by the Option Exchange Ratio (as defined below); and

(ii) The exercise price per share of Bankshares Common Stock under the new option shall be equal to the exercise price per share of Southern Financial Common Stock under the original option divided by the Option Exchange Ratio.

(b) The Option Exchange Ratio shall be that number of shares of Bankshares Common Stock determined by (i) dividing the Cash Consideration by the closing price per share of Bankshares Common Stock on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Bankshares) on the third trading day immediately prior to the date on which the Effective Time occurs, and (ii) adding that number to the Exchange Ratio. Based on an assumed closing price per share of Bankshares Common Stock on the third trading day immediately prior to the day on which the Effective Time occurs of $30.69 and Cash Consideration of $11.125, the Option Exchange Ratio would equal 1.45.

(c) The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to Southern Financial shall be deemed to be references to Bankshares.

Section 2.3. Dissenting Shares. Each share of Southern Financial Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 15 of the Virginia Act, is referred to herein as a “Dissenting Share.” Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Article 15 of the Virginia Act. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.4. Exchange of Shares.

(a) Immediately prior to the Closing Date (as defined in Section 8.1 of the Agreement), Bankshares shall deposit or cause to be deposited in trust with EquiServe (the “Exchange Agent”) (i) certificates representing shares of Bankshares Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments of the Merger Consideration set forth in Section 2.1 of this Agreement, including the cash payments (A) to holders of Dissenting Shares pursuant to Section 2.3 hereof, if any, and (B) holders of a fraction of a share of Bankshares Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. The Exchange Agent shall promptly deliver the stock certificates representing shares of Bankshares Common Stock and the cash payment upon surrender of certificates representing shares of Southern Financial Common Stock.

(b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Southern Financial Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Bankshares Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. Bankshares shall provide the Exchange Agent with certificates for Bankshares Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1. No interest will be paid or accrued with respect to the shares of Bankshares Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) Former shareholders of Southern Financial shall be entitled to vote after the Effective Time at any meeting of Bankshares’s shareholders the number of shares of Bankshares Common Stock into which their shares are converted, regardless of whether such shareholders of Southern Financial have surrendered their Certificates in exchange therefor.

(d) No dividends or other distributions declared after the Effective Time with respect to shares of Bankshares Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Bankshares Common Stock represented by such Certificate.

(e) After the Effective Time, the stock transfer ledger of Southern Financial shall be closed and there shall be no transfers on the stock transfer books of Southern Financial of the shares of Southern Financial Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Bankshares, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Southern Financial for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.4 shall be returned to Bankshares upon demand, and holders of Southern Financial Common Stock not theretofore presented to the Exchange Agent shall look to Bankshares only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g) If any certificate representing shares of Bankshares Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Bankshares) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Bankshares Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(h) None of Bankshares, Southern Financial, the Exchange Agent or any other person shall be liable to any former holder of shares of Southern Financial Common Stock for any Bankshares Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bankshares or the Exchange Agent, the posting by such person of a bond in such amount as Bankshares or the Exchange Agent may direct as indemnity against any claim that may be made against Bankshares with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF SOUTHERN FINANCIAL

Southern Financial represents and warrants to Bankshares that each of the statements made in this Article III are true and correct in all material respects. Southern Financial agrees that, on or prior to the date hereof, it shall provide Bankshares with disclosure schedules (“Disclosure Schedules”) referred to in this Article III and that at the Closing it shall provide Bankshares with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

Section 3.1. Organization.

(a) Southern Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Southern Financial Bank, a wholly owned subsidiary of Southern Financial, is a Virginia banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each of Southern Financial and Southern Financial Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 13.1(b) of this Agreement) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the “Condition”) of Southern Financial. Southern Financial owns all of the outstanding capital stock of Southern Financial Bank free and clear of any lien, charge, claim or other encumbrance.

(b) Southern Financial Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the State Corporation Commission of Virginia and the Federal Reserve Board. True and complete copies of the Articles of Incorporation and Bylaws of

Southern Financial and Southern Financial Bank, as amended to date, have been delivered or made available to Bankshares.

(c) Other than as set forth in Schedule 3.1(c), Southern Financial (i) does not have any subsidiaries or affiliates, (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Southern Financial.

(d) The deposits accounts of Southern Financial Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by Southern Financial Bank.

Section 3.2. Capitalization. The authorized capital stock of Southern Financial consists of 20,000,000 shares of Southern Financial Common Stock, 6,074,319 of which are issued and outstanding as of the date of this Agreement and 699,429 of which are reserved for issuance upon the exercise of stock options and 1,000,000 shares of Southern Financial preferred stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Southern Financial Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Schedule 3.2 sets forth all existing options, warrants, calls, convertible securities or commitments of any kind obligating Southern Financial to issue any authorized and unissued Southern Financial Common Stock. Other than as set forth in Schedule 3.2, Southern Financial does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Southern Financial Common Stock to which Southern Financial is a party.

Section 3.3. Approvals; Authority.

(a) Southern Financial has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Southern Financial has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The Board of Directors of Southern Financial has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Southern Financial as required by law, and, other than shareholder approval, no further corporate proceedings of Southern Financial are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Southern Financial and, is a duly authorized, valid, legally binding agreement of Southern Financial enforceable against Southern Financial in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4. Investments. Southern Financial has furnished to Bankshares a complete list, as of September 30, 2003, of all securities, including municipal bonds, owned by Southern Financial (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by Southern Financial (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of Southern Financial equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5. Financial Statements.

(a) Southern Financial has furnished or made available to Bankshares true and complete copies of its (i) Annual Report on Form 10-K for the years ended December 31, 2002 and 2001, as filed with the Securities and Exchange Commission (“SEC”), which contains Southern Financial’s audited balance sheets as of December 31, 2002 and 2001, and the related statements of income and statements of changes in shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, and (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC, which contains Southern Financial’s unaudited balance sheets and related statements of income and statements of changes in shareholders’ equity and cash flows as of and for the six months ended June 30, 2003 and June 30, 2002. The Reports referred to in this Section 3.5(a) are collectively referred to in this Agreement as the “Southern Financial Statements.”

(b) The Southern Financial Statements fairly present the financial position of Southern Financial and results of operations at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis.

(c) As of the dates of the Southern Financial Statements referred to above, Southern Financial did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Southern Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Bankshares. Since June 30, 2003, there have been no material changes in the financial condition, assets, liabilities or business of Southern Financial, other than changes in the ordinary course of business, which individually or in the aggregate, have not had a Material Adverse Effect on the Condition of Southern Financial.

Section 3.6. Loan Portfolio. (i) All evidences of indebtedness in original principal amount in excess of $100,000 reflected as assets in the Southern Financial Statements as of and for the period ended June 30, 2003, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the Southern Financial Statements as of and for the period ended June 30, 2003, was, and the allowance for loan losses to be shown on the Southern Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Southern Financial, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Southern Financial and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in clause (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7. Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), as of September 30, 2003, Southern Financial is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Southern Financial or any regulatory agency with supervisory jurisdiction over Southern Financial, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Southern Financial, or any 10% or more shareholder of Southern Financial, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Southern Financial including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Southern Financial and which violation could have a Material Adverse Effect on the Condition of Southern Financial.

(b) Schedule 3.7(b) contains the “watch list of loans” of Southern Financial (“Watch List”) as of September 30, 2003. Except as set forth in Schedule 3.7(b), to the knowledge of Southern Financial, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Southern Financial’s past practices and prudent banking principles.

Section 3.8. Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.8(a) contains a true, correct and complete list of all real property owned or leased by Southern Financial and Southern Financial Bank (the “Southern Financial Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.8(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been or will be furnished or made available to Bankshares.

(b) No lease with respect to any Southern Financial Real Property and no deed with respect to any Southern Financial Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Southern Financial Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Southern Financial or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of Southern Financial, none of the buildings and structures located on any Southern Financial Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Southern Financial Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Condition of Southern Financial. No condemnation proceeding is pending or, to Southern Financial’s knowledge, threatened, which would preclude or materially impair the use of any Southern Financial Real Property in the manner in which it is currently being used.

(d) Southern Financial and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Southern Financial Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) Except as set forth in Schedule 3.8(e), all buildings and other facilities used in the business of Southern Financial are in adequate condition (ordinary wear and tear excepted) and, to Southern Financial’s knowledge, are free from defects which could materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9. Personal Property. Southern Financial and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Southern Financial Personalty”), free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Southern Financial Personalty. Subject to ordinary wear and tear, the Southern Financial Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10. Environmental Laws. To the knowledge of Southern Financial, Southern Financial and its subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Neither Southern Financial nor any of its subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by Southern Financial or any of its subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Southern Financial or its subsidiaries, or owned, operated or leased by Southern Financial or its subsidiaries within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of Southern Financial or any of its subsidiaries, (i) no asbestos was used in the construction of any portion of Southern Financial’s or any subsidiary’s facilities and (ii) to the knowledge of Southern Financial or any subsidiary, no real property currently owned by it or any subsidiary is, or has been, an industrial site or landfill. There are no underground storage tanks at any properties owned or operated by Southern Financial or any of its subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Southern Financial or any of its subsidiaries. Bankshares and its consultants, agents and representatives shall have the right to inspect Southern Financial’s assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of Bankshares and at such time as may be mutually agreed upon between Southern Financial and Bankshares.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

Section 3.11. Litigation and Other Proceedings. Except as set forth in Schedule 3.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Southern Financial or any subsidiary, threatened before any court or administrative body in any manner against Southern Financial, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Southern Financial or the transactions proposed by this Agreement. Southern Financial does not know of any basis on which any litigation or proceeding could be brought which is reasonably likely to result in a Material Adverse Effect on the Condition of Southern Financial or which could question the validity of any action taken or to be taken in connection with this Agreement and the transaction contemplated thereby. Neither

Southern Financial nor any of its subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.12. Taxes. Southern Financial and its subsidiaries have timely filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and have paid all Taxes (as defined below) and assessments shown or claimed to be due and payable thereon. The Tax Returns as filed were correct in all respects. Neither Southern Financial nor its subsidiaries have executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. None of Southern Financial or its subsidiaries is a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Southern Financial. Southern Financial has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Southern Financial or its subsidiaries is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Southern Financial or its subsidiaries, as required by law.

True and complete copies of the federal income tax returns of Southern Financial as filed with the Internal Revenue Service for the years ended December 31, 2002, 2001 and 2000 have been delivered or made available to Bankshares.

For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.13. Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, neither Southern Financial nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.20 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.19(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days’ from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of Southern Financial or Southern Financial Bank imposed by any bank regulatory authority having supervisory jurisdiction over Southern Financial or Southern Financial Bank;

(viii) agreement, contract or indenture related to the borrowing by Southern Financial of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of Southern Financial or holder of more than ten percent (10%) of the issued and outstanding Southern Financial Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features;

(xi) contracts, other than the foregoing, with annual payments aggregating $100,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Southern Financial to Bankshares;

(xii) any agreement containing covenants that limit the ability of Southern Financial or any of its subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Southern Financial (including any successor thereof) or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency); or

(xiii) any agreement pursuant to which Southern Financial or any of its subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) Southern Financial has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which Southern Financial is a party or by which Southern Financial bound or under any provision of its Articles of Incorporation or Bylaws.

Section 3.14. Insurance. A true and complete list of all insurance policies owned or held by or on behalf of Southern Financial (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 3.14. Such policies are (i) in full force and effect and all premiums that are due and payable with respect thereto are currently paid and (ii) adequate for the business conducted by Southern Financial and its subsidiaries in respect of amounts, types and risks insured.

Section 3.15. No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of Southern Financial’s Articles of Incorporation or Bylaws or (ii) assuming all required shareholder and regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.15 are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Southern Financial or any of its subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Southern Financial or any subsidiary to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Southern Financial under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Southern Financial or any subsidiary is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Southern Financial.

Section 3.16. Laws and Regulatory Filings. Southern Financial and its subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having jurisdiction over Southern Financial and the consents of the third parties set forth in Schedule 3.15, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Southern Financial and its subsidiaries in connection with the execution, delivery and performance by Southern Financial of this Agreement and the transactions contemplated hereby or the resulting change of control of Southern Financial except for certain instruments necessary to consummate the Merger contemplated hereby. Southern Financial and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC, the OTS, the SEC or any other regulatory authority having supervisory jurisdiction over Southern Financial and its subsidiaries, and such reports, registrations and statements as finally amended or corrected, are, to the knowledge of Southern Financial, true and correct in all material respects.

Section 3.17. Absence of Certain Changes. Except as set forth in Schedule 3.17, since June 30, 2003, (i) Southern Financial and its subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Southern Financial.

Section 3.18. Employment Relations. The relations of Southern Financial with its employees are satisfactory, and Southern Financial has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Southern Financial has materially complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to Southern Financial that Southern Financial is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19. Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Southern Financial that are sponsored or maintained by Southern Financial to which Southern Financial contributes or is obligated to contribute on behalf of employees or former employees of Southern Financial, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan. There is no pending or, to the knowledge of Southern Financial, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Southern Financial employee plan. All of the Southern Financial employee plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Southern Financial employee plans which is likely to result in the imposition of any penalties or taxes upon Southern Financial or any of its subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(b) Neither Southern Financial nor any of its subsidiaries has any obligations for post-retirement or post-employment benefits under any Southern Financial employee plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. The Internal Revenue Service has issued a favorable determination letter with respect to each benefit plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the Southern Financial has provided or made available copies of the most recent Form 5500 filings for its applicable employee benefit plans.

(c) No employee benefit plans of Southern Financial or its ERISA Affiliates (as defined below) (the “Southern Financial Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Southern Financial or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Southern Financial, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor, to the knowledge of Southern Financial, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of Southern Financial now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any Southern Financial Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of Southern Financial.

(e) Schedule 3.19(e) sets forth an accurate list of all contracts, agreements, plans or arrangements, formal or informal, covering employees, former employees or directors of Southern Financial under which completion of the transactions contemplated hereby could result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, former employee or director of Southern Financial. Schedule 3.19(e) further sets forth reasonable estimates of severance benefits payable under the employment or change in control agreements and any amounts that could be considered “excess parachute payments” within the meaning of Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, Southern Financial has no liability to provide post-retirement health or lifetime benefits to any employee or former employee of Southern Financial.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20. Deferred Compensation Arrangements. Schedule 3.20 contains a list of all deferred compensation arrangements of Southern Financial, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

Section 3.21. Brokers and Finders. Except as set forth in Schedule 3.21, neither Southern Financial nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 3.22. Accounting Controls. Southern Financial has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Southern Financial; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Southern Financial or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Southern Financial is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Southern Financial; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23. Securities and Exchange Commission Reporting Obligations. Since January 1, 2000, Southern Financial has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.24. Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) Southern Financial has issued and has presently outstanding $23,712,640 in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $5,154,640 of Junior Subordinated Debt Securities issued by Southern Financial Capital Trust I (“Capital Trust I”) pursuant to a Junior Subordinated Indenture dated as of May 24, 2000 between Southern Financial and Wilmington Trust Company, as Trustee (“Capital Trust I Indenture”). Capital Trust I has issued and outstanding $5,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of May 18, 2000 among Southern Financial, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and the administrative trustees named therein;

(ii) $8,248,000 of Junior Subordinated Deferrable Interest Debentures issued by Southern Financial Statutory Trust I (“Statutory Trust I”) pursuant to an Indenture dated as of September 7, 2000 between Southern Financial and State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee (“Statutory Trust I Indenture “). Statutory Trust I has issued and outstanding $8,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 7, 2000 among Southern Financial, State Street Bank and Trust Company of Connecticut, National Association and Georgia S. Derrico and R. Roderick Porter, as administrators; and

(iii) $10,310,000 of Floating Rate Junior Subordinated Debt Securities due 2033 issued by Southern Financial Capital Trust III (“Trust III”) pursuant to an Indenture dated as of April 10, 2003 between Southern Financial and Wilmington Trust Company (“Trust III Indenture”). Trust III has issued and outstanding $10,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of April 10, 2003 among Southern Financial, Wilmington Trust Company, as Delaware Trustee, Wilmington Trust Company, as Institutional Trustee, and the administrators named therein.

(b) All representations and warranties as made by Southern Financial in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were created, offered and sold in compliance with all applicable legal requirements in all material respects.

Section 3.25. Community Reinvestment Act. Southern Financial Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder, and Southern Financial Bank has supplied Bankshares with copies of Southern Financial Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by Southern Financial Bank since January 1, 2000 pertaining thereto and any responses by Southern Financial Bank to such comments. Southern Financial Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Southern Financial under the CRA.

Section 3.26. Shareholders’ List. Southern Financial has provided or made available to Bankshares a list of the holders of shares of Southern Financial Common Stock as of October 3, 2003, containing for Southern Financial’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.27. Fairness Opinion. Southern Financial has received an oral opinion from Sandler O’Neill & Partners, L.P. dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Southern Financial pursuant to this Agreement is fair to such shareholders from a financial point of view.

Section 3.28. Pending Acquisitions. Schedule 3.28 sets forth a description of all pending acquisition agreements to which Southern Financial is a party.

Section 3.29. Southern Financial Information. The information regarding Southern Financial and its subsidiaries to be supplied by Southern Financial for inclusion in the Registration Statement (as defined in Section 6.4), any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF BANKSHARES

Bankshares represents and warrants to Southern Financial that the statements contained in this Article IV are true and correct in all material respects.

Section 4.1. Organization. Bankshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and a bank holding company duly registered under the BHC Act. Bankshares owns 100% of the issued and outstanding capital stock of Provident Bank. Provident Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Maryland. Provident Bank is an insured bank as defined in the Federal Deposit Insurance Act. Bankshares and Provident Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Bankshares and Provident Bank, considered as a consolidated whole. Provident Bank is sometimes referred to herein as the “Subsidiary”.

Section 4.2. Capitalization.

(a) The authorized capital stock of Bankshares consists of 100,000,000 shares of Bankshares Common Stock, 32,178,352 of which are issued and 24,527,035 of which are outstanding as of the date of this Agreement and 2,109,885 of which are reserved for issuance upon the exercise of stock options, and 5,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding. All of the issued and outstanding shares of Bankshares Common Stock and Provident Bank capital stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Bankshares Common Stock.

(b) At the Effective Time, the shares of Bankshares Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

Section 4.3. Approvals; Authority.

(a) Bankshares has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The Board of Directors of Bankshares has approved this Agreement and the transactions contemplated herein subject to any approval thereof by the shareholders of Bankshares as required by law, and, other than such shareholder approval, no further corporate proceedings of Bankshares are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Bankshares and is a duly authorized, valid, legally binding agreement of Bankshares enforceable against Bankshares in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4. No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the respective Articles of Incorporation or Association or Bylaws of Bankshares or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bankshares or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bankshares to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Bankshares under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Bankshares is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Bankshares.

Section 4.5. Financial Statements.

(a) Bankshares has furnished or made available to Southern Financial true and complete copies of its (i) Annual Report on Form 10-K for the years ended December 31, 2002 and 2001, as filed with the SEC, which contains Bankshares’s audited balance sheets as of December 31, 2002 and 2001, and the related statements of income and statements of changes in shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, and (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC, which contains its unaudited balance sheets and related statements of income and statements of changes in shareholders’ equity and cash flows as of and for the six months ended June 30, 2003 and 2002. The financial statements referred to in this Section 4.5(a) are collectively referred to herein as the “Bankshares Financial Statements.”

(b) The Bankshares Financial Statements fairly present the financial position and results of operations of Bankshares at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Bankshares’ Financial Statements referred to above, Bankshares did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Bankshares

Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Southern Financial. Since June 30, 2003, there have been no material changes in the financial condition, assets, liabilities or business of Bankshares, other than changes in the ordinary course of business, which individually or in the aggregate, have not had a Material Adverse Effect on the Condition of Bankshares.

Section 4.6. Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Bankshares, threatened before any court or administrative body in any manner against Bankshares, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Bankshares or the transactions proposed by this Agreement. Bankshares knows of no basis on which any litigation or proceeding could be brought which is reasonably likely to result in a Material Adverse Effect on the Condition of Bankshares or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Bankshares is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.7. Securities and Exchange Commission Reporting Obligations. Since January 1, 2000, Bankshares has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act (“Bankshares’ SEC Reports”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8. Accounting Controls. Bankshares has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Bankshares; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Bankshares or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Bankshares is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Bankshares; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 4.9. Bankshares Employee Benefit Plans.

(a) No employee benefit plans of Bankshares or its ERISA Affiliates (as defined in Section 3.19 hereof) (the “Bankshares Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Bankshares or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Bankshares, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(b) There does not now exist, nor, to the knowledge of Bankshares, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of Bankshares now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any Bankshares Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of Bankshares.

(c) Each Bankshares Plan has been operated and administered in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Bankshares Plans nor any of their respective related trusts have been terminated (except the termination of any Bankshares Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Bankshares), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Bankshares Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA.

(d) The Bankshares Plans are the only employee pension benefit plans covering employees of Bankshares and its Subsidiary. Bankshares and its Subsidiary will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Bankshares Plans, and as of the date hereof the actuarial present value of Bankshares Plan assets of each Bankshares Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

Section 4.10. Regulatory Approvals; Tax Opinion. Bankshares has no reason to believe that it cannot obtain (i) all requisite regulatory approvals referenced in Section 12.1 hereof and (ii) the tax opinion referenced in Section 12.3 hereof.

Section 4.11. Taxes. Bankshares and its Subsidiary have timely filed with the appropriate federal, state and local governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments shown or claimed to be due and payable thereon. At the time of filing, all such Tax Returns were correct in all material respects. Neither Bankshares nor its Subsidiary has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. None of Bankshares or its Subsidiary is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Bankshares or its Subsidiary. All Taxes which Bankshares or its Subsidiary is or was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Bankshares or its Subsidiary, as required by applicable law.

Section 4.12. Absence of Certain Changes. Except as set forth in Bankshares’ SEC Reports, since June 30, 2003 (i) Bankshares and its Subsidiary have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Bankshares.

Section 4.13. Insurance. Bankshares currently maintains insurance in amounts reasonably necessary for its operations. In the judgment of the Board of Directors of Bankshares, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Bankshares and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits. Bankshares has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that does not result from any extraordinary loss experience on the part of Bankshares.

Section 4.14. Laws and Regulatory Filings. Bankshares and its Subsidiary are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Bankshares and its Subsidiary, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Bankshares and its Subsidiary in connection with the execution, delivery and performance by Bankshares of this Agreement and the transactions contemplated hereby, except for certain instruments necessary to consummate the Merger contemplated hereby. Bankshares and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC, the OTS or any other regulatory authority having supervisory jurisdiction over Bankshares and its Subsidiary, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Bankshares and its Subsidiary, true and correct in all material respects.

Section 4.15. Community Reinvestment Act. Provident Bank is in material compliance with the CRA and all regulations promulgated thereunder. Provident Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the Maryland Commissioner of Financial Regulation or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Provident Bank under the CRA.

Section 4.16. Allowance for Loan Losses. The allowance for loan losses reflected on the Bankshares Financial Statements, as of their respective dates, has been established in accordance with GAAP as applied to banking institutions and all applicable laws and regulations.

Section 4.17. Environmental Matters. To the knowledge of Bankshares, Bankshares and Provident Bank are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined in Section 3.10 hereof) and permits thereunder. Neither Bankshares nor Provident Bank has received any communication alleging that Bankshares or Provident Bank is not in such material compliance and, to the knowledge of Bankshares, there are no present circumstances that would prevent or interfere with the continuation of such material compliance.

Section 4.18. Brokers and Finders. Other than as set forth on Schedule 4.18, neither Bankshares nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement.

Section 4.19. Ability to Pay Merger Consideration. Bankshares has, and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to effect the transactions contemplated hereby.

Section 4.20. Bankshares Information. The information regarding Bankshares and its subsidiaries to be supplied by Bankshares for inclusion in the Registration Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

V. COVENANTS OF SOUTHERN FINANCIAL

Southern Financial covenants and agrees with Bankshares as follows:

Section 5.1. Shareholder Approval and Reasonable Best Efforts. Southern Financial will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Southern Financial will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and

Southern Financial will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. If the transaction is approved by such shareholders, Southern Financial will take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Bankshares reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2. Activities of Southern Financial Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Southern Financial shall (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles; (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of Southern Financial or Bankshares to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (1) as expressly contemplated or permitted by this Agreement, (2) as reflected in a Southern Financial Disclosure Schedule delivered on or prior to the date hereof specifically referenced to the applicable subparagraph below, (3) as required by law or regulation or (4) to the extent Bankshares consents in writing (which consent shall not be unreasonably withheld), Southern Financial shall not, and shall not permit any of its Subsidiaries to:

(i) make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $1,000,000 (except (A) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(i) (B) loans fully secured by a certificate of deposit at Southern Financial and (C) renewals, extensions and consolidations of any loans other than those loans listed in Schedule 3.7); provided, that in the event that Southern Financial desires to make or renew any such loan to any borrower in excess of $1,000,000, it shall so advise Bankshares via e-mail transmission. Bankshares shall notify Southern Financial via e-mail transmission within two (2) business days of receipt of such notice whether Bankshares consents to such loan or extension of credit, provided that if Bankshares fails to notify Southern Financial with such time frame, Bankshares shall be deemed to have consented to such loan or extension of credit;

(ii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except that Southern Financial may issue shares of Southern Financial Common Stock upon the exercise of outstanding stock options;

(iii) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, other than the opening of the Downtown Richmond banking office of Southern Financial to be located at the intersection of 10th and Main in Richmond, Virginia or as set forth in Schedule 5.2(b)(iii);

(iv) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices;

(v) grant any severance or termination pay (other than pursuant to Southern Financial’s policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement,

parachute, severance or indemnification agreement with, any officer, director, employee or agent of Southern Financial or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(vi) increase in any manner the compensation or fringe benefits of any of its employees or directors other then in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any bonus or incentive compensation, except that (A) Southern Financial and its Subsidiaries may pay semi-annual incentive bonuses in the ordinary course of business consistent with past practice in January 2004 and July 2004; provided that if the Closing occurs prior to the date for payment of the incentive bonuses in July 2004, such bonuses shall be paid on a pro rata basis on the business day immediately prior to Closing and (B) Southern Financial and its Subsidiaries may pay retention bonuses as provided in Section 6.12(b);

(vii) declare, pay or set aside for payment any dividend or other distribution with respect to the Southern Financial Common Stock, other than (A) the payment of dividends from Southern Financial Bank to Southern Financial or (B) Southern Financial’s regular quarterly cash dividends at a rate not to exceed the dividend rate in effect as of the date hereof;

(viii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(ix) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein;

(x) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Bankshares of a Phase I environmental review thereof;

(xi) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Southern Financial’s past practices;

(xii) establish any new subsidiary;

(xiii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xiv) amend or change any provision of Southern Financial’s Articles of Incorporation or Bylaws;

(xv) make any capital expenditure which would exceed an aggregate of $500,000, except pursuant to commitments made prior to the date of this Agreement or as set forth in Schedule 5.2(b)(xv);

(xvi) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice;

(xvii) incur or modify any indebtedness for borrowed money in excess of $5,000,000 or with a final maturity of greater than five years;

(xviii) purchase any brokered certificates of deposit with a final maturity of greater than one year;

(xix) prepay any indebtedness or other similar arrangements so as to cause Southern Financial to incur any prepayment penalty thereunder, other than any mandatory redemption of any of the Trust Preferred Issues;

(xx) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxi) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

(xxii) settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on its operations or the operations of any of its subsidiaries;

(xxiii) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

(xxiv) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency or agency-backed securities with final maturities or durations of one year or less; provided that with respect to any other investment in the ordinary course of business Bankshares shall notify Southern Financial via e-mail transmission within six (6) hours of receipt of notice regarding Southern Financial’s intent to make such investment whether Bankshares consents to such investment and that if Bankshares fails to notify Southern Financial within such time frame, Bankshares shall be deemed to have consented to such investment.

Section 5.3. Access to Properties and Records.

(a) To the extent permitted by applicable law, Southern Financial shall and shall cause each of its Subsidiaries, upon reasonable notice from Bankshares to Southern Financial to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Bankshares full access to the properties, books, records of Southern Financial and its Subsidiaries during normal business hours in order that Bankshares may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Southern Financial and its Subsidiaries, and (ii) furnish Bankshares with such additional financial and operating data and other information as to the business and properties of Southern Financial as Bankshares shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Southern Financial will deliver or make available to Bankshares all reports filed by Southern Financial with the appropriate federal or state banking or regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Bankshares will return to Southern Financial all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement. In the event of the termination of this Agreement, Bankshares will return to Southern Financial all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4. Information for Regulatory Applications and SEC Filings. To the extent permitted by law, Southern Financial will furnish Bankshares with all information concerning Southern Financial required for inclusion in (i) any application, filing, statement or document to be made or filed by Bankshares with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including the Registration Statement, and any applicable state securities authorities. Southern Financial agrees at any time, upon the request of Bankshares, to furnish to Bankshares a written letter or statement confirming the accuracy of the information with respect to Southern Financial contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Southern Financial and Southern Financial Bank contained in such document or draft was furnished by Southern Financial expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Southern Financial expressly for use therein.

Section 5.5. Standstill Provision. So long as this Agreement is in effect, neither Southern Financial nor any of its subsidiaries shall and Southern Financial agrees to use its reasonable best efforts to cause its and each of its subsidiaries’ directors, officers, employees, agents and representatives not to entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of Southern Financial, except where the Board of Directors of Southern Financial determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of Southern Financial’s Board of Directors to its shareholders. Southern Financial agrees to notify Bankshares of any such unsolicited acquisition proposal orally, within one business day and in writing within three business days of its receipt, and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction. Southern Financial will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any such unsolicited acquisition proposal. Southern Financial will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5. Southern Financial will promptly request each person (other than Bankshares and Essex) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Southern Financial or any of its subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Southern Financial or any of its Subsidiaries. Southern Financial shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its subsidiaries is a party.

Section 5.6. Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, Southern Financial shall deliver to Bankshares, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of Southern Financial within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Bankshares identifies (by written notice to Southern Financial within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of Southern Financial within the meaning of Rule 144. Southern Financial shall use all reasonable efforts to deliver, or cause to be delivered, to Bankshares not later than the thirtieth (30th) day following the date of execution of this Agreement from each of the “Affiliates” of Southern Financial identified as aforesaid who own Southern Financial Common Stock and will acquire Bankshares Common Stock in the Merger, a letter dated as of the date of delivery thereof in the form of Exhibit B attached hereto.

Section 5.7. Certain Policies and Actions of Southern Financial. At the request of Bankshares, Southern Financial shall cause Southern Financial Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those of Provident Bank; provided, however, that Southern Financial shall not be required to take such action prior to the date on which the conditions set forth in Sections 12.1 and 12.2 have been satisfied, and until after receipt of written confirmation from Bankshares that it is not aware of any fact or circumstance that would prevent completion of the Merger, and provided further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. Southern Financial’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.7.

Section 5.8. Completion of the Essex Merger. Subject to the terms and conditions of the Essex Merger Agreement, Southern Financial agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable to consummate the Essex Merger. Bankshares shall have the right to review in advance any filing made with, or written materials submitted to, any regulatory authority or the SEC in connection with the Essex Merger, provided that such review shall be completed in an expeditious manner, and shall have the right to approve any information regarding Bankshares or this Agreement contained in any such filing or written materials.

Section 5.9. Trust Preferred Issues. As soon as practicable following the execution of this Agreement, Southern Financial shall hereof notify the trustees with respect to the Trust Preferred Issues, or any successor trustee named for purposes of the Trust Preferred Issues, of the execution of this Agreement and shall use every commercially reasonable effort to obtain from such trustees confirmation that (i) no Default or Event of Default (as those terms are defined in (A) the Capital Trust I Indenture and the related Guarantee Agreement, each dated May 24, 2000, (B) the Statutory Trust I Indenture and the related Guarantee Agreement, each dated September 7, 2000 and (C) the Trust III Indenture and the related Guarantee Agreement, each dated April 10, 2003) exists or is continuing; (ii) no Default or Event of Default will occur as a result of the execution, delivery and performance by Southern Financial of its obligations under the terms of this Agreement; and (iii) Southern Financial has not elected to exercise its right to commence an Extended Interest Payment Period as that term is defined in the Indentures and the Guarantee Agreements referred to in clause (i) of this Section 5.9.

VI. COVENANTS OF BANKSHARES

Bankshares covenants and agree with Southern Financial as follows:

Section 6.1. Shareholder Approval and Best Efforts. Bankshares will, as soon as practicable, take all steps under applicable law and its Articles of Incorporation and Bylaws, to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Bankshares will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, Bankshares will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. If the transaction is approved by such shareholders, Bankshares will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which it reasonably considers necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2. Activities of Bankshares Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect Bankshares shall (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles; (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of Southern Financial or Bankshares to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (1) as expressly contemplated or permitted by this Agreement, (2) as required by law or regulation or (3) to the extent Southern Financial consents in writing (which consent shall not be unreasonably withheld), Bankshares shall not, and shall not permit any of its Subsidiaries to:

(i) declare, pay or set aside for payment any dividends on or make any distributions in respect of its capital stock, other than its regular quarterly dividends;

(ii) take or cause to be taken any action which would adversely affect or delay the ability of Southern Financial to obtain any approvals from any regulatory agencies or other approvals required for the consummation of the pending acquisition set forth in Schedule 3.28 or otherwise adversely affect the consummation of such pending acquisition;

(iii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority; or

(iv) take or cause to be taken any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 6.3. Information for Regulatory Applications. To the extent permitted by law, Bankshares will furnish Southern Financial with all information concerning Bankshares required for inclusion in any application, filing, statement or document to be made or filed by Southern Financial with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Bankshares agrees, upon the request of Southern Financial, to furnish to Southern Financial a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Bankshares contained in any report or other application or statement referred to in Sections 6.4 or 6.5 of this Agreement, and confirming that the information with respect to Bankshares contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Bankshares or Provident Bank expressly for use therein.

Section 6.4. Registration Statement. As soon as practicable after the execution of this Agreement, Bankshares will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, relating to the shares of Bankshares Common Stock to be delivered to the shareholders of Southern Financial pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. Southern Financial and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to Southern Financial and the Southern Financial meeting of shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Southern Financial’s shareholders, at the time of the Southern Financial Shareholders’ Meeting held to approve the Merger, and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Southern Financial for use in the Registration Statement or the Prospectus.

Section 6.5. Applications. Bankshares will file all necessary regulatory notices and applications as soon as practicable after the execution of this Agreement and will provide Southern Financial with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.

Section 6.6. Nasdaq Listing. Bankshares will file all documents required to be filed to have the shares of Bankshares Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.7. Rule 144 Compliance. For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for “Affiliates” of Southern Financial to sell shares of Bankshares Common Stock in accordance with Rule 145 of the Securities Act), Bankshares shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 6.8. Issuance of Bankshares Common Stock. The shares of Bankshares Common Stock to be issued by Bankshares to the shareholders of Southern Financial pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Bankshares Common Stock to be delivered to the shareholders of Southern Financial pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Bankshares or any other person, firm or entity.

Section 6.9. Indemnification; Insurance.

(a) For a six-year period following the Effective Time, Bankshares (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Southern Financial or an Southern Financial Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Southern Financial or any Southern Financial Subsidiary or is or was serving at the request of Southern Financial or any of the Subsidiaries of Southern Financial as a director, officer, employee, fiduciary or agent of another corporation, partnership, limited liability company joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Articles of Incorporation of Southern Financial or the equivalent document of any Southern Financial Subsidiary, as applicable, in each case as in effect on the date hereof. Without limiting the foregoing, Bankshares also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation of Southern Financial or the equivalent document of any Subsidiary of Southern Financial as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior the Effective Time, Bankshares shall use its best efforts to cause the persons serving as directors and officers of Southern Financial immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Southern Financial (provided that Bankshares may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the existing coverage limits of Southern Financial) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Bankshares be required to expend for any one year an amount in excess of 175% of the annual premium currently paid by Southern Financial for such insurance (the “Insurance Amount”), and further provided that if Bankshares is unable to maintain or obtain the insurance called for by this Section 6.8(c) as a result of the preceding provision, Bankshares shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If Bankshares or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, the successors and assigns of Bankshares shall assume the obligations set forth in this Section 6.9.

Section 6.10. Assumption of Southern Financial Stock Options.

(a) At the Effective Time, each outstanding and unexercised Southern Financial Stock Option which the holder thereof has elected to be converted into options to acquire shares of Bankshares Common Stock shall be assumed by Bankshares as provided in Section 2.2 hereof.

(b) Bankshares shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Bankshares Common Stock for delivery upon exercise of Southern Financial Stock Options assumed by Bankshares in accordance with Section 2.2. Immediately following the Effective Time, Bankshares shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Bankshares Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Bankshares shall administer the Southern Financial Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Section 6.11. Supplemental Indentures. Bankshares agrees that at or prior to the Effective Time it will enter into (i) a supplemental indenture to the Capital Trust I Indenture dated May 24, 2000 assuming the obligations and performance of the covenants of Southern Financial under the Capital Trust I Indenture at the Effective Time in accordance with Section 9.01 of Capital Trust I Indenture, (ii) a supplemental indenture to the Statutory Trust I Indenture dated September 7, 2000 assuming the obligations and performance of the covenants of Southern Financial under the Statutory Trust I Indenture at the Effective Time in accordance with Section 9.1 of Statutory Trust I Indenture, and (iii) a supplemental indenture to the Trust III Indenture dated April 10, 2003 assuming the obligations and performance of the covenants of Southern Financial under the Trust III Indenture at the Effective Time in accordance with Section 9.01 of Trust II Indenture.

Section 6.12. Certain Employee Matters.

(a) Bankshares shall pay any employee of Southern Financial or any of its Subsidiaries who is not otherwise covered by a specific employment, termination, severance or change in control agreement and who is terminated by Bankshares or Provident Bank for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such employee’s duties, dishonesty or commission of a crime), the severance benefits in accordance with Bankshares’ severance policy then in effect, provided that such employee shall be credited with his prior service with Southern Financial for the purposes of determining the severance benefits available to such employee.

(b) Southern Financial shall prepare a list of retention bonuses to be paid to key employees of Southern Financial and its Subsidiaries who will not be offered continuing positions with Bankshares or its Subsidiaries, in order to help retain such key employees through the Effective Time, provided that the aggregate amount of any such retention bonuses shall not exceed $300,000. Bankshares agrees that at or prior to the Effective Time, Southern Financial may, with the prior approval of Bankshares, which approval shall not be unreasonably withheld, pay such retention bonuses.

Section 6.13. Appointment of Directors. Bankshares agrees, at the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Bankshares Board of Directors and (ii) cause each of Georgia S. Derrico and R. Roderick Porter to be elected or appointed as a director of Bankshares at the Effective Time, if each is still a member of the Southern Financial Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of Bankshares.

VII. MUTUAL COVENANTS OF BANKSHARES

AND SOUTHERN FINANCIAL

Section 7.1. Notification; Updated Disclosure Schedules. Southern Financial shall give prompt notice to Bankshares, and Bankshares shall give prompt notice to Southern Financial, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.2. Confidentiality. Neither Bankshares nor Southern Financial will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3. Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Bankshares nor Southern Financial shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4. Employee Benefit Plans.

(a) Southern Financial shall execute and deliver such instruments and take such other actions as Bankshares may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Bankshares and in accordance with applicable law and effective as of the Closing Date. Bankshares agrees that the employees of Southern Financial who continue their employment after the Closing Date (the “Southern Financial Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Bankshares and Provident Bank, in accordance with the respective terms of such plans and programs, and Bankshares shall take all actions necessary or appropriate to facilitate coverage of the Southern Financial Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Southern Financial Employee will be entitled to credit for prior service with Southern Financial for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock option plans), sponsored by Bankshares or Provident Bank to the extent Southern Financial sponsored a similar type of plan in which the Southern Financial Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Southern Financial Employee and their eligible dependents. For purposes of determining Southern Financial Employee’s benefit for the calendar year in which the Merger occur under Bankshares’ vacation program, any vacation taken by the Southern Financial Employee immediately preceding the Closing Date for the calendar year in which the Merger occur will be deducted from the total Bankshares vacation benefit available to such Southern Financial Employee for such calendar year. Bankshares further agrees to credit each Southern Financial Employee and their eligible dependents for the year during which coverage under Bankshares’ group health plan begins, with any deductibles already incurred during such year, under Southern Financial’s group health plan.

(c) Each Southern Financial Employee shall be entitled to credit for past service with Southern Financial for the purpose of satisfying any eligibility or vesting periods applicable to Bankshares’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Bankshares’ 401(k) Profit Sharing Plan), except for Bankshares’ cash balance pension plan.

VIII. CLOSING

Section 8.1. Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Bankshares or Southern Financial, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Bankshares and Southern Financial, to the consummation of the transactions contemplated herein, or such prior date as each of Bankshares and Southern Financial shall elect whether or not such proceeding has been brought to a conclusion.

A meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Reston, Virginia, or at such other place to which the parties hereto may mutually agree.

Section 8.2. Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Southern Financial and the regulatory approvals of the Federal Reserve Board, FDIC, OTS, OCC and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Maryland State Department of Assessments and Taxation and the State Corporation Commission of Virginia (“Effective Time”).

IX. TERMINATION

Section 9.1. Termination.

(a) This Agreement may be terminated by action of the Board of Directors of Bankshares or Southern Financial at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before September 30, 2004, or such later date as shall have been approved in writing by the Boards of Directors of Bankshares and Southern Financial; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

(b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Southern Financial if (i) Bankshares shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bankshares contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article XI have not been met or waived by Southern Financial. In the event the Board of Directors of Southern Financial desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, such Board of Directors must notify Bankshares in writing of its intent to terminate stating the reason therefor. Bankshares shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Southern Financial (which approval shall not be unreasonably withheld).

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Bankshares if (i) Southern Financial shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Southern Financial contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article X have not been met or waived by Bankshares. In the event the Board of Directors of Bankshares desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, the Board of Directors must notify Southern Financial in writing of its intent to terminate stating the cause therefor. Southern Financial shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Bankshares (which approval shall not be unreasonably withheld).

(d) This Agreement may be terminated at any time prior to the Closing by either Bankshares or Southern Financial if the approval of the shareholders of Bankshares or Southern Financial contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the meeting of shareholders of Bankshares or Southern Financial at which they consider the Agreement.

(e) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Bankshares and Southern Financial and the approval of such action by their respective Boards of Directors.

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Southern Financial if prior to the Effective Time, Southern Financial shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the Southern Financial Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of Sandler O’Neill & Partners, L.P. or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (f) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Bankshares if the Southern Financial Board of Directors shall have (i) resolved to accept an Acquisition Proposal, (ii) recommended to the shareholders of Southern Financial that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Bankshares, its recommendation or approval of this Agreement or the Merger or recommended to the Southern Financial shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

(h) This Agreement may be terminated any time prior to Closing by the Board of Directors of Southern Financial at any time during the five-day period following the Determination Date (as defined below), if:

(1) the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price (as defined below); and

(2) (a) the number obtained by dividing the Average Closing Price (as defined below) by the Starting Price (such number being referred to herein as the “Bankshares Ratio”) shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.20 from such quotient;

subject to the following. If Southern Financial elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Bankshares; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Bankshares shall have the option of increasing the Exchange Ratio and/or the Cash Consideration in a manner such that the conditions set forth in either clauses (1) or (2) above shall be deemed not to exist; provided, however, that the Cash Consideration shall not be increased in a manner that would cause the failure of the conditions set forth in Section 12.3 hereof. For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Consideration is increased so that the Per Share Consideration (as defined below) after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (1) above did not exist. For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Consideration is increased so that the Per Share Consideration after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (2) above did not exist. If Bankshares makes this election, within such five-day period, it shall give prompt written notice to Southern Financial of such election and the revised Exchange Ratio and/or Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio and/or Cash Consideration shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Cash Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Cash Consideration after giving effect to any adjustment made pursuant to this Section 9.1(h). For purposes of this Section 9.1(h) and the following Section 9.1(i), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the last reported sale prices per share of Bankshares Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days ending on the Determination Date.

“Determination Date” shall mean the date on which the last approval, consent or waiver of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement is received, without regard to any requisite waiting period in respect thereof.

“Index Price” on a given date means the closing value of the Nasdaq Bank Index.

“Per Share Consideration” shall mean the sum of (A) the Exchange Ratio multiplied by the Average Closing Price and (B) the Cash Consideration.

“Starting Price” shall mean last reported sale prices per share of Bankshares Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) on the Starting Date.

“Starting Date” shall mean the second full trading day after the announcement by press release of the Merger.

If Bankshares declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Bankshares shall be appropriately adjusted for the purposes of applying this Section 9.1(h) and the following Section 9.1(i).

(i) This Agreement may be terminated any time prior to Closing by the Board of Directors of Southern Financial at any time during the three-day period following the Determination Date, if:

(1) the Average Closing Price shall be less than the product of 0.70 and the Starting Price; and

(2) (a) the number obtained by dividing the Average Closing Price by the Starting Price shall be less than (b) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.30 from such quotient.

Section 9.2. Effect of Termination. In the event of termination of this Agreement by either Bankshares or Southern Financial as provided in Section 9.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3. Termination Fee. To compensate Bankshares for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Bankshares, Southern Financial and Bankshares agree as follows:

(a) Provided that Bankshares shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Southern Financial specifying in reasonable detail the basis of such alleged breach), Southern Financial shall pay to Bankshares the sum of $10,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by Southern Financial under the provisions of Section 9.1(f), (ii) by either Bankshares or Southern Financial under the provisions of Section 9.1(d), if at the time of any failure by the shareholders of Southern Financial to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to Southern Financial and, within twelve months of the termination of this Agreement, Southern Financial enters into a definitive agreement with any third party with respect to any Acquisition Proposal or (iii) by Bankshares under the provisions of Section 9.1(g).

(b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Southern Financial Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving Southern Financial or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, Southern Financial or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Southern Financial or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Southern Financial determines in its good faith judgment to be more favorable to Southern Financial’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Southern Financial’s independent financial advisor that the value of the consideration to Southern Financial’s shareholders provided for in such proposal exceeds the value of the consideration to Southern Financial’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Southern Financial (taking into account, in good faith, the written advice of Southern Financial’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF BANKSHARES

The obligation of Bankshares under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Bankshares in its sole discretion:

Section 10.1. Compliance with Representations and Warranties. The representations and warranties made by Southern Financial in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Bankshares shall have been furnished with a certificate, executed by an appropriate representative of Southern Financial and dated as of the Closing Date, to the foregoing effect.

Section 10.2. Performance of Obligations. Southern Financial shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Bankshares shall have received a certificate signed by the by an appropriate representative of Southern Financial to that effect.

Section 10.3. The Essex Merger. The Essex Merger shall have been consummated or the Essex Merger Agreement shall have been terminated in accordance with its terms and, if the Essex Merger Agreement shall have been terminated, no action or proceeding shall have been instituted against Southern Financial by any person or entity to obtain damages or other relief in connection with the termination of the Essex Merger Agreement that, if decided adversely to Bankshares, would have, or which may reasonably be foreseen to have, a Material Adverse Effect on Bankshares.

XI. CONDITIONS TO OBLIGATIONS OF SOUTHERN FINANCIAL

The obligation of Southern Financial under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Southern Financial in its sole discretion:

Section 11.1. Compliance with Representations and Warranties. The representations and warranties made by Bankshares in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Southern Financial shall be furnished with a certificate, executed by an appropriate representative of Bankshares and dated as of the Closing Date, to the foregoing effect.

Section 11.2. Performance of Obligations. Bankshares shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Southern Financial shall have received a certificate signed by the by an appropriate representative of Bankshares to that effect.

XII. CONDITIONS TO RESPECTIVE OBLIGATIONS OF BANKSHARES

AND SOUTHERN FINANCIAL

The respective obligations of Bankshares and Southern Financial under this Agreement are subject to the satisfaction of the following conditions which may be waived by Bankshares and Southern Financial, respectively, in their sole discretion:

Section 12.1. Government Approvals. Bankshares shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Bankshares or the Continuing Corporation which are unacceptable to Bankshares, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Bankshares or Southern Financial may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2. Shareholder Approval. The shareholders of Southern Financial and Bankshares shall have approved this Agreement by the requisite vote.

Section 12.3. Tax Opinion. Southern Financial and Bankshares shall have received an opinion of counsel to Bankshares to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Southern Financial, Bankshares and others.

Section 12.4. Registration of Bankshares Common Stock. The Registration Statement covering the shares of Bankshares Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Bankshares Common Stock to be issued in the Merger shall have been received.

Section 12.5. Listing of Bankshares Common Stock. The shares of Bankshares Common Stock to be delivered to the shareholders of Southern Financial pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1. Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to savings associations or banks generally, (iii) changes in general economic conditions affecting savings associations and banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated hereby and (vi) the effects of any action or omission taken pursuant to this Agreement or with the prior consent of Bankshares.

Section 13.2. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Bankshares and Southern Financial contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including, without limitation, Sections 6.8, 6.9, 6.11, 7.2 and 7.4 hereof), which shall survive the Closing. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any person, firm or entity, including without limitation any shareholder or former shareholder.

Section 13.3. Amendments. This Agreement may be amended only by a writing signed by Bankshares and Southern Financial at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Southern Financial pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4. Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5. Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Bankshares:

Provident Bankshares Corporation

114 East Lexington Street

Baltimore, Maryland 21202

Fax No. (410) 277-2854

Attention:    Mr. Gary N. Geisel

With a copy to:

Muldoon Murphy & Faucette LLP

5101 Wisconsin Avenue, N.W.

Washington, D.C. 20016

Fax No. (202) 966-9409

Attention:    Mr. Paul M. Aguggia

If to Southern Financial:

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

Fax No. (540) 349-3904

Attention:    Ms. Georgia S. Derrico

With a copy to:

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

Fax No. (713) 222-3256

Attention:    Mr. William T. Luedke IV

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Maryland and, to the extent applicable, by the laws of the United States of America.

Section 13.7. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8. Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 13.9. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.11. Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Except for the Indemnified Parties’ right to enforce Bankshares’ obligation under Section 6.9, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13. Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14. Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15. Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROVIDENT BANKSHARES CORPORATION

By:	/s/ GARY N. GEISEL

ATTEST:

By:	/s/ ROBERT L. DAVIS

SOUTHERN FINANCIAL BANCORP, INC.

By:	/s/ GEORGIA S. DERRICO

ATTEST:

By:	/s/ RICHARD P. STEELE

[Signature Page to Agreement and Plan of Reorganization]

APPENDIX B

March 12, 2004

The Board of Directors

Provident Bankshares Corporation

114 East Lexington Street

Baltimore, MD 21202

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Provident Bankshares Corporation (“Provident”) of the consideration (the “Merger Consideration”), as defined below, in the proposed merger (the “Merger”) of Southern Financial Bancorp, Inc. (“Southern”) into Provident Bankshares Corporation, pursuant to the Agreement and Plan of Merger, dated as of November 3, 2003, between Southern and Provident (the “Agreement”). Pursuant to the terms of the Agreement, the Merger Consideration to be paid for each outstanding share of common stock, par value $0.01 per share, of Southern (the “Southern Common Stock”) will be, (A) $11.125 in cash (the “Per Share Cash Consideration”), without interest; and (B) 1.0875 shares of Provident common stock, par value $1.00 per share (the “Per Share Stock Consideration”). The Per Share Cash Consideration and the Per Share Stock Consideration collectively are hereinafter referred to as the Merger Consideration. The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Southern and Provident, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Southern and Provident for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to Provident. We have acted exclusively for the Board of Directors of Provident in rendering this fairness opinion and will receive a fee from Provident for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Southern and Provident and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2002 of Southern and Provident; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Southern and Provident and certain other communications from Southern and Provident to their respective shareholders; and (iv) other financial information concerning the businesses and operations of Southern and Provident furnished to us by Southern and Provident for purposes of our analysis. We have also held discussions with senior management of Southern and Provident regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies

B-1

and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Southern and Provident with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Southern and Provident as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Provident, nor does it address the effect of any other business combination in which Provident might engage. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Southern and Provident are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Southern and Provident, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Southern and Provident; (ii) the assets and liabilities of Southern and Provident; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to Provident.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

APPENDIX C

March 12, 2004

Board of Directors

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

Ladies and Gentlemen:

Southern Financial Bancorp, Inc. (“Southern Financial”) has entered into an Agreement and Plan of Reorganization, dated as of November 3, 2003 (the “Agreement”), with Provident Bankshares Corporation (“Provident”) pursuant to which Southern Financial will be merged with and into Provident (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Southern Financial common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “Southern Financial Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive (a) 1.0875 shares of common stock, par value $1.00 per share, of Provident and (b) $11.125 in cash without interest (together, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Southern Financial Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement, together with certain of the exhibits and schedules thereto; (ii) certain publicly available financial statements and other historical financial information of Southern Financial that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Essex Bancorp, Inc. (“Essex”) that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of Provident that we deemed relevant; (v) internal financial projections for Southern Financial for the year ending December 31, 2004 (giving effect to Southern Financial’s acquisition of Essex) provided by and reviewed with management of Southern Financial and earnings per share estimates for Southern Financial for the year ending December 31, 2004 published by I/B/E/S; (vi) internal financial projections for Provident for the year ending December 31, 2004 provided by and reviewed with management of Provident and earnings per share estimates for Provident for the year ending December 31, 2004 published by I/B/E/S; (vii) the pro forma financial impact of the Merger on Provident, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Provident; (viii) the publicly reported historical price and trading activity for Southern Financial’s and Provident’s common stock, including a comparison of certain financial and stock market information for Southern Financial and Provident with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Southern Financial the business, financial condition, results of operations and prospects of Southern Financial and Essex and held similar discussions with certain members of senior management of Provident regarding the business, financial condition, results of operations and prospects of Provident.

Board of Directors

Southern Financial Bancorp, Inc.

March 12, 2004

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Southern Financial or Provident or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Southern Financial and Provident that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Southern Financial or Provident or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Southern Financial or Provident nor have we reviewed any individual credit files relating to Southern Financial or Provident. We have assumed, with your consent, that the respective allowances for loan losses for both Southern Financial and Provident are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for Southern Financial and Provident and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Southern Financial and Provident and used by us in our analyses, Southern Financial’s and Provident’s managements confirmed to us they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Southern Financial and Provident and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. At your direction, we have relied solely on information provided by Southern Financial as to all matters relating to Southern Financial’s acquisition of Essex and have made no independent investigation of any such matters.

We have also assumed that there has been no material change in Southern Financial’s, Essex’s or Provident’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, except in the case of Southern Financial, the acquisition of Essex. We have assumed in all respects material to our analysis that Southern Financial and Provident will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Provident’s common stock will be when issued to Southern Financial’s shareholders pursuant to the Agreement or the prices at which Southern Financial’s or Provident’s common stock may trade at any time.

We have acted as Southern Financial’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. In the past, we have provided certain other investment banking services for Southern Financial and have received compensation for such services. In addition, as we have previously advised you, we have in the past provided certain investment banking services to Provident and we may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

Board of Directors

Southern Financial Bancorp, Inc.

March 12, 2004

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Southern Financial and Provident and their affiliates. We may also actively trade the debt or equity securities of Southern Financial and Provident or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Southern Financial in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Southern Financial as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Southern Financial Shares and does not address the underlying business decision of Southern Financial to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Southern Financial or the effect of any other transaction in which Southern Financial might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Joint Proxy Statement/Prospectus of Southern Financial and Provident relating to the Merger and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Southern Financial Shares is fair to such shareholders from a financial point of view.

Very truly yours,

APPENDIX D

CODE OF VIRGINIA

TITLE 13.1. CORPORATIONS

CHAPTER 9. VIRGINIA STOCK CORPORATION ACT

ARTICLE 15. DISSENTERS’ RIGHTS

Va. Code Ann. § 13.1-729 (2003)

§ 13.1-729. Definitions

In this article:

“Corporation” means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, “corporation” means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, “corporation” means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters’ rights on the acquiring corporation.

“Dissenter” means a stockholder who is entitled to dissent from corporate action under § 13.1-730 and who exercises that right when and in the manner required by §§ 13.1-732 through 13.1-739.

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Record stockholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Beneficial stockholder” means the person who is a beneficial owner of shares held by a nominee as the record stockholder.

“Stockholder” means the record stockholder or the beneficial stockholder.

§ 13.1-730. Right to Dissent

A.	A stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

1.	Consummation of a plan of merger to which the corporation is a party (i) if stockholder approval is required for the merger by § 13.1-718 or the articles of incorporation and the stockholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under § 13.1-719;

2.	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan;

3.	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the stockholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the stockholder was entitled to vote, provided that such dissenter’s rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the stockholders within one year after the date of sale;

4.	Any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

B.	A stockholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the corporation.

C.	Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record stockholders, unless in either case:

1.	The articles of incorporation of the corporation issuing such shares provide otherwise;

2.	In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

a.	Cash;

b.	Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record stockholders or members; or

c.	A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

3.	The transaction to be voted on is an “affiliated transaction” and is not approved by a majority of “disinterested directors” as such terms are defined in § 13.1-725.

D.	The right of a dissenting stockholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

1.	The proposed corporate action is abandoned or rescinded;

2.	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

3.	His demand for payment is withdrawn with the written consent of the corporation.

E.	Notwithstanding any other provision of this article, no stockholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under § 501 (c) or § 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

§ 13.1-731. Dissent by Nominees and Beneficial Owners

A.	A record stockholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

B.	A beneficial stockholder may assert dissenters’ rights as to shares held on his behalf only if:

1.	He submits to the corporation the record stockholder’s written consent to the dissent not later than the time the beneficial stockholder asserts dissenters’ rights; and

2.	He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

§ 13.1-732. Notice of Dissenters’ Rights

A.	If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a stockholders’ meeting, the meeting notice shall state that stockholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

B.	If corporate action creating dissenters’ rights under § 13.1-730 is taken without a vote of stockholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 13.1-734.

§ 13.1-733. Notice of Intent to Demand Payment

A.	If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenters’ rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B.	A stockholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

§ 13.1-734. Dissenters’ Notice

A.	If proposed corporate action creating dissenters’ rights under § 13.1-730 is authorized at a stockholders’ meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters’ notice in writing to all stockholders who satisfied the requirements of § 13.1-733.

B.	The dissenters’ notice shall:

1.	State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

2.	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3.

Supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

4.	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters’ notice; and

5.	Be accompanied by a copy of this article.

§ 13.1-735. Duty to Demand Payment

A.	A stockholder sent a dissenters’ notice described in § 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters’ notice pursuant to subdivision 3 of subsection B of § 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

B.	The stockholder who deposits his shares pursuant to subsection A of this section retains all other rights of a stockholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C.	A stockholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 13.1-736. Share Restrictions

A.	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B.	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a stockholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

§ 13.1-737. Payment

A.	Except as provided in § 13.1-738, within thirty days after receipt of a payment demand made pursuant to § 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation’s principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B.	The payment shall be accompanied by:

1.	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters’ rights, an income statement for that year, a statement of changes in stockholders’ equity for that year, and the latest available interim financial statements, if any;

2.	An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

3.	A statement of the dissenters’ right to demand payment under § 13.1-739; and

4.	A copy of this article.

§ 13.1-738. After-acquired Shares

A.	A corporation may elect to withhold payment required by § 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to stockholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters’ notice.

B.	To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 13.1-739.

§ 13.1-739. Procedure If Stockholder Dissatisfied With Payment or Offer

A.	A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 13.1-737), or reject the corporation’s offer under § 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under § 13.1-737 or offered under § 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

B.	A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

§ 13.1-740. Court Action

A.	If a demand for payment under § 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B.	The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C.	The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D.	The corporation may join as a party to the proceeding any stockholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such stockholder has not complied with the provisions of this article, he shall be dismissed as a party.

E.	The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

F.	Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court Costs and Counsel Fees

A.	The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under § 13.1-739.

B.	The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

1.	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of § § 13.1-732 through 13.1-739; or

2.	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C.	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

D.	In a proceeding commenced under subsection A of § 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

APPENDIX E

PROVIDENT BANKSHARES CORPORATION

AND PROVIDENT BANK

AUDIT COMMITTEE CHARTER

Purpose of the Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Provident Bankshares Corporation and Provident Bank (“Provident”) is to:

1.	assist Board oversight of (i) the integrity of the Provident’s financial statements, (ii) Provident’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and Provident’s internal auditing function; and

2.	prepare a recommended report pursuant to the rules of the SEC for inclusion in Provident’s annual proxy statement.

Management of Provident is responsible for the preparation, presentation and integrity of Provident’s financial statements. Management and Provident’s internal auditing function are responsible for maintaining and validating appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out, in accordance with Generally Accepted Auditing Standards, an audit of Provident’s annual financial statements, reviews of Provident’s quarterly financial statements prior to the filing of each quarterly report on Forms 10-Q, 10-K and other procedures. The function of the Committee is to exercise oversight of these processes. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of Provident and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The independent auditors for Provident are accountable to the Board and the Committee, as representatives of the shareholders. The Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting). The Committee has the authority and responsibility to appoint, retain and terminate Provident’s independent auditors. Provident’s independent auditors shall report directly to the Committee.

The independent auditors shall submit to the Committee annually a formal written statement (the “Auditors’ Statement”) describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and all relationships between the independent auditors and Provident.

The independent auditors shall submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of Provident’s annual financial statements and the reviews of the financial statements included in Provident’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements;

(ii) assurance and related services, not included in clause (i) that are reasonably related to the performance of the audit or review of Provident’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

Committee Membership

The Committee shall be comprised of at least three directors, each of whom is (i) “independent” under the rules of the Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002 (the “2002 Act”), (ii) does not accept any consulting, advisory or other compensatory fee from Provident other than in his or her capacity as a member of the Board or any committee of the Board, (iii) is not an “affiliate” of Provident, and (iv) does not own or control 20% or more of the Provident’s voting securities, or such lower measurement as may be established by the SEC. All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication. The Board shall also determine whether at least one member of the Committee is an “audit committee financial expert,” as defined by the SEC.

No member of the Committee may receive, directly or indirectly, any consulting, advisory, or other compensatory fee from Provident other than (i) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

Members of the Committee shall be appointed by the Board based on nominations by the Provident’s Corporate Governance Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Committee shall meet separately with management, Provident’s internal auditing function and the independent auditors to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately. The Committee may request any officer or employee of Provident or Provident’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet in executive session at least twice a year, and more frequently as necessary or appropriate, at regularly scheduled times and places determined by the Committee chairperson. The Committee may meet in person or telephonically and may also take action by unanimous written consent when deemed necessary or desirable.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.	with respect to the independent auditors,

(i)	to appoint, retain and terminate the independent auditors, including sole authority to approve all audit engagement fees and terms;

(ii)	to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors, and to consider whether the independent auditors’ provision of non-audit services to Provident is compatible with maintaining their independence;

(iii)	to ensure that the independent auditors prepare and deliver annually an Independence Letter (it being understood that the independent auditors are responsible for the accuracy and completeness of this Letter), and to discuss with the independent auditors any relationships or services disclosed in this Letter that may impact the quality of audit services or their objectivity and independence;

(iv)	to obtain from the independent auditors in connection with any audit, prior to the filing of Provident’s audit report with the SEC, a report relating to Provident’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

(v)	to review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors;

(vi)	to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself;

(vii)	to take into account the opinions of management and Provident’s internal auditing function in assessing the independent auditors’ qualifications, performance and independence; and

(viii)	to instruct the independent auditors that they are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

2.	with respect to Provident’s internal auditing function,

(i)	to review the appointment and replacement of the internal auditing function;

(ii)	to advise the internal auditing function that it is expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing function and management’s responses thereto; and

(iii)	to consider the responsibilities, budget and staffing of the internal auditing function.

3.	with respect to financial reporting principles and policies and internal audit controls and procedures,

(i)	to advise management, the internal auditing function and the independent auditors that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices;

(ii)	to consider any reports or communications (and management’s and/or the internal auditing function’s responses thereto) submitted to the Committee by the independent auditors, including reports and communications related to:

•	deficiencies noted during the audit in the design or operation of internal controls;

•	consideration of fraud in a financial statement audit;

•	detection of illegal acts;

•	the independent auditors’ responsibility under generally accepted auditing standards;

•	any restriction on audit scope;

•	significant accounting policies;

•	significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

•	management judgments and accounting estimates;

•	any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

•	the responsibility of the independent auditors for other information in documents containing audited financial statements;

•	disagreements with management;

•	consultation by management with other accountants;

•	deficiencies noted during the audit in the design or operation of internal controls;

•	major issues discussed with management prior to retention of the independent auditors;

•	difficulties encountered with management in performing the audit;

•	the independent auditors’ judgments about the quality of Provident’s accounting principles;

•	reviews of interim financial information conducted by the independent auditors.

(iii)	to meet with management, the independent auditors and, if appropriate, the internal auditing function:

•	to discuss the scope of the annual audit;

•	to discuss the annual audited financial statements and quarterly financial statements, including Provident’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing function or the independent auditors, relating to Provident’s financial statements;

•	to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•	to discuss any management or internal control letter issued, or proposed to be issued, by the independent auditors;

•	to review the form of opinion the independent auditors propose to render to the Board and shareholders; and

•	to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in Provident’s selection or application of accounting principles, and major issues as to the adequacy of Provident’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative Generally Accepted Accounting Principles on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Provident;

(iv)	to inquire as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect Provident’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Provident’s internal controls;

(v)	to discuss guidelines and policies governing the process by which senior management of Provident and the relevant departments assess and manage Provident’s exposure to risk, and to discuss the major financial risk exposures and the steps management has taken to monitor and control such exposures;

(vi)	to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

(vii)	to discuss with the Provident’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or Provident’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

(viii)	to establish procedures for the receipt, retention and treatment of complaints received by Provident regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Provident employees of concerns regarding questionable accounting or auditing matters; and

4.	with respect to reporting and recommendations,

(i)	to prepare a recommended report, or other disclosures, required by the rules of the SEC to be included in Provident’s annual proxy statement;

(ii)	to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board; and

(iii)	to report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

APPENDIX F

PROVIDENT BANKSHARES CORPORATION

2004 EQUITY COMPENSATION PLAN

1.    Purpose Of Plan.

The purposes of this 2004 Equity Compensation Plan are to provide incentives and rewards to those employees and directors largely responsible for the success and growth of Provident Bankshares Corporation and its subsidiary corporations, and to assist all such corporations in attracting and retaining directors, executives and other key employees with experience and ability.

2.    Definitions.

“Affiliate” means any “parent corporation” or “subsidiary corporation” of the Corporation, as such terms are defined in Sections 424(e) and 424(f) of the Code.

“Award” means one or more of the following: shares of Common Stock, Restricted Stock Awards, Options, Stock Appreciation Rights, performance shares, performance units and any other rights which may be granted to a Participant under the Plan.

“Board of Directors” means the board of directors of the Corporation.

“Change in Control” means any one of the following events occurs:

(i) Merger: The Corporation merges into or consolidates with another corporation, or merges another corporation into the Corporation and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Corporation immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Corporation’s voting securities, but this clause (b) shall not apply to beneficial ownership of Corporation voting shares held in a fiduciary capacity by an entity of which the Corporation directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

(iii) Change in Composition of the Board of Directors: During any period of two consecutive years, individuals who constitute the Corporation’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Corporation’s Board of Directors; provided, however, that for purposes of this clause (iii) each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least three-fourths (3/4) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(iv) Sale of Assets: The Corporation sells to a third party all or substantially all of its assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors.

“Common Stock” means the common stock of the Corporation, par value $1.00 per share.

“Corporation” means Provident Bankshares Corporation and any entity which succeeds to the business of Provident Bankshares Corporation.

“Disability” means a permanent and total disability as defined by Section 72(m)(7) of the Code.

“Employee” means any person employed by the Corporation or an Affiliate. Directors who are also employed by the Corporation or an Affiliate shall be considered Employees under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which an individual may purchase a share of Common Stock pursuant to an Option.

“Fair Market Value” means the average of the reported highest bid and lowest ask price of the Common Stock as reported on the Nasdaq National Market (as published by The Wall Street Journal, if published) on such date or, if the Common Stock was not traded on such date, on the immediately preceding day on which the Common Stock was traded thereon or the last previous date on which a sale is reported. The Committee also may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s).

“Option” or “Stock Option” means a non-statutory stock option not subject to the requirements of Section 422 of the Code, that is granted to an individual under the Plan.

“Outside Director” means a member of the Board(s) of Directors of the Corporation or an Affiliate who is not also an Employee of the Corporation or an Affiliate.

“Plan” means this Provident Bankshares Corporation 2004 Equity Compensation Plan.

“Restricted Stock Award” means restricted stock granted to an individual pursuant to Section 6 of the Plan.

“Retirement” means termination of employment of an individual upon his attaining age 65 or other normal or early retirement age pursuant to the regular retirement plan of the Corporation or any Affiliate. “Retirement” with respect to an Outside Director means retirement as defined in the by-laws of the Corporation.

“Stock Appreciation Right” means a right to payment provided in accordance with Section 6 of the Plan.

3.    Administration.

(a) The Committee shall administer the Plan. The Board of Directors or the Committee may delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation who will receive Awards and (b) to determine the number of Awards to be received by them, pursuant to a resolution that specifies the total number of rights or options that may be granted under the delegation, provided that no officer may be delegated the power to designate himself or herself as a recipient of such options or rights.

(b) Subject to paragraph (a) of this Section 3, the Committee shall:

(i) select the individuals who are to receive grants of Awards under the Plan;

(ii) determine the type, number, vesting requirements and other features and conditions of such Awards made under the Plan;

(iii) interpret the Plan and Award Agreements (as defined below); and

(iv) make all other decisions related to the operation of the Plan.

(c) Each Award granted under the Plan shall be evidenced by a written agreement (i.e., an Award Agreement). Each Award Agreement shall constitute a binding contract between the Corporation or an Affiliate and the Participant, and every Participant, upon acceptance of an Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be set in accordance with the Plan, but each Award Agreement may also include any additional provisions and restrictions determined by the Committee. In particular, and at a minimum, the Committee shall set forth in each Award Agreement:

(i) the type of Award granted;

(ii) the Exercise Price of any Option;

(iii) the number of shares or rights subject to the Award;

(iv) the expiration date of the Award;

(v) the manner, time and rate (cumulative or otherwise) of exercise or vesting of the Award; and

(vi) the restrictions, if any, placed on the Award, or upon shares which may be issued upon the exercise or vesting of the Award.

The Chairman of the Committee, the Chief Executive Officer of the Corporation or any other designated officer are hereby authorized to execute Award Agreements on behalf of the Corporation or an Affiliate and to cause them to be delivered to the Participants of Awards granted under the Plan.

4.    Eligibility.

Subject to the terms of the Plan, directors, key salaried officers and employees of the Corporation, or of any Affiliate, as the Committee shall determine from time to time shall be eligible to participate in the Plan.

5.    Shares Of Common Stock Subject To The Plan; Share Limits.

5.1    Shares Available. Subject to the provisions of Section 7, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares.

5.2    Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under this Plan (the “Share Limit”) is equal to the sum of (a) 4,000,000 shares, plus (b) the number of any shares subject to stock options granted under the Corporation’s Amended and Restated Stock Option Plan (the “Option Plan”) which expire, or for any reason are cancelled or terminated, after the effective date of this Plan without being exercised. The following limits also apply with respect to Awards granted under this Plan:

(a) The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 350,000 shares.

(b) The maximum number of shares of Common Stock subject to all Awards that are granted during any calendar year to any individual under this Plan is 350,000 shares.

(c) The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under this Plan, other than pursuant to Options and Stock Appreciation Rights, is 1,250,000. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

5.3    Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of shares delivered with respect to the Award shall be counted against the Share Limits of this Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Corporation as full or partial payment in connection with any Award under this Plan or the Option Plan (with respect to such a payment in connection with any award under the Option Plan, only to the extent such transaction occurs after the effective date of this Plan), as well as any shares exchanged by a Participant or withheld by the Corporation to satisfy the tax withholding obligations related to any Award under this Plan or the Option Plan (with respect to such an exchange or withholding in connection with any award under the Option Plan, only to the extent such transaction occurs after the effective date of this Plan), shall be available for subsequent Awards under this Plan.

5.4    Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to Awards then outstanding under this Plan (exclusive of any dividend equivalent obligations, to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Committee may pay cash in lieu of any fractional shares in settlements of Awards under this Plan. No fewer than 100 shares may be purchased on exercise of any Award (or, in the case of Stock Appreciation Rights or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the Award.

6. Awards

6.1    The Committee shall determine the type or types of Award(s) to be made to each selected eligible individual. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation. The types of Awards that may be granted under this Plan are:

(a) Stock Options.

The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but not previously awarded under the Plan, grant Stock Options to Employees and Outside Directors, subject to terms and conditions as it may determine, to the extent that such terms and conditions are consistent with the following provisions:

(i) Exercise Price. The Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant.

(ii) Terms of Options. In no event may an individual exercise an Option, in whole or in part, more than ten (10) years from the date of grant.

(iii) Non-Transferability. Unless otherwise determined by the Committee, an individual may not transfer, assign, hypothecate, or dispose of an Option in any manner, other than by will or the laws of intestate succession. The Committee may, however, in its sole discretion, permit the transfer or assignment of an Option, if it determines that the transfer or assignment is for valid estate planning purposes and is permitted under the Code and Rule 16b-3 of the Exchange Act. For purposes of this Section 6.1(a), a transfer for valid estate planning purposes includes, but is not limited to, transfers:

(1) to a revocable inter vivos trust, as to which an individual is both settlor and trustee;

(2) for no consideration to: (a) any member of the individual’s Immediate Family; (b) a trust solely for the benefit of members of the individual’s Immediate Family; (c) any partnership whose only partners are members of the individual’s Immediate Family; or (d) any limited liability corporation or other corporate entity whose only members or equity owners are members of the individual’s Immediate Family.

For purposes of this Section, “Immediate Family” includes, but is not necessarily limited to, a Participant’s parents, grandparents, spouse, children, grandchildren, siblings (including half brothers and sisters), and individuals who are family members by adoption. Nothing contained in this Section shall be construed to require the Committee to give its approval to any transfer or assignment of any Stock Option or portion thereof, and approval to transfer or assign any Option or portion thereof does not mean that such approval will be given with respect to any other Option or portion thereof. The transferee or assignee of any Option shall be subject to all of the terms and conditions applicable to such Option immediately prior to the transfer or assignment and shall be subject to any other conditions prescribed by the Committee with respect to such Option.

(b) Stock Appreciation Rights. The Committee may grant a Stock Appreciation Right or “SAR” under this Plan. A SAR shall provide a Participant with the right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable Award Agreement, provided, however, that, in the case of a SAR granted retroactively, in tandem with or as a substitution for another Award, the base price may be no lower than the Fair Market Value of a share of Common Stock on the date such other Award was granted. The maximum term of a SAR shall be ten (10) years.

(c) Restricted Stock Awards.

The Committee may make grants of Restricted Stock Awards, which shall consist of the grant of some number of shares of Common Stock to an individual upon such terms and conditions as it may determine, to the extent such terms and conditions are consistent with the following provisions:

(i) Grants of Stock. Restricted Stock Awards may only be granted in whole shares of Common Stock.

(ii) Non-Transferability. Except to the extent permitted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

(1) The recipient of a Restricted Stock Award grant shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the grant until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any “swap” transaction is deemed to be a prohibited encumbrance.

(2) Unless otherwise determined by the Committee and except in the event of the Participant’s death or pursuant to a domestic relations order, a Restricted Stock Award grant is not transferable and may be earned only by the individual to whom it is granted during his or her lifetime. Upon the death of a Participant, a Restricted Stock Award grant is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

(3) If the recipient of a Restricted Stock Award is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to the grant may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant.

(iii) Issuance of Certificates. Reasonably promptly after the date of grant of shares of Common Stock pursuant to a Restricted Stock Award, the Corporation shall cause to be issued a stock certificate evidencing such shares, registered in the name of the Participant to whom the Restricted Stock Award was granted; provided, however, that the Corporation may not cause a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Provident Bankshares Corporation 2004 Equity Compensation Plan entered into between the registered owner of such shares and Provident Bankshares Corporation or its Affiliates. A copy of the Plan and Award Agreement is on file in the office of the Corporate Secretary of Provident Bankshares Corporation.

This legend shall not be removed until the individual becomes vested in such shares pursuant to the terms of the Plan and Award Agreement. Each certificate issued pursuant to this Section 6.1(c) shall be held by the Corporation or its Affiliates, unless the Committee determines otherwise.

(iv) Treatment of Dividends. Participants are entitled to all dividends and other distributions declared and paid on Common Stock with respect to all shares of Common Stock subject to a Restricted Stock Award, from and after the date such shares are awarded or from and after such later date as may be specified by the Committee in the Award Agreement, and the Participant shall not be required to return any such dividends or other distributions to the Corporation in the event of forfeiture of the Restricted Stock Award.

(v) Voting of Restricted Stock Awards. Participants who are granted Restricted Stock Awards may vote all unvested shares of Common Stock subject to their Restricted Stock Awards.

(d) Other Awards. The other types of Awards that may be granted under this Plan include: (a) stock bonuses, performance shares, performance units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 162(m) of the Code.

6.2    Payments and Deferrals. Payment of Awards may be made in the form of cash, Common Stock, or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee may also require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

6.3    Consideration for Awards. The purchase price or Exercise Price for any Award granted under this Plan or the Common Stock to be delivered pursuant to an Award, as applicable, may be paid by means of any lawful consideration as determined by the Committee, including, without limitation, one or a combination of the following methods:

(a) cash, check payable to the order of the Corporation, or electronic funds transfer;

(b) notice and third party payment in such manner as may be authorized by the Committee;

(c) the delivery of previously owned shares of Common Stock;

(d) reduction in the number of shares otherwise deliverable pursuant to the Award; or

(e) subject to such procedures as the Committee may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of Awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. In the event that the Committee allows a Participant to exercise an Award by delivering shares of Common Stock previously owned by such Participant and unless otherwise expressly provided by the Committee, any shares delivered which were initially acquired by the Participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the Participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the Exercise Price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the Exercise Price or purchase price therefor and any related withholding obligations under Section 9.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable Award Agreement, the Committee may at any time eliminate or limit a Participant’s ability to pay the purchase or Exercise Price of any Award or shares by any method other than cash payment to the Corporation.

7.    Effect of Termination of Service on Awards.

7.1    General. The Committee shall establish, in the applicable Award Agreement, the effect of a termination of employment or service on the rights and benefits under each Award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of Award.

7.2    Events Not Deemed Terminations of Service. Unless Corporation policy or the Committee otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or the Committee; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any Employee on an approved leave of absence, continued vesting of the Award while on leave may be suspended until the Employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an Award be exercised after the expiration of the term set forth in the Award Agreement.

7.3    Effect of Change of Subsidiary Status. For purposes of this Plan and any Award, if an entity ceases to be an Affiliate of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each individual who does not continue as an Employee or Outside Director with another entity within the Corporation after giving effect to the Affiliate’s change in status.

8.    Adjustments; Acceleration Upon a Change in Control.

8.1    Adjustments. Upon, or in contemplation of, any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction affecting the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances:

(a) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific Share Limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (3) the grant, purchase, or Exercise Price (which term includes the base price of any SAR or similar right) of any or all outstanding Awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, or (5) the performance standards applicable to any outstanding Awards, or

(b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding Awards, based upon the distribution or consideration payable to holders of the Common Stock.

8.2    The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the Exercise Price or base price of the Award.

8.3    Upon any of the events set forth in Section 8.1, the Committee may take such action prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the Awards in the same manner as is or will be available to stockholders of the Corporation generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 8.1(a) above shall nevertheless be made.

8.4    Automatic Acceleration of Awards. Upon a Change in Control of the Corporation, then each then outstanding Option and SAR shall become fully vested, all Restricted Stock Awards then outstanding shall fully vest free of restrictions, and each other Award granted under this Plan that is then outstanding shall become payable to the holder of such Award. Without limiting the foregoing, the Board of Directors may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an Award if an event giving rise to an acceleration does not occur.

9.    Miscellaneous Provisions

9.1    Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation, provide such assurances and representations to the Corporation as or may be deemed necessary or desirable to assure compliance with all applicable legal and accounting requirements.

9.2    Employment Status. No person shall have any claim or rights to an Award (or additional Awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

9.3    No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Agreement) shall confer upon any Participant any right to continue in the employ or other service of the Corporation, constitute any contract or agreement of employment or other service or affect an Employee’s status as an employee-at-will, nor shall interfere in any way with the right of the Corporation to change a Participant’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 9.3, however, is intended to adversely affect any express independent right of such Participant under a separate employment or service contract other than an Award Agreement.

9.4    Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly provided otherwise) of the Corporation by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

9.5    Tax Withholding. Upon any exercise, vesting, or payment of any Award, the Corporation shall have the right, at its option, to:

(a) require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation may be required to withhold with respect to such Award or payment; or

(b) deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may, in its sole discretion (subject to Section 9.1) grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price, in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Committee’s approval, accept one or more promissory notes from any Participant in connection with taxes required to be withheld upon the exercise, vesting or payment of any Award under this Plan; provided, however, that any such note shall be subject to terms and conditions established by the Committee and the requirements of applicable law.

9.6    Effective Date, Termination and Suspension, Amendments.

(a) This Plan is effective as of April 21, 2004. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the effective date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Committee with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

(b) Board Authorization. Subject to applicable laws and regulations, the Board of Directors may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part; provided, however, that no amendment may have the effect of repricing Options. No Awards may be granted during any period that the Board of Directors suspends this Plan.

(c) Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

(d) Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change affecting any outstanding Award shall, without the written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 8 shall not be deemed to constitute changes or amendments for purposes of this Section 9.6.

9.7    Governing Law; Construction; Severability.

(a) This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Maryland.

(b) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(c) Plan Construction. Rule 16b-3. It is the intent of the Corporation that the Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of awards or events under Awards if an Award or event does not so qualify.

9.8    Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

9.9    Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board of Directors or the Committee to grant Awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article Eleventh of the Articles of Incorporation of Provident Bankshares Corporation requires indemnification of officers and directors as follows:

The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See attached exhibit index.

(b) Financial Statement Schedules

Not applicable.

(c) Report, Opinion or Appraisal

See Appendix B and Appendix C to the joint proxy statement-prospectus.

Item 22. Undertakings.

(a) Regulation S-K, Item 512 Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 C.F.R. § 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of this registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the proxy statement-prospectus, to each person to whom the proxy statement-prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the proxy statement-prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

(6) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (17 C.F.R. § 230.415), will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Provident Bankshares Corporation, the registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on March 12, 2004.

PROVIDENT BANKSHARES CORPORATION

By:	/s/ GARY N. GEISEL
Gary N. Geisel Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 12, 2004.

Name	Title

/s/ GARY N. GEISEL Gary N. Geisel	Chief Executive Officer (principal executive officer) and Chairman of the Board

/s/ KEVIN G. BYRNES Kevin G. Byrnes	President, Chief Operating Officer and Director

/s/ DENNIS A. STARLIPER Dennis A. Starliper	Chief Financial Officer (principal financial officer)

/s/ KAREN MALECKI Karen Malecki	Comptroller (principal accounting officer)

* Melvin A. Bilal	Director

* Thomas S. Bozzuto	Director

* Ward B. Coe, III	Director

* Charles W. Cole, Jr.	Director

* Pierce B. Dunn	Director

*	Pursuant to a power of attorney dated January 22, 2004

Name	Title

* Enos K. Fry	Director

* Mark K. Joseph	Director

* Barbara B. Lucas	Director

* Peter M. Martin	Director

Frederick W. Meier, Jr.	Director

* Francis G. Riggs	Director

* Sheila K. Riggs	Director

* William J. Crowley, Jr.	Director

* Donald E. Wilson	Director

*	Pursuant to a power of attorney dated January 22, 2004

EXHIBIT INDEX

2.0	Agreement and Plan of Reorganization, dated as of November 3, 2003, between Provident Bankshares Corporation and Southern Financial Bancorp, Inc. is included as Appendix A to the joint proxy statement-prospectus which is part of this Registration Statement.

4.1	Shareholder Protection Rights Agreement of Provident Bankshares Corporation, as amended (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended June 30, 1998).

5.0	Opinion of Muldoon Murphy Faucette & Aguggia LLP, regarding legality.

8.1	Opinion of Muldoon Murphy Faucette & Aguggia LLP, regarding tax matters.

10.1	Executive Agreement with Georgia S. Derrico.*

10.2	Executive Agreement with R. Roderick Porter.*

23.1	Consent of Muldoon Murphy Faucette & Aguggia LLP (included in Exhibit 5.0).

23.2	Consent of Muldoon Murphy Faucette & Aguggia LLP (included in Exhibit 8.1).

23.3	Consent of KPMG LLP, independent auditors for Provident Bankshares Corporation.

23.4	Consent of KPMG LLP, independent auditors for Southern Financial Bancorp, Inc.

23.5	Consent of KPMG LLP, independent auditors for Essex Bancorp, Inc.

23.6	Consent of Keefe, Bruyette & Woods, Inc.

23.7	Consent of Sandler O’Neill & Partners, L.P. (included in Exhibit 99.2).

23.8	Consent of PricewaterhouseCoopers LLP, former independent auditors for Provident Bankshares Corporation.

23.9	Consent of Georgia S. Derrico.*

23.10	Consent of R. Roderick Porter.*

24.0	Powers of Attorney.*

99.1	Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix B to the joint proxy statement-prospectus which is part of this Registration Statement).

99.2	Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix C to the joint proxy statement-prospectus which is part of this Registration Statement).

99.3	Provident Bankshares Corporation proxy card.

99.4	Southern Financial Bancorp, Inc. proxy card.

*	Previously filed